Exhibit 5.1













                  AGREEMENT AND PLAN OF CONTRIBUTION AND MERGER

                                      AMONG

                          NEXTEL COMMUNICATIONS, INC.,

                                 MOTOROLA, INC.

                                   ESMR, INC.

                                       AND

                                 ESMR SUB, INC.

                              Dated August 4, 1994

























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                                TABLE OF CONTENTS


                                    ARTICLE I

         Definitions...............................................    2


                                   ARTICLE II

         The Closing...............................................   25

              2.1.  Closing Date...................................   25
              2.2.  Pre-Closing Actions............................   25
              2.3.  The Closing....................................   27


                                   ARTICLE III

         Terms of Nextel Merger....................................   28

              3.1.  Terms of Nextel Merger.........................   28


                                   ARTICLE IV

         Contribution of Assets, Assumption of Liabilities
           and Contingent Stock Issuance...........................   30

              4.1.  Contributed Assets.............................   30
              4.2.  Assumed Liabilities............................   41
              4.3.  Issuance of Shares.............................   44
              4.4.  Change in Capitalization.......................   45
              4.5.  Delivery Requirement and Procedures-
                      Nextel Territory.............................   45
              4.6.  Final Channel Delivery-
                      Nextel Territory.............................   51
              4.7.  Delivery Requirement and Procedures-
                      OneComm Territory............................   52
              4.8.  Delivery Requirement and Procedures-Dial
                    Page Territory.................................   56
              4.9.  Certain Covenants Relating to Channel Delivery.   61
             4.10.  Interim Restrictions on Holdback Shares........   63


                                    ARTICLE V

         Representations and Warranties of the Company.............   65

              5.1.  Organization of the Company....................   65
              5.2.  Organization of Subsidiaries...................   65
              5.3.  Authorization of Agreements....................   66
              5.4.  Capital Stock..................................   66

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              5.5.  Compliance with Other Instruments..............   68
              5.6.  Litigation.....................................   69
              5.7.  Employee Benefit Plans.........................   69
              5.8.  Taxes..........................................   71
              5.9.  Intellectual Property..........................   72
             5.10.  Reports and Financial Statements...............   73
             5.11.  Absence of Certain Changes or Events...........   74
             5.12.  Compliance with Laws...........................   77
             5.13.  Regulatory Matters.............................   79
             5.14.  Properties.....................................   81
             5.15.  Compliance with Charter and Contracts..........   82
             5.16.  Affiliated Transactions........................   83
             5.17.  Brokers and Finders............................   83
             5.18.  S-4 Registration Statement and Proxy
                      Statement/Prospectus.........................   83
             5.19.  Consummation of Currently Announced
                      Transactions.................................   84


                                   ARTICLE VI

         Representations and Warranties of Motorola................   87

              6.1.  Organization of Motorola.......................   88
              6.2.  New Sub and ESMR Sub...........................   88
              6.3.  Authorization of Agreements....................   89
              6.4.  Capital Stock..................................   90
              6.5.  Compliance with Other Instruments..............   91
              6.6.  Litigation.....................................   92
              6.7.  Financial Statements...........................   92
              6.8.  Absence of Certain Changes or Events...........   94
              6.9.  Compliance with Laws...........................   95
             6.10.  Regulatory Matters.............................   96
             6.11.  Properties.....................................   99
             6.12.  Compliance with Charter and Contracts..........  100
             6.13.  Brokers and Finders............................  101
             6.14.  S-4 Registration Statement and Proxy
                      Statement/Prospectus.........................  101
             6.15.  Ownership of Company Shares....................  102
             6.16.  Sufficiency of Assets..........................  102
             6.17.  Bulk Sales.....................................  105
             6.18.  Affiliated Transactions........................  106


                                   ARTICLE VII

         Additional Covenants and Agreements.......................  106

              7.1.  Interim Conduct of Business....................  106
              7.2.  Other Transactions.............................  107
              7.3.  Meeting of Stockholders........................  108
              7.4.  Registration Statement.........................  108
              7.5.  Reasonable Efforts.............................  109


                                      -ii-
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              7.6.  Access to Information..........................  110
              7.7.  Treatment of Options, Warrants and
                      Other Obligations............................  111
              7.8.  Registration and Listing of New Sub Shares.....  113
              7.9.  Right to Nominate a Director of New Sub........  114
             7.10.  Tax Matters....................................  115
             7.11.  Other Post-Closing Actions.....................  115
             7.12.  Limitation on Certain Actions..................  119
             7.13.  Anti-Dilutive Right............................  120
             7.14.  Transfer of New Sub Shares.....................  122
             7.15.  Technology Agreements..........................  124
             7.16.  Certain Consent Rights of Motorola.............  124
             7.17.  Switch in Technology...........................  128
             7.18.  Affiliated Party Transactions..................  129


                                  ARTICLE VIII

         Conditions................................................  129

              8.1.  Conditions to Each Party's Obligations.........  129
              8.2.  Conditions to Obligations of Motorola
                      and Its Subsidiaries.........................  131
              8.3.  Conditions to Obligations of the Company.......  133
              8.4.  Clearnet Transaction...........................  135


                                   ARTICLE IX

         Termination...............................................  135

              9.1.  Termination by Mutual Consent..................  135
              9.2.  Termination by Either Motorola
                      or the Company...............................  135
              9.3.  Effect of Termination and Abandonment..........  135


                                    ARTICLE X

         Indemnification...........................................  136

             10.1.  Indemnification Relating to the
                      Agreement....................................  136
             10.2.  Indemnification Procedures.....................  138
             10.3.  Limitation on Indemnity........................  141
             10.4.  Remedies Cumulative............................  141


                                   ARTICLE XI

         Miscellaneous and General.................................  142

             11.1.  Survival.......................................  142


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             11.2.  Expenses.......................................  142
             11.3.  Notices, Etc...................................  142
             11.4.  Amendments, Waivers, Etc.......................  143
             11.5.  No Assignment..................................  143
             11.6.  Entire Agreement...............................  143
             11.7.  Specific Performance...........................  144
             11.8.  Remedies Cumulative............................  144
             11.9.  No Waiver......................................  144
            11.10.  No Third Party Beneficiaries...................  144
            11.11.  Public Announcements...........................  144
            11.12.  Governing Law..................................  145
            11.13.  Counterparts...................................  145
            11.14.  Knowledge......................................  145
            11.15.  Transactions Contemplated by this Agreement....  145
            11.16.  Dispute Resolution.............................  145

         Exhibit A  -  Asset Transfer and Assumption of Liability Docu-
                       ment
         Exhibit B  -  Equipment Finance Agreement Amendment
         Exhibit C  -  Equipment Purchase Agreement Amendment
         Exhibit D  -  Management Termination Agreement
         Exhibit E  -  Amended and Restated Certificate of Incorporation
         Exhibit F  -  Registration Rights Agreement
         Exhibit G  -  SMR Services Agreement
         Exhibit H  -  Model Form of SMR License and Asset Purchase
                         Agreement
         Exhibit I  -  Continuity of Interest Statement
         Exhibit J  -  Terms of Tax Allocation Agreement
         Exhibit K  -  OneComm Assigned Channel Values
         Exhibit L  -  OneComm Channel Value Calculation Example
         Exhibit M  -  Dial Page Assigned Channel Values
         Exhibit N  -  List of Dial Page Territory Channels Deemed
                         Delivered

         Additional Documents Delivered at Signing

         5.2        Company Subs
         5.3        Company Board Resolutions
         5.10(a)    Copies of Company's Registration Statements
         5.10(c)    Company Financial Statements
         6.9(b)(i)  Motorola List of Channels Subject to Cancellation

         Company Disclosure Statement
         Motorola/Dial Page Disclosure Statement
         Motorola/Nextel Disclosure Statement
         Motorola/OneComm Disclosure Statement









                                      -iv-
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                  AGREEMENT AND PLAN OF CONTRIBUTION AND MERGER

                   AGREEMENT AND PLAN OF CONTRIBUTION AND MERGER (here-inafter called this "Agreement"), dated August 4, 1994, among Nextel Communications, Inc., a Delaware corporation (the "Com-pany"), Motorola, Inc., a Delaware corporation ("Motorola"), ESMR, Inc., a Delaware corporation and a Wholly-Owned Subsid-iary of Motorola ("New Sub"), ESMR Sub, Inc., a Delaware corpo-ration and a Wholly-Owned Subsidiary of New Sub ("ESMR Sub"), and the other Subsidiaries of Motorola listed as signatories hereto (the "Motorola SMR Subsidiaries").


                                    RECITALS

                   WHEREAS, prior to the date of this Agreement, Motorola has created a new, Wholly-Owned Subsidiary, New Sub, and, along with the Motorola SMR Subsidiaries, has contributed certain assets and liabilities relating to Motorola's 800 MHz SMR business in the Applicable Nextel Geographic Areas to New Sub in exchange for the issuance to Motorola and the Motorola SMR Subsidiaries of New Sub Shares;

                   WHEREAS, the Company and OneComm have entered into an Agreement and Plan of Merger, dated as of July 13, 1994, pro-viding for the merger (the "OneComm Merger") of OneComm with and into the Company (the "Nextel-OneComm Merger Agreement");

                   WHEREAS, assuming and conditioned upon the consumma-tion of the OneComm Merger, Motorola and the Motorola SMR Subsidiaries desire to contribute certain assets and liabili-ties relating to Motorola's 800 MHz SMR business in the Applicable OneComm Geographic Areas to New Sub in exchange for the issuance to Motorola and the Motorola SMR Subsidiaries of New Sub Shares;

                   WHEREAS, the Company and Dial Page may enter into definitive transaction agreements providing for the acquisition of Dial Page (or, alternatively, substantially all of the assets of Dial Page including, in either case, Dial Call or substantially all of the assets of Dial Call) by the Company (or by a wholly-owned subsidiary of the Company) (the "Dial Page Acquisition");

                   WHEREAS, assuming and conditioned upon the consummation of the Dial Page Acquisition, Motorola and the Motorola SMR Subsidiaries desire to contribute certain assets and liabilities relating to Motorola's 800 MHz SMR business in the Applicable Dial Page Geographic Areas to New Sub in exchange for the issuance to Motorola and the Motorola SMR Subsidiaries of New Sub Shares;

                   WHEREAS, the parties hereto have entered into this Agreement to set forth the terms applicable to an overall transaction that contemplates and will result in (a) the merger of the Company with and into New Sub, in which New Sub will be the Surviving Corporation, (b) assuming and conditioned upon the consummation of the OneComm Merger, the contribution by Motorola and the Motorola SMR Subsidiaries of certain assets and liabilities in the Applicable OneComm Geographic Areas to New Sub in exchange for New Sub Shares and (c) assuming and conditioned upon the consummation of the Dial Page Acquisition, the contribution by Motorola and the Motorola SMR Subsidiaries of certain assets and liabilities in the Applicable Dial Page Geographic Areas to New Sub in exchange for New Sub Shares;

                   WHEREAS, the transactions contemplated by this Agree-ment are intended to be tax-free to the Company, Motorola, OneComm, each of the other parties hereto and their respective stockholders;

                   WHEREAS, the Boards of Directors of Motorola, New Sub, and the Company have determined that it is in the best interests of their respective stockholders to effect the trans-actions contemplated by this Agreement;

                   WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in con-nection with the transactions contemplated herein;

                   NOW, THEREFORE, in consideration of the mutual repre-sentations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                   As used in this Agreement, the terms defined below shall have the respective meanings hereinafter specified. Whenever used in this Agreement, any noun or pronoun shall be deemed to include both the singular and plural and to cover all genders. The name assigned this Agreement and the section cap-tions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, the terms "hereof", "herein" and



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         similar terms refer to this Agreement as a whole, and refer-
         ences herein to Articles or Sections refer to Articles or Sec-tions of this Agreement.

                   "5% Holders": Stockholders that will beneficially hold five percent (5%) or more of either the New Sub Class A Common Stock or the New Sub Class B Common Stock immediately following the Closing.

                   "Acquired SMR License": An Acquired SMR License-Nextel Territory, an Acquired SMR License-OneComm Territory or an Acquired SMR License-Dial Page Territory.

                   "Acquired SMR License-Dial Page Territory": Any Motorola McSMR-Dial Page Territory or Substitute SMR License-Dial Page Territory with respect to which Motorola, a Motorola SMR Subsidiary or New Sub has entered into a binding agreement with the owner thereof providing Motorola, such Motorola SMR Subsidiary, New Sub or their respective assignees with the right to acquire such Motorola McSMR or Substitute SMR License the only material condition to which is the procurement of an FCC Order approving the transfer thereof.

                   "Acquired SMR License-Nextel Territory": Any Motorola McSMR-Nextel Territory or Substitute SMR License-Nextel Territory with respect to which Motorola, a Motorola SMR Subsidiary or New Sub has entered into a binding agreement with the owner thereof providing Motorola, such Motorola SMR Subsid-iary, New Sub or their respective assignees with the right to acquire such Motorola McSMR or Substitute SMR License the only material condition to which is the procurement of an FCC Order approving the transfer thereof.

                   "Acquired SMR License-OneComm Territory": Any Motorola McSMR-OneComm Territory or Substitute SMR License-OneComm Territory with respect to which Motorola or a Motorola SMR Subsidiary has entered into a binding agreement with the owner thereof providing Motorola or such Motorola SMR Subsid-iary or their respective assignees with the right to acquire such Motorola McSMR or Substitute SMR License, the only mate-rial condition to which is the procurement of an FCC Order ap-proving the transfer thereof.

                   "Action": Any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Au-thority.

                   "Actual Market Shortfall Amount-Nextel Territory":
         As defined in Section 4.5(b)(v).


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                   "Advanced Digital Coverage License":  An Advanced
         Digital Coverage License-Nextel Territory, an Advanced Digital Coverage License-OneComm Territory or an Advanced Digital Coverage License-Dial Page Territory.

                   "Advanced Digital Coverage License-Dial Page Terri-tory": An advanced digital coverage FCC License, or an FCC application therefor, listed in Tab 7 of the Motorola/Dial Page Disclosure Statement.

                   "Advanced Digital Coverage License-Nextel Territory":
         An advanced digital coverage FCC License, or an FCC application therefor, held by New Sub listed in Tab 8 of the Motorola/ Nextel Disclosure Statement.

                   "Advance Digital Coverage License-OneComm Territory":
         An advanced digital coverage FCC License, or an FCC application therefor, listed in Tab 9 of the Motorola/OneComm Disclosure Statement.

                   "Affiliate": As defined in Rule 12b-2 under the Ex-change Act.

                   "Affiliate Contracts":  As defined in Section 6.18.

                   "Aggregate Closing Shortfall Amount-Nextel Terri-tory": As defined in Section 4.5(b)(vi).

                   "Aggregate Final Shortfall Amount-Nextel Territory":
         As defined in Section 4.6(b).

                   "AMI": Advanced MobileComm, Inc., a Massachusetts corporation.

                   "AMS": American Mobile Systems Incorporated, a Dela-ware corporation.

                   "Ancillary Agreements": The Management Termination Agreement, the Registration Rights Agreement, the SMR Services Agreement, the Tax Allocation Agreement, the Supplemental Indentures, the Equipment Purchase Agreement Amendment, and the Equipment Finance Agreement Amendment.

                   "Applicable Dial Page Geographic Areas": The geo-graphic areas in the United States set forth at Tab 1 of the Motorola/Dial Page Disclosure Statement.

                   "Applicable Geographic Areas": Collectively, the Applicable Nextel Geographic Areas, the Applicable OneComm Geographic Areas and the Applicable Dial Page Geographic Areas.

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                   "Applicable Management Agreements":  The management
         agreements between the Company or its Affiliates and Motorola set forth in Tab 9 of the Company Disclosure Statement.

                   "Applicable Nextel Geographic Areas": The geographic areas in the United States set forth at Tab 1 of the Motorola/ Nextel Disclosure Statement.

                   "Applicable Nextel Group Substitution Cap": As de-fined in Section 4.5(a)(iv).

                   "Applicable Nextel Market Channel Target": As de-fined in Section 4.5(a)(i).

                   "Applicable Nextel Market Substitution Cap": As de-fined in Section 4.5(a)(iii).

                   "Applicable OneComm Geographic Areas": The geo-graphic areas in the United States set forth at Tab 1 of the Motorola/OneComm Disclosure Statement.

                   "Applicable SMR Assets-Dial Page Territory": The assets of Motorola and the Motorola SMR Subsidiaries relating to the Applicable SMR Business-Dial Page Territory which will be transferred to New Sub in accordance with Section 4.1(c) hereof.

                   "Applicable SMR Assets-Nextel Territory": The assets of Motorola and the Motorola SMR Subsidiaries relating to the Applicable SMR Business-Nextel Territory which have heretofore been transferred to New Sub in accordance with Section 4.1(a) hereof.

                   "Applicable SMR Assets-OneComm Territory": The as-sets of Motorola and the Motorola SMR Subsidiaries relating to the Applicable SMR Business-OneComm Territory which will be transferred to New Sub in accordance with Section 4.1(b) hereof.

                   "Applicable SMR Business": Together, the Applicable SMR Business-Nextel Territory, the Applicable SMR Business-OneComm Territory and the Applicable SMR Business-Dial Page Territory.

                   "Applicable SMR Business Financial Statements-Dial Page Territory": As defined in Section 6.7(c).




                                       -5-
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                   "Applicable SMR Business Financial Statements-Nextel
         Territory":  As defined in Section 6.7(a).

                   "Applicable SMR Business Financial Statements-OneComm Territory": As defined in Section 6.7(b).

                   "Applicable SMR Business-Dial Page Territory": The business conducted by Motorola and the Motorola SMR Subsid-iaries as of the Closing Date in the Applicable Dial Page Geo-graphic Areas utilizing the Motorola Owned SMR Licenses-Dial Page Territory and the Motorola McSMRs-Dial Page Territory listed in Tabs 1 and 2 of the Motorola/Dial Page Disclosure Statement.

                   "Applicable SMR Business-Nextel Territory": The business conducted by Motorola and the Motorola SMR Subsidiar-ies as of March 31, 1994, and by them through New Sub as of the date hereof, in the Applicable Nextel Geographic Areas utiliz-ing the Motorola Owned SMR Licenses-Nextel Territory and the Motorola McSMRs-Nextel Territory listed in Tabs 1 and 2 of the Motorola/Nextel Disclosure Statement.

                   "Applicable SMR Business-OneComm Territory": The business conducted by Motorola and the Motorola SMR Subsidiar-ies as of the Closing Date in the Applicable OneComm Geographic Areas utilizing the Motorola Owned SMR Licenses-OneComm Terri-tory and the Motorola McSMRs-OneComm Territory listed in Tabs 2 and 3 of the Motorola/OneComm Disclosure Statement.

                   "Applicable SMR Liabilities-Dial Page Territory":
         The liabilities of Motorola and the Motorola SMR Subsidiaries relating to the Applicable SMR Business-Dial Page Territory which will be assumed by New Sub in accordance with Section 4.2(c) hereof.

                   "Applicable SMR Liabilities-Nextel Territory": Those identified liabilities of Motorola and the Motorola SMR Subsid-iaries relating to the Applicable SMR Business-Nextel Territory which have heretofore been assumed by New Sub in accordance with Section 4.2(a) hereof.

                   "Applicable SMR Liabilities-OneComm Territory": The liabilities of Motorola and the Motorola SMR Subsidiaries re-lating to the Applicable SMR Business-OneComm Territory which will be assumed by New Sub in accordance with Section 4.2(b) hereof.

                   "Asset Transfer and Assumption of Liability Docu-ment": As defined in Section 4.1(d) and attached hereto as Exhibit A.

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                   "Assignment Instrument":  As defined in Section
         2.3(c).

                   "Assumed Liabilities":  As defined in Section 4.2(d).

                   "Audited Statements":  As defined in Section 5.10.

                   "Authorization": Any consent, approval or authoriza-tion of, expiration or termination of any waiting period re-quirement (including pursuant to the HSR Act) of, or filing, registration, qualification, declaration or designation with or by, any Governmental Authority.

                   "Benefit Plans": All compensation and benefit plans, contracts and arrangements in effect as of the date hereof in-cluding, without limitation, all bonus, incentive or deferred compensation, severance pay, pension, profit sharing, savings and thrift and medical and life insurance plans in which any current or former employees, agents, directors or independent contractors of the Company and its Existing Subsidiaries, and their respective dependents participate.

                   "Business Condition": The business, properties, op-erations and financial condition of a specified corporation, division or area of operations.

                   "Business Day": Any day on which there is trading on the New York Stock Exchange.

                   "Canadian Equity Interest": The securities to be received by the Company from Motorola Canada, which securities represent a fully diluted (disregarding those shares to be is-sued in the Canadian SMR Company's initial public offering) thirty percent (30%) equity ownership interest in the Canadian SMR Company, pursuant to and in accordance with the terms of the Clearnet Agreement.

                   "Canadian SMR Company": The entity to be formed by Clearnet and Motorola Canada, as contemplated by that certain Memorandum of Understanding, dated as of February 28, 1994 by and among the Company, Clearnet and Motorola Canada, which is to receive substantially all of the assets and rights and to continue to operate the businesses constituting the respective 800 MHz SMR operations of each of Clearnet and Motorola Canada in Canada (other than in Manitoba and Nova Scotia).

                   "Certificate of Nextel Merger": The certificate of merger with respect to the merger of the Company with and into

         New Sub, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

                   "Change of Control": The occurrence of any of the following events (other than any such event caused by Motorola or any group of Persons including Motorola or any of its Con-trolled Affiliates) with respect to the Company:

                        (a) any person (as such term is used in Sec-tions 13(d) and 14(d) of the Exchange Act and the regula-tions thereunder) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding Com-pany Shares; or

                        (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substan-tially all of its assets to any Person, or any Person con-solidates with, or merges with or into, the Company, where in any such event, as a result of such transaction, the Persons who were stockholders of the Company immediately prior to such transaction thereafter own securities repre-senting less than 51% of the total combined voting power of the surviving or resulting Person or the Person to whom such assets are sold; provided that the event described in this clause (b) shall not be deemed to occur by reason of the Nextel Merger or the OneComm Merger; or

                        (c) individuals who are members of the Board of Directors on the date hereof (together with any new direc-tors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors on the date hereof or whose election or nomination for election (or the terms of a transaction which provided a third party the right to nominate, or to have appointed or elected, was previously so approved) but excluding any such indi-vidual whose initial assumption of office occurs as a re-sult of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the Board of Directors then in office; or

                        (d) any stockholder or prospective stockholder of the Company is granted supermajority voting rights as a

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
              stockholder or director or disproportionate Board repre-sentation, or otherwise obtains effective control of the Company (other than a Strategic Investor which becomes a Strategic Investor in compliance with Sections 7.16 and
              7.17 hereof); or

                        (e) the Company's Board of Directors approving, or the Company's entering into an agreement providing for, a transaction, event or development that constitutes (or would constitute if consummated) a Change of Control pursuant to any of the foregoing.

                   "Channel Delivery Status Statement-Dial Page Terri-tory": As defined in Section 4.8(b)(iv).

                   "Channel Delivery Status Statement-Nextel Territory":
         As defined in Section 4.5(b)(v).

                   "Channel Delivery Status Statement-OneComm Terri-tory": As defined in Section 4.7(b)(iv).

                   "Clearnet": Clearnet, Inc., a corporation formed under the laws of Ontario, Canada.

                   "Clearnet Agreement": The definitive agreements con-templated by that certain Memorandum of Understanding dated as of February 28, 1994 by and among the Company, Clearnet and Motorola Canada.

                   "Clearnet Attributable Shares": Two Million Five Hundred Thousand (2,500,000) of the New Sub Shares issuable to Motorola or its designee in accordance with Section 2.2(a) hereof which, if the Clearnet Transaction has not been con-summated as of the Closing, will be attributable to, and contingent upon, consummation of the Clearnet Transaction.

                   "Clearnet Transaction": The formation of the Cana-dian SMR Company and the issuance of the Canadian Equity Inter-est to the Company in accordance with the Clearnet Agreement.

                   "Closing":  The closing of the Nextel Merger.

                   "Closing Date": The date on which the Closing oc-curs.

                   "Closing Date Shortfall Amount-Dial Page Territory":
         As defined in Section 4.8(b)(v).

                   "Closing Date Shortfall Amount-OneComm Territory":
         As defined in Section 4.7(b)(v).

                   "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in ef-fect from time to time.

                   "Comcast": Comcast Corporation, a Pennsylvania cor-poration.

                   "Comcast Anti-Dilutive Rights": As defined in Sec-tion 5.19(c).

                   "Comcast FCI": Comcast FCI, Inc., a Delaware corpo-ration.

                   "Comcast Stock Purchase Agreement": The Stock Pur-chase Agreement, dated as of September 14, 1992, by and among Comcast, Comcast FCI and the Company as amended through the date hereof, including any amendments thereto made hereafter in compliance with Sections 7.16 and 7.17 hereof.

                   "Company": Nextel Communications, Inc., a Delaware corporation.

                   "Company Class A Common Stock": The class A common stock, $.001 par value per share, of the Company.

                   "Company Class B Common Stock": The class B non-voting common stock, $.001 par value per share, of the Company.

                   "Company Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by the Company to Motorola.

                   "Company Fairness Opinion":  As defined in Section
         8.3(g).

                   "Company Financial Statements": As defined in Sec-tion 5.10.

                   "Company Permitted Encumbrances": As defined in Sec-tion 5.14.

                   "Company SEC Reports":  As defined in Section 5.10.

                   "Company Shares": Collectively, the shares of Com-pany Class A Common Stock and the shares of Company Class B Common Stock.

                   "Company Stock Option Plans":  As defined in Section
         7.7.

                   "Continuity of Interest Statement":  As defined in
         Section 7.10.

                   "Contributed Assets":  As defined in Section 4.1(d).

                   "Contributed Channels-Dial Page Territory": As defined in Section 4.8(b)(v).

                   "Contributed Channels-OneComm Territory": As defined in Section 4.7(b)(v).

                   "Controlled Affiliate": As to any Person, an Affili-ate of such Person that is controlled (within the meaning of Rule 12b-2 under the Exchange Act), directly or indirectly, by such Person excluding, in the case of Motorola, ARDIS, a joint venture in which Motorola has agreed to acquire the other ven-turer's interest, as such business may be continued by Motorola, or by Motorola and any joint venturers, from time to time.

                   "Controlled Group Liability":  As defined in Section
         5.7.

                   "Core Market-Nextel Territory": Each Market-Nextel Territory identified as a "core" Market in Tab 10 of the Motorola/Nextel Disclosure Statement.

                   "Currently Announced Transactions":  As defined in
         Section 5.19(a).

                   "Customer List": The names, addresses, purchase his-tory and other account information concerning customers whose contracts (a) have heretofore been assigned to New Sub pursuant to the Asset Transfer and Assumption of Liability Documents, as such information has been updated from the date of the Asset Transfer and Assumption of Liability Documents through the Closing or (b) will be assigned to New Sub at Closing pursuant to Sections 4.1(b) or 4.1(c) hereof (it being understood that to the extent any such list includes reference to 900 MHz customers, such customers are not included with respect to 900 MHz services except to the extent otherwise agreed pursuant to Section 7.11(f) hereof).

                   "Dedicated Site":  As defined in Section
         6.16(b)(i)(A).

                   "Demand Party":  As defined in Section 11.15.

                   "DGCL":  The Delaware General Corporation Law.

                   "Dial Call": Dial Call Communications, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of Dial Page.

                   "Dial Page": Dial Page, Inc., a Delaware corporation.

                   "Dial Page Acquisition":  As defined in the recitals.

                   "Dial Page Attributable Shares": Thirteen million (13,000,000) of the New Sub Shares issuable to Motorola in accordance with Section 2.2(a) hereof which will be attribut-able to, and contingent upon the contribution of the Applicable SMR Assets-Dial Page Territory as contemplated in Section 2.3(b) hereof.

                   "Distributee":  As defined in Section 4.10(a).

                   "Effective Time":  As defined in Section 2.3.

                   "Employees":  As defined in Section 5.7.

                   "Encumbrance": Any lien, claim, charge, security interest, option, mortgage, pledge or other legal or equitable encumbrance.

                   "Environmental Laws": All Laws and Orders issued, promulgated, approved or entered into, in each case as in ef-fect from time to time, relating to the protection of the envi-ronment or the protection of public health and safety from en-vironmental concerns.

                   "Equipment Finance Agreement Amendment": The equip-ment finance agreement amendment attached hereto as Exhibit B.

                   "Equipment Purchase Agreement Amendments": The amendments to the ESMR Purchase Agreement and the Letter
         Agreement pertaining to the purchase of MIRS subscriber units dated November 4, 1991, attached hereto as Exhibit C.

                   "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated there-under, as in effect from time to time.

                   "ERISA Affiliate": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with the Company or any of its Subsidiaries under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

                   "ESMR Purchase Agreement": The Enhanced Specialized Mobile Radio System Equipment Purchase Agreement, dated as of November 4, 1991, between Motorola and the Company.

                   "ESMR Sub": ESMR Sub, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of New Sub.

                   "ESMR Sub Common Stock":  As defined in Section
         6.4(b).

                   "Excess Channels-Nextel Territory":  As defined in
         Section 4.5(b)(iv).

                   "Exchange Act": The Securities Exchange Act of 1934, as amended.

                   "Excluded Issuances":  As defined in Section 7.13(a).

                   "Excluded Subsidiaries": Mobile Communications of Florida, Inc., which was formed solely for the purpose of en-gaging in the acquisition and operation of SMR systems located in the State of Florida and has incurred no obligations other than in connection therewith and which is a Delaware corpora-tion and a Wholly-Owned Subsidiary of the Company on the date hereof.

                   "Existing Subsidiaries": All of the Subsidiaries of the Company as of the date hereof, other than the Excluded Sub-sidiaries.

                   "Expected Fully Diluted Ownership Percentage": The Fully Diluted Ownership Percentage as of the Closing Date cal-culated (a) assuming consummation of the transactions contem-plated by this Agreement and of the Currently Announced Trans-actions other than any Currently Announced Transaction which is terminated without consummation prior to the Closing Date and
         (b) excluding any Interim Proposed Issuances.

                   "Expected Voting Ownership Percentage": The Voting Ownership Percentage as of the Closing Date, calculated (a) assuming consummation of the transactions contemplated by this Agreement (including all issuances of Company Shares and/or New Sub Shares contemplated to occur by reason of consummation of all of the Currently Announced Transactions, other than any such issuances contemplated to occur by reason of any Currently Amended Transaction which is terminated without consummation prior to the Closing Date) and (b) excluding any Interim Pro-posed Issuances.

                   "FCC":  The Federal Communications Commission.

                   "FCC License":  A License granted by the FCC.

                   "Final Channel Contribution-Dial Page Territory": As defined in Section 4.8(c)(ii).

                   "Final Channel Contribution-OneComm Territory": As defined in Section 4.7(c)(ii).

                   "Final FCC Order": With respect to an Order entered by the FCC permitting the transfer of control or assignment of any FCC Licenses, including, without limitation, SMR Licenses or rights therein, any such Order as to which forty (40) days shall have elapsed from the date of entry or grant thereof without the filing of any adverse request, petition or appeal by any party or third party or by the FCC on its own motion with respect to such Order, or any aspect or portion thereof, or any resubmissions of any applications or requests for any such Order, or, if challenged, that such Order (or affected aspects or portions thereof) shall have been reaffirmed or up-held and the applicable period for seeking further adminis-trative or judicial review shall have expired without the fil-ing of any action, petition or request for further review.

                   "Fully Diluted Ownership Percentage": As of the time of determination thereof, the percentage ownership calculated by dividing (a) the number of shares of New Sub Class A Common Stock, New Sub Class B Common Stock or other equity securities of New Sub beneficially owned by Motorola and the Motorola SMR Subsidiaries, including any New Sub Shares or other equity se-curities of New Sub issuable upon exercise or conversion of other securities, howsoever and whenever acquired by Motorola (provided, that there shall be excluded from this subsection
         (a) any shares or other equity securities of New Sub benefi-cially owned by Motorola or any Controlled Affiliate of Motorola acquired in violation of, or the ownership of which would constitute a breach of, any of the terms or provisions of this Agreement) by (b) the sum of (i) the number of shares specified in subsection (a) above and (ii) New Sub's Fully Di-luted Shares excluding those Fully Diluted Shares included in subsection (a) above. For purposes of this definition (insofar as it is used herein to refer to ownership levels prior to Closing), at all times prior to the Closing, all outstanding Company Shares, and all rights to acquire Company Shares, shall be deemed to be an identical number and type of New Sub Shares or an equivalent right to acquire an identical number and type of New Sub Shares.

                   "Fully Diluted Shares": The number of shares of New Sub Class A Common Stock, New Sub Class B Common Stock, or other equity securities of New Sub outstanding (a) assuming the conversion of all securities convertible into New Sub Class A Common Stock, New Sub Class B Common Stock, or any other equity security of New Sub, the exercise of all options, warrants and rights to acquire New Sub Class A Common Stock, New Sub Class B Common Stock or any other equity security of New Sub, whether or not vested, and (b) including all restricted stock of New Sub, in each case previously issued by New Sub and not termi-nated, cancelled or held in treasury by New Sub, whether or not treated as outstanding by New Sub. For purposes of this defi-nition (insofar as it is used herein to refer to ownership lev-els prior to Closing), at all times prior to the Closing, all outstanding Company Shares, and all rights to acquire Company Shares, shall be deemed to be an identical number and type of New Sub Shares or an equivalent right to acquire an identical number and type of New Sub Shares.

                   "Governmental Authority": Any government or politi-cal subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instru-mentality, or any court or arbitrator or alternative dispute resolution body, in each case whether domestic or foreign, fed-eral, state or local.

                   "Group-Nextel Territory": One of the groups of Markets-Nextel Territory identified as Group 1 through Group 6 in Tab 10 of the Motorola/Nextel Disclosure Statement.

                   "Group-OneComm Territory":  As defined in Section
         4.7(a) hereof.

                   "Group 1 Channel Target-Dial Page Territory": As defined in Section 4.8(a) hereof.

                   "Group 1 Channel Target-OneComm Territory": As de-fined in Section 4.7(a) hereof.

                   "Group 2 Channel Target-Dial Page Territory": As defined in Section 4.8(a) hereof.

                   "Group 2 Channel Target-OneComm Territory": As de-fined in Section 4.7(a) hereof.

                   "Group 3 Channel Target-Dial Page Territory": As defined in Section 4.8(a) hereof.

                   "Group 3 Channel Target-OneComm Territory": As de-fined in Section 4.7(a) hereof.

                   "Group 4 Channel Target-Dial Page Territory": As defined in Section 4.8(a) hereof.

                   "Group 4 Channel Target-OneComm Territory": As de-fined in Section 4.7(a) hereof.

                   "Group 5 Channel Target-Dial Page Territory": As defined in Section 4.8(a) hereof.

                   "Group Per Channel Assigned Value-Dial Page Terri-tory": As defined in Section 4.8(a)(ii) hereof.

                   "Group Per Channel Assigned Value-Nextel Territory":
         As defined in Section 4.5(a)(ii) hereof.

                   "Group Per Channel Assigned Value-OneComm Territory":
         As defined in Section 4.7(a)(ii) hereof.

                   "Hazardous Materials": All hazardous or toxic chemi-cals, wastes, substances or materials, pollutants, contami-nants, and petroleum or petroleum-derived substances; including any such materials defined, listed, or identified as such in any Environmental Laws in effect from time to time.

                   "Holdback Shares": Holdback Shares-Nextel Territory, Holdback Shares-OneComm Territory or Holdback Shares-Dial Page Territory.

                   "Holdback Shares-Dial Page Territory":  As defined in
         Section 4.8(b)(v).

                   "Holdback Shares-Nextel Territory":  As defined in
         Section 4.5(b)(vi).

                   "Holdback Shares-OneComm Territory":  As defined in
         Section 4.7(b)(v).

                   "HSR Act": The Hart-Scott-Rodino Antitrust Improve-ments Act of 1976, as amended.

                   "Indemnifying Party": A party required to provide indemnification under Section 10.1 hereof.

                   "Indemnitee": A party entitled to indemnification under Section 10.1 hereof.

                   "Initial Market Shortfall Amount-Nextel Territory":
         As defined in Section 4.5(b)(v).

                   "Intellectual Property": All industrial and intel-lectual property rights including, but not limited to, Propri-etary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, ser-vice mark applications and registrations, copyrights, know-how, licenses relating to any of the foregoing, trade secrets, pro-prietary processes and formulae; provided, that (a) rights and interests arising under Licenses and customer lists, or rights to the information set forth therein, are not included within the defined term "Intellectual Property" and are separately addressed herein and (b) rights and interests arising under a license from a third party are excluded from the defined term "Intellectual Property".

                   "Interim Delivery Amount-Dial Page Territory": as defined in Section 4.8(b)(viii).

                   "Interim Delivery Amount-Nextel Territory": As de-fined in Section 4.5(b)(ix).

                   "Interim Delivery Amount-OneComm Territory": As de-fined in Section 4.7(b)(viii).

                   "Interim Proposed Issuance":  As defined in Section
         7.13(a).

                   "Interim Shortfall Amount-Dial Page Territory": As defined in Section 4.8(b)(viii).

                   "Interim Shortfall Amount-OneComm Territory": As defined in Section 4.7(b)(viii).

                   "Interim Statements":  As defined in Section 5.10.

                   "Law": Any domestic or foreign, federal, state or local, law, statute, ordinance, rule or regulation.

                   "License": Any license, permit, consent, certificate of compliance, franchise approval or other similar authoriza-tion granted by any Governmental Authority.

                   "Losses":  As defined in Section 10.1.

                   "Management Termination Agreement": The agreement as defined in Section 2.2(c) substantially in the form of Exhibit D hereto.

                   "Market-Nextel Territory": One of the markets in the Applicable Nextel Geographic Areas in which SMR Licenses deliv-ered hereunder are included, identified in Tab 10 of the Motorola/Nextel Disclosure Statement.

                   "Maximum Prices":  As defined in Section 4.6(c).

                   "MCI": MCI Communications Corporation, a Delaware corporation.

                   "Mediation Notice":  As defined in Section 11.15.

                   "Merger Issuance":  As defined in Section 7.8(a).

                   "MIRS": An integrated wireless telecommunications system that, among other things, incorporates handover control and mobility management, dispatch subsystem, full telephone interconnect capability, short message service capability, and circuit switched and packet data capabilities that architectur-ally and functionally operates as designed by Motorola.

                   "Model Form": As defined in Section 4.5(b)(ii) hereof.

                   "Motorola":  Motorola, Inc., a Delaware corporation.

                   "Motorola Canada": Motorola Canada Ltd., a Canada corporation and a Wholly-Owned Subsidiary of Motorola.

                   "Motorola/Dial Page Disclosure Statement": The disclosure statement relating to the Applicable SMR Business-Dial Page Territory dated the date of this Agreement delivered by Motorola to the Company.

                   "Motorola Land Mobile Products Sector": Motorola's land mobile products sector and Subsidiaries operated thereby as constituted at any time from January 1, 1992 to the Closing.

                   "Motorola McSMR": A Motorola McSMR-Nextel Territory, a Motorola McSMR-OneComm Territory or a Motorola McSMR-Dial Page Territory.

                   "Motorola McSMR-Dial Page Territory":  As defined in
         Section 4.1(c)(ii).

                   "Motorola McSMR-Nextel Territory":  As defined in
         Section 4.1(a)(iii).

                   "Motorola McSMR-OneComm Territory":  As defined in
         Section 4.1(b)(ii).

                   "Motorola New Sub Shares":  As defined in Section
         7.14.

                   "Motorola/Nextel Disclosure Statement": The disclo-sure statement relating to the Applicable SMR Business-Nextel

         Territory dated the date of this Agreement delivered by Motorola to the Company.

                   "Motorola Nominee":  As defined in Section 7.9.

                   "Motorola/OneComm Disclosure Statement": The disclo-sure statement relating to the Applicable SMR Business-OneComm Territory dated the date of this Agreement delivered by Motorola to the Company.

                   "Motorola Owned SMR Licenses": The Motorola Owned SMR Licenses-Nextel Territory, the Motorola Owned SMR Licenses-OneComm Territory and the Motorola Owned SMR Licenses-Dial Page Territory.

                   "Motorola Owned SMR Licenses-Dial Page Territory":
         As defined in Section 4.1(c)(i).

                   "Motorola Owned SMR Licenses-Nextel Territory": As defined in Section 4.1(a)(i).

                   "Motorola Owned SMR Licenses-OneComm Territory": As defined in Section 4.1(b)(i).

                   "Motorola Permitted Encumbrances":  As defined in
         Section 6.11.

                   "Motorola SMR Subsidiaries": Metracom Trunked Radio Communications Systems, Inc., a New York corporation, Mijac Enterprises, Inc., a California corporation, Motorola SF, Inc., a California corporation, Motorola SMR, Inc., a New Jersey cor-poration, National Tower Trunking Systems, Inc., a Texas corpo-ration, Airwave Communications Corp., a California corporation, and Motorola Canada Limited, a Canadian corporation, each a Wholly-Owned Subsidiary of Motorola.

                   "Multiple Use Site":  As defined in Section
         6.16(b)(ii)(A).

                   "NASD": The National Association of Securities Deal-ers, Inc.

                   "NASDAQ":  The NASD Automated Quotation System.

                   "New Sub": ESMR, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of Motorola.

                   "New Sub Class A Common Stock": The class A common stock, $.001 par value per share, of New Sub, which will, im-mediately prior to the Closing, have the terms set forth in Exhibit E hereto.

                   "New Sub Class B Common Stock": The class B non-voting common stock, par value $.001 per share, of New Sub, which will, immediately prior to the Closing, have the terms set forth in Exhibit E hereto.

                   "New Sub Common Stock": The common stock, par value $.01 per share, of New Sub, which has the terms set forth in the certificate of incorporation of New Sub as in effect on the date hereof.

                   "New Sub Shares": Collectively, the shares of New Sub Class A Common Stock and New Sub Class B Common Stock.

                   "Nextel Attributable Shares":  As defined in Section
         2.2(a).

                   "Nextel Merger": The merger of the Company with and into New Sub as contemplated by Section 2.3.

                   "Nextel-OneComm Merger Agreement": As defined in the recitals hereto.

                   "Nippon": Nippon Telegraph and Telephone Corpora-tion, a Japanese corporation.

                   "Non-Targeted McSMRs":  As defined in Section
         7.11(h).

                   "OneComm": OneComm Corporation, a Delaware corpora-tion (formerly known as CenCall Communications, Inc.)

                   "OneComm Attributable Shares": Twelve million two hundred thousand (12,200,000) of the New Sub Shares issuable to Motorola in accordance with Section 2.2(a) hereof which will be attributable to, and contingent upon, the contribution by of the Applicable SMR Assets-OneComm Territory as contemplated in
         Section 2.3(a) hereof.

                   "OneComm Merger":  As defined in the recitals hereto.

                   "Option":  As defined in Section 7.7.

                   "Order": Any judgment, order, injunction, decree, stipulation or award entered or rendered by any Governmental Authority.

                   "Outstanding Company Warrants": As defined in Sec-tion 5.4.

                   "Owned Channel-Dial Page Territory": An SMR Channel comprising all or part of a Motorola Owned SMR License-Dial Page Territory.

                   "Owned Channel-Nextel Territory": An SMR Channel comprising all or part of a Motorola Owned SMR License-Nextel Territory.

                   "Owned Channel-OneComm Territory": An SMR Channel comprising all or part of a Motorola Owned SMR License-OneComm Territory.

                   "PBGC":  As defined in Section 5.7.

                   "Pension Plan":  As defined in Section 5.7.

                   "Permits":  As defined in Section 4.1.

                   "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind, including without limitation, any pension, profit sharing or other benefit plan or trust.

                   "Proposed Issuance":  As defined in Section 7.13.

                   "Proprietary Technology": All proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company and its Existing Subsidiaries or Motorola and its Subsidiaries, as the case may be, pertaining to any product, software or service manufactured, marketed, licensed or sold by the Company and its Existing Subsidiaries or Motorola and its Subsidiaries, as the case may be, in the conduct of their respective SMR business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all docu-mentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

                   "Proxy Statement/Prospectus":  As defined in Section
         7.4.

                   "PUC":  As defined in Section 5.12.

                   "QTI": Questar Telecommunications, Inc., a Utah cor-poration and Wholly-Owned Subsidiary of Questar Corporation, a Utah corporation.

                   "Registration Rights Agreement": The Registration Rights Agreement to be entered into on the Closing Date, sub-stantially in the form of Exhibit F hereto, as the same may be amended or modified in accordance with its terms from time to time.

                   "Replacement Options or Warrants":  As defined in
         Section 7.13(a).

                   "Required Channel Value-Dial Page Territory": As de-fined in Section 4.8(a)(ii) hereof.

                   "Required Channel Value-OneComm Territory": As de-fined in Section 4.7(a)(ii) hereof.

                   "Respective Representatives":  As defined in Section
         7.6.

                   "Restricted Shares":  As defined in Section 4.10.

                   "S-4 Registration Statement":  As defined in Section
         7.4.

                   "SEC":  The Securities and Exchange Commission.

                   "Securities Act": The Securities Act of 1933, as amended.

                   "Selecting Party":  As defined in Section 11.15.

                   "SMR":  Specialized mobile radio communications.

                   "SMR Channel": An individual channel comprising all or part of an SMR License.

                   "SMR License": Any License granted by the FCC relat-ing to the utilization of one or more 800 MHz trunked or con-ventional SMR frequencies or channels, including any such use in providing SMR wireless communications services or operating a digital mobile radio communications system.

                   "SMR Services Agreements": The agreements referred to in Section 4.9, substantially in the form of Exhibit G hereto.

                   "Stock Issuance": The issuance of shares of New Sub Common Stock to Motorola and the Motorola SMR Subsidiaries which has heretofore occurred and will occur in accordance with
         Section 2.2 hereof.

                   "Stockholders Meeting":  As defined in Section 7.3.

                   "Subsidiary": As to any Person, any other Person of which at least 50% of the equity interests are owned, directly or indirectly, by such first Person, excluding, in the case of Motorola, ARDIS, a joint venture in which Motorola has agreed to acquire the other venturer's interest, as such business may be continued by Motorola, or by Motorola and any joint ven-turers, from time to time.

                   "Substitute SMR Channel-Dial Page Territory": As defined in Section 4.8(b)(i).

                   "Substitute SMR Channel-Nextel Territory": As defined in Section 4.5(b)(ii).

                   "Substitute SMR Channel-OneComm Territory": As defined in Section 4.7(b)(i).

                   "Substitute SMR License-Dial Page Territory": As defined in Section 4.8(b)(i).

                   "Substitute SMR License-Nextel Territory": As de-fined in Section 4.5(b)(ii).

                   "Substitute SMR License-OneComm Territory": As de-fined in Section 4.7(b)(i).

                   "Supplemental Indentures": The supplemental inden-ture(s) to be entered into by the Company and New Sub, in accordance with Section 7.7(c) hereof.

                   "Surviving Corporation": The surviving corporation in the Nextel Merger.

                   "Tax Allocation Agreement": The Tax Allocation Agreement to be entered into on the Closing Date, with the terms set forth in Exhibit J hereto, in such form as is mutually acceptable to the parties hereto.

                   "Tax Returns":  As defined in Section 5.8.

                   "Taxes": All taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, pre-mium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, custom duties, fees, assessments or charges of any kind whatever (together with any relevant interest, penalty, or addition to tax) imposed by any Governmental Authority.

                   "Third Party Claim":  As defined in Section 10.2(a).

                   "Transfer":  As defined in Section 7.14.

                   "Transferred Motorola SMR Licenses":  As defined in
         Section 6.16.

                   "Transferred Non-Motorola SMR Licenses": As defined in Section 6.16.

                   "Transferred SMR Licenses":  As defined in Section
         6.16.

                   "Voting Power Ownership Percentage": The percentage ownership calculated by dividing (a) the aggregate number of votes in the election of directors to which all shares of New Sub Class A Common Stock or other voting securities of New Sub owned by the applicable Person or Persons are entitled, howso-ever and whenever acquired; provided, that there shall be ex-cluded from this subsection (a) any shares or other equity se-curities of New Sub beneficially owned by such Person or Per-sons (or by any Controlled Affiliate of any of them) acquired in violation of, or the ownership of which would constitute a breach of, any of the terms or provisions of this Agreement, by
         (b) the aggregate number of votes in the election of directors to which all issued and outstanding voting securities of New Sub are entitled, provided that voting securities issuable upon exercise or conversion of options, warrants or other securities or rights shall not be included for this purpose; provided fur-ther that restricted stock of New Sub which is not treated by New Sub as outstanding shall not be included for this purpose; and provided further that, for purposes of this definition, the New Sub Class B Common Stock shall be deemed to have one vote per share in the election of directors and shall be counted as outstanding New Sub Class A Common Stock. For purposes of this definition (insofar as it is used herein to refer to ownership levels prior to Closing), at all times prior to the Closing, all outstanding Company Shares (other than restricted stock of the Company which is not treated by the Company as outstanding) shall be deemed to be an identical number and type of New Sub Shares.

                   "Wholly-Owned Subsidiary": A Subsidiary of which 100% of the equity interest is owned directly or indirectly by the parent company.

                   "Working Capital-Nextel Territory": The total cur-rent assets of the Applicable SMR Business-Nextel Territory, minus the total current liabilities of the Applicable SMR Business-Nextel Territory, in each case as would be reflected in a balance sheet for the Applicable SMR Business-Nextel Ter-ritory as of a given date, prepared in accordance with gener-ally accepted accounting principles and in a manner consistent with the preparation of the December 31, 1993 balance sheet for the Applicable SMR Business-Nextel Territory included in the Motorola/Nextel Disclosure Statement.


                                   ARTICLE II

                                   THE CLOSING

                   2.1. Closing Date. Subject to the terms and condi-tions of this Agreement, the Closing shall take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, at 10:00 a.m. on the last business day of the month dur-ing which the last Authorization required by Section 8.1(b) is received, provided, however, that if such last Authorization is received less than two business days prior to the end of a given month, the parties shall use reasonable efforts to close as expeditiously as possible but shall in no event be obligated to cause the Closing to occur earlier than the fifth business day following the date of the receipt of the last Authorization required by Section 8.1(b) or (b) at such other place and/or time and/or on such other date as the Company and Motorola may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VIII.

                   2.2 Pre-Closing Actions. (a) Immediately prior to the Closing, an Amended and Restated Certificate of Incorpora-tion of New Sub, substantially in the form attached hereto as Exhibit E (with such modification as may be permitted pursuant to Section 5.11(a) hereof), shall have been filed with the Sec-retary of State of Delaware, shall have become effective in accordance with the applicable provisions of the DGCL and shall, among other things, (i) change the name of New Sub to "Nextel Communications, Inc." effective immediately after the Effective Time and (ii) recapitalize by means of a stock split the outstanding shares of New Sub Common Stock into an aggre-gate of up to 62 million New Sub Shares, consisting of shares of New Sub Class A Common Stock and shares of New Sub Class B Common Stock in the respective amounts to be specified by

         Motorola at least ten days prior to Closing, with the aggregate shares to be held by Motorola following the stock split (the "Post-Split New Sub Shares") being equal to the sum of:

                   (i) 36,800,000 New Sub Shares (the "Nextel Attribut-able Shares") (provided, however, that if the Clearnet Transaction shall have theretofore been consummated such that Motorola and/or Motorola Canada (or designees of either of them) shall have therefore received 2,500,000 Company Shares in respect of the issuance of the Canadian Equity Interest to the Company, then the Nextel Attributable Shares shall be reduced by 2,500,000); plus

                  (ii) the OneComm Attributable Shares (A) if the OneComm Merger shall theretofore have closed, or
                        (B) if Motorola, in its sole discretion, shall have waived the closing of the OneComm Merger as a condition to its obligation to contribute the Applicable SMR Assets-OneComm Territory; plus

                 (iii) the Dial Page Attributable Shares (A) if the Dial Page Acquisition shall theretofore have closed, or (B) if Motorola, in its sole discre-tion, shall have waived the closing of the Dial Page Acquisition as a condition to its obliga-tion to contribute the Applicable SMR Assets-Dial Page Territory.

                   (b) Immediately prior to the Closing, the Company, New Sub, and Motorola and the Motorola SMR Subsidiaries (in each case as applicable), together with each other Person specified therein as a party thereto, shall enter into each of the Ancillary Agreements to the extent not theretofore executed.

                   (c) Except for the Motorola McSMRs-Nextel Territory listed in the Company Disclosure Statement at Tab 9, as to which Motorola hereby confirms its waiver, prior to Closing, neither the Company nor any of its Affiliates shall acquire, or offer to acquire, any Motorola McSMR, unless Motorola has con-sented to such offer or acquisition. The Company may request a waiver of this restriction with respect to one or more identi-fied Motorola McSMRs-Nextel Territory, by notice given in accordance with Section 11.3 hereof which specifically identi-fies the Motorola McSMR-Nextel Territory as to which a waiver is sought. If, within 15 business days of receipt of such notice, Motorola does not reject such waiver request in writ-ing, Motorola shall be deemed to have irrevocably waived (i) the restriction set forth in this subparagraph (c) and (ii) Motorola's right of first refusal, in each case with respect to the Company's purchase of the Motorola McSMR-Nextel Territory to which the waiver relates, to the extent the Company consum-mates the purchase thereof within six months of the date of the waiver request, in each case, to the extent of the Motorola McSMRs-Nextel Territory included in the Company's original no-tice. Prior to Closing, Motorola and/or the Motorola SMR Sub-sidiaries shall execute and deliver to the Company such docu-ments as are necessary to effect the waiver and termination by Motorola, effective at the Closing, of all management rights, rights of first refusal and any and all other rights of any nature whatsoever held by it with respect to (A) the SMR Li-censes listed in Section 2.2(c) of the Company Disclosure Statement that are owned by the Company or its Affiliates (the "Applicable Management Agreements") or (B) any Motorola McSMR-Nextel Territory which the Company was permitted to offer to acquire, and did acquire, pursuant to this subparagraph (c) (it being understood that such waivers and terminations shall (1) be effective only to the extent that the licensee of such Motorola McSMR similarly agrees to terminate such agreements and that the documents to be executed by such licensee and Motorola and/or the Motorola SMR Subsidiaries shall be sub-stantially in the form attached hereto as Exhibit D (the "Management Termination Agreement") and (2) be subject to the provisions of Section 7.11(j) hereof).

                   2.3. The Closing. Subject to the terms and condi-tions of this Agreement:

                   (a) Immediately prior to the Effective Time, and conditioned upon the consummation of the OneComm Merger (or the waiver thereof by Motorola, in its sole discretion), Motorola and the Motorola SMR Subsidiaries shall contribute to New Sub the Applicable SMR Assets-OneComm Territory, and New Sub shall assume the Applicable SMR Liabilities-OneComm Territory, in each case in accordance with Sections 4.1(b) and 4.2(b) hereof.

                   (b) Immediately following the contribution of assets and liabilities contemplated by clause (a) hereof but prior to the Effective Time, and conditioned upon the consummation of the Dial Page Acquisition (or the waiver thereof by Motorola, in its sole discretion), Motorola and the Motorola SMR Sub-sidiaries shall contribute to New Sub the Applicable SMR Assets-Dial Page Territory and New Sub shall assume the Appli-cable SMR Liabilities-Dial Page Territory, in accordance with Sections 4.1(c) and 4.2(c) hereof.

                   (c) Immediately following the contribution(s) of assets and liabilities contemplated by clauses (a) and (b) hereof, and prior to the Effective Time, New Sub shall assign to ESMR Sub all of the Motorola Owned SMR Licenses together with all rights to acquire SMR Licenses then held by New Sub with such assignment being effected by means of an instrument of assignment in a form mutually acceptable to the parties hereto (the "Assignment Instrument"); provided, however, that if Motorola shall have received such assurances from the FCC as it deems satisfactory in its reasonable judgment, that the SMR Licenses to be assigned to ESMR Sub will not, prior to the Closing, be issued in a name other than that of New Sub, New Sub shall instead assign such SMR Licenses in accordance with this clause (c) to a Wholly-Owned Subsidiary of the Company designated in writing by the Company no later than fifty days prior to the date on which the Closing is scheduled to occur.

                   (d) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into New Sub in accordance with the provisions of
         Section 251 of the DGCL and with the effect provided in Sec-tions 259 and 261 of the DGCL. The separate corporate exist-ence of the Company shall thereupon cease and New Sub shall be the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware.

                   (e) The Nextel Merger shall become effective on the Closing Date at the time following the contribution and assign-ment contemplated by paragraphs (a) through (c) of this Section
         2.3 (the "Effective Time") that the Certificate of Nextel Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or at such later time on the Closing Date as may be specified in the Certificate of Nextel Merger).


                                   ARTICLE III

                             TERMS OF NEXTEL MERGER

                   3.1. Terms of Nextel Merger. (a) Subject to Sec-tion 5.11(a) hereof, the Certificate of Incorporation of New Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corpora-tion, until duly amended in accordance with the terms thereof and of the DGCL.

                   (b) Subject to Section 5.11(a) hereof, the By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL.

                   (c) Subject to Section 7.9 hereof, the individuals who are directors of the Company at the Effective Time shall, from and after the Effective Time be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                   (d) The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                   (e) Subject to the provisions of this Article III, at the Effective Time, by virtue of the Nextel Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                   (i) Each share of Company Class A Common Stock and Company Class B Common Stock issued and out-standing or held in the Company's treasury imme-diately prior to the Effective Time shall, by virtue of the Nextel Merger and without any action on the part of the holder thereof, be converted into one share of New Sub Class A Com-mon Stock or of New Sub Class B Common Stock, respectively, and each certificate representing shares of Company Class A Common Stock or Com-pany Class B Common Stock, as the case may be, immediately prior to the Effective Time shall be deemed to represent the same number of shares of New Sub Class A Common Stock or of New Sub Class B Common Stock, as the case may be; and

                  (ii) each share of New Sub Class A Common Stock and New Sub Class B Common Stock issued and out-standing or held in the treasury of the Surviv-ing Corporation shall remain an issued and out-standing share of New Sub Class A Common Stock or of New Sub Class B Common Stock, as the case may be (or in the case of treasury shares, con-tinue to be held as such by the Surviving Corporation).

                   (f) Each Certificate representing Company Shares immediately prior to the Effective Time shall from and after the Effective Time be deemed to evidence the ownership of the shares of New Sub Class A Common Stock into which such Company Shares were converted in accordance with Section 3.1(e) hereof and each holder of such a certificate shall have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of New Sub Class A Common Stock evidenced by such outstanding certificate.

                   (g) At the Effective Time, the stock transfer books for the shares of Company Class A Common Stock and Company Class B Common Stock which will be converted into New Sub Class A Common Stock or New Sub Class B Common Stock, as the case may be, pursuant to Section 3.1(e) shall be deemed closed, and no transfer of such Company Shares shall thereafter be made or consummated.


                                   ARTICLE IV

                      CONTRIBUTION OF ASSETS, ASSUMPTION OF
                    LIABILITIES AND CONTINGENT STOCK ISSUANCE

                   4.1. Contributed Assets. (a) Motorola and the Motorola SMR Subsidiaries have heretofore contributed to New Sub the tangible and intangible assets used in or held for use in connection with the Applicable SMR Business-Nextel Territory by Motorola or the Motorola SMR Subsidiaries as of March 31, 1994, which assets are listed in Sections 4.1(a)(i) through 4.1(a)(x) hereof, including the rights to acquire certain Sub-stitute SMR Licenses-Nextel Territory and related assets listed below (collectively, the "Applicable SMR Assets-Nextel Terri-tory"), as follows:

                   (i) subject to the receipt of FCC Orders approving the assignment thereof, the SMR Licenses owned by Motorola or one of the Motorola SMR Subsid-iaries listed in Tab 1 of the Motorola/Nextel Disclosure Statement (the "Motorola Owned SMR Licenses-Nextel Territory") which represented all of the SMR Licenses owned by Motorola or any Controlled Affiliate of Motorola in the Appli-cable Nextel Geographic Areas as of the date of such contribution;

                  (ii) all rights to acquire the SMR Licenses listed in Tab 2 of the Motorola/Nextel Disclosure State-ment as Motorola McSMRs-Nextel Territory, and any Substitute SMR Licenses-Nextel Territory, in each case with respect to which, as of March 31, 1994, Motorola or a Motorola SMR Subsidiary had entered into an agreement with the owner thereof providing Motorola or such Motorola SMR Sub-sidiary, or their assignee, with the right to acquire such Motorola McSMR-Nextel Territory or Substitute SMR License-Nextel Territory (which rights to acquire are listed in Tab 2 of the Motorola/Nextel Disclosure Statement) together with the commitment by Motorola to contribute the cash necessary for New Sub to exercise all such rights to acquire under such agreements (it being understood that so long as New Sub has no obligation to make any cash payment in connec-tion with any acquisition effected under such agreements, such cash shall be contributed at such time as is necessary to permit such exer-cise upon receipt of an FCC Order approving the assignment of such SMR Licenses);

                 (iii) all contractual rights held by Motorola or a Motorola SMR Subsidiary with respect to the SMR Licenses managed by Motorola or a Motorola SMR Subsidiary and listed in Tab 3 of the Motorola/ Nextel Disclosure Statement (the "Motorola McSMRs-Nextel Territory") (other than those Motorola McSMRs-Nextel Territory covered by clause (ii) of this Section 4.1(a)), including, without limitation, all rights pursuant to any management contract relating thereto (subject to all the terms of any such contracts including, without limitation, any condition or restriction on the assignment thereof);

                  (iv) all current assets, including all accounts and notes receivable (trade or otherwise), of the type set forth in Tab 4 of the Motorola/Nextel Disclosure Statement arising out of the Appli-cable SMR Business-Nextel Territory;

                   (v) all real property, real property leasehold in-terests, improvements and fixtures (A) which are listed in Tab 5 of the Motorola/Nextel Disclo-sure Statement and which relate to a Motorola Owned SMR License-Nextel Territory or a Motorola McSMR-Nextel Territory contributed or actually assigned to New Sub in accordance with clauses
                        (i) through (iii) of this Section 4.1(a) or (B) which Motorola, or a Motorola SMR Subsidiary had, as of March 31, 1994, obtained or arranged, the right to acquire in connection with the acquisition of any Substitute SMR License-Nextel Territory;

                  (vi) the equipment and other tangible personal prop-erty (A) which are listed in Tab 6 of the Motorola/Nextel Disclosure Statement and which relate to a Motorola Owned SMR License-Nextel Territory or a Motorola McSMR-Nextel Territory contributed or actually assigned to New Sub in accordance with clauses (i) through (iii) of this Section 4.1(a) or (B) which Motorola or a Motorola SMR Subsidiary had, as of March 31, 1994, obtained or arranged, the right to acquire in connection with the acquisition of any Sub-stitute SMR License-Nextel Territory;

                 (vii) all books and records exclusively relating to the Applicable SMR Business-Nextel Territory and copies of the relevant portions of other books and records relating to the Applicable SMR Business-Nextel Territory identified in Tab 4 of the Motorola/Nextel Disclosure Statement (pro-vided that Motorola had the right to retain copies thereof (subject to the restrictions set forth in Sections 7.6(b) and 7.11(e) hereof));

                (viii) all right, title and interest of Motorola and the Motorola SMR Subsidiaries in and to all con-tracts, agreements, personal property leases and commitments (A) which are set forth in Tab 7 of the Motorola/Nextel Disclosure Statement and which relate to a Motorola Owned SMR License-Nextel Territory or a Motorola McSMR-Nextel Territory contributed or actually assigned to New Sub in accordance with clauses (i) through
                        (iii) of this Section 4.1(a) or (B) which Motorola or a Motorola SMR Subsidiary had, as of March 31, 1994, obtained or arranged, the right to acquire in connection with the acquisition of any Substitute SMR License-Nextel Territory (subject, in each case, to all the terms thereof including, without limitation, any condition or restriction on the assignment thereof);

                  (ix) to the extent permitted by the FCC, the advanced digital coverage licenses (the "Advanced Digital Coverage Licenses-Nextel Territory") listed in Tab 8 of the Motorola/Nextel Disclosure State-ment to the extent they relate to (A) proposed service areas within the Applicable Nextel

                        Geographic Area and (B) a Motorola Owned SMR
                        License-Nextel Territory or a Motorola McSMR-Nextel Territory contributed to New Sub in accordance with clauses (i) through (ii) of this
                        Section 4.1(a) (and if not so permitted by the FCC and if requested by New Sub, Motorola will terminate or cancel such applications, if pending, or Advanced Digital Coverage Licenses-Nextel Territory, if granted); and

                   (x) all right, title and interest of Motorola and the Motorola SMR Subsidiaries in all Customer Lists (A) relating to the Applicable SMR Business-Nextel Territory or (B) which Motorola or a Motorola SMR Subsidiary had, as of March 31, 1994, obtained or arranged, the right to acquire in connection with the acquisition of a Substitute SMR License-Nextel Territory.

                   (b) If the OneComm Merger shall theretofore have closed (or if Motorola shall, in its sole discretion, have waived such closing as a condition to the contribution of the Applicable SMR Assets-OneComm Territory) and upon the terms and subject to the other conditions set forth in this Agreement, prior to the Effective Time on the Closing Date, Motorola and the Motorola SMR Subsidiaries shall sell, convey, assign, transfer and deliver to New Sub all right, title and interest in and to the assets, properties and rights (contractual or otherwise) used or held for use in connection with the 800 MHz SMR service business currently conducted by Motorola and any Subsidiary of Motorola in the Applicable OneComm Geographic Areas using or otherwise related to the Motorola Owned SMR Licenses-OneComm Territory or the Motorola McSMRs-OneComm Territory which are listed in Sections 4.1(b)(i) through 4.1(b)(x) hereof (collectively, the "Applicable SMR Assets-OneComm Territory"), together with certain Substitute SMR Licenses-OneComm Territory and related assets listed below:

                   (i) all SMR Licenses owned by Motorola or the Motorola SMR Subsidiaries and listed in Tab 2 of the Motorola/OneComm Disclosure Statement, which, except as set forth in Tab 16 of the Motorola/OneComm Disclosure Statement, represent all of the SMR Licenses owned by Motorola and any Subsidiary of Motorola in the Applicable OneComm Geographic Areas as of the date hereof (the "Motorola Owned SMR Licenses-OneComm Terri-tory"); provided, however, that if, as of the

                        Closing Date, Motorola is unable to deliver cer-tain Motorola Owned SMR Licenses-OneComm Terri-tory, it shall (subject to Section 4.7(b)(ii)) use its reasonable best efforts to deliver at Closing, in lieu thereof, Substitute SMR Licenses-OneComm Territory; provided, further, that if Motorola is unable to deliver such Sub-stitute SMR Licenses-OneComm Territory, Motorola shall, in lieu thereof, incur the adjustment contemplated by Section 4.7(c) hereof;

                  (ii) all rights to acquire such of the SMR Licenses listed in Tab 3 of the Motorola/OneComm Disclo-sure Schedule as Motorola McSMRs ("Motorola McSMRs-OneComm Territory") and any Substitute SMR Licenses-OneComm Territory, in each case up to the Required Channel Value-OneComm Territory, with respect to which Motorola or a Motorola SMR Subsidiary shall have entered into a binding agreement with the owner thereof providing Motorola or such Motorola SMR Subsidiary, or their assignee, with the right to acquire such Motorola McSMRs-OneComm Territory or Substitute SMR License-OneComm Territory, together with the cash necessary for New Sub to exercise all such rights to acquire under such agreements; pro-vided, however, that such agreements shall be on terms no less favorable than the Model Form, and that New Sub shall not be required to assume any liability or obligation under such agreements, other than the obligation to pay the cash pur-chase price thereunder which will be funded by Motorola;

                 (iii) all rights and benefits of Motorola or any Motorola SMR Subsidiary relating to any Motorola McSMRs-OneComm Territory, (other than those cov-ered by clause (ii) of this Section 4.1(b)) in-cluding, without limitation, all rights and any management contracts related thereto, subject to all the terms of any such contract including, without limitation, any condition or restriction on the assignment thereof (it being understood that in the event of such a limitation, Section 4.9(b) shall apply thereto in lieu of an assignment thereof), which, together with the Motorola McSMRs-OneComm Territory covered by clause (ii) of this Section 4.1(b), except as set forth in Tab 16 of the Motorola/OneComm Disclosure Statement, represent all of the SMR

                        Licenses managed by Motorola and any Subsidiary of Motorola in the Applicable OneComm Geographic Areas;

                  (iv) all real property, real property leasehold in-terests, improvements and fixtures (A) which are listed in Tab 4 of the Motorola/OneComm Dis-closure Statement and which are used or held for use in connection with a Motorola Owned SMR License-OneComm Territory or a Motorola McSMR-OneComm Territory contributed or actually assigned at Closing, subject to Motorola's right to substitute an equivalent asset satisfactory to the Company for any asset listed in such Tab 4 which is disposed of, or expires, prior to Closing, or (B) which Motorola or a Motorola SMR Subsidiary has obtained the right to acquire in connection with the acquisition of any Substi-tute SMR License-OneComm Territory;

                   (v) all equipment and other tangible personal prop-erty, including, without limitation, all radio transmission, reception and control equipment and systems (A) which are listed in Tab 5 of the Motorola/OneComm Disclosure Statement and which are used or held for use in connection with a Motorola Owned SMR License-OneComm Territory or a Motorola McSMR-OneComm Territory contributed or actually assigned at Closing, subject to Motorola's right to substitute an equivalent asset satisfactory to the Company for any asset listed in such Tab 5 which is disposed of, or expires, prior to Closing, or (B) which Motorola or a Motorola SMR Subsidiary has obtained the right to acquire in connection with the acquisition of any Substitute SMR License-OneComm Territory;

                  (vi) copies of all books, files, and records in the possession of Motorola or any Motorola SMR Sub-sidiary concerning site lessors, repeater cus-tomers and customers with whom Motorola or any Motorola SMR Subsidiary does business in connec-tion with the Applicable SMR Business-OneComm Territory, and copies of all files in the pos-session of Motorola or any Motorola SMR Subsid-iary concerning operation of the systems, main-tenance records, and all other files necessary to conduct and operate the Applicable SMR Business-OneComm Territory, including, without limitation, the Customer Lists identified in Tab 6 of the Motorola/OneComm Disclosure Statement, and copies of depreciation schedules, to the extent practicable, in each case with all infor-mation not pertaining to the Applicable SMR Business-OneComm Territory and/or the applicable SMR Business-Nextel Territory excised (provided that the retention by Motorola of originals or copies of documents or information delivered pursuant to this clause (vi) shall be subject to Sections 7.6(b) and 7.11(e) hereof);

                 (vii) all rights and benefits of Motorola and any Motorola SMR Subsidiary in, to and under all personal property leases including, without limitation, all antenna site space rental agree-ments, and all other contracts, agreements, com-mitments and undertakings in each case (A) which are set forth in Tab 7 of the Motorola/OneComm Disclosure Statement and which are used or held for use in connection with a Motorola Owned SMR License-OneComm Territory or a Motorola McSMR-OneComm Territory contributed or actually as-signed at Closing, subject to Motorola's right to substitute an equivalent asset satisfactory to the Company for any asset listed in such Tab 7 which is disposed of, or expires, prior to Closing, or (B) which Motorola or a Motorola SMR Subsidiary has obtained the right to acquire in connection with the acquisition of any Substi-tute SMR License-OneComm Territory (subject, in each case, to all the terms thereof, including, without limitation, any condition or restriction on the assignment thereof);

                (viii) all permits issued by any Governmental Authority ("Permits") which are necessary for the conduct of the Applicable SMR Business-OneComm Territory (other than SMR Licenses-OneComm Territory and Advanced Digital Coverage Licenses-OneComm Ter-ritory, and other than any Permits relating to Motorola Owned SMR Licenses-OneComm Territory which are not transferred at Closing) issued to Motorola or any Motorola SMR Subsidiary by any Governmental Authorities and set forth in Tab 8 of the Motorola/OneComm Disclosure Statement to the extent such Permits may be assigned to New Sub;

                  (ix) the advanced digital coverage FCC licenses which relate to proposed service areas within the Ap-plicable OneComm Geographic Areas identified in Tab 9 of the Motorola/OneComm Disclosure State-ment held by Motorola, or for which application has been made by Motorola, in each case which relate to Motorola Owned SMR Licenses-OneComm Territory or Motorola McSMRs-OneComm Territory contributed at Closing (the "Advanced Digital Coverage Licenses-OneComm Territory") (to the extent permitted by the FCC); and

                   (x) all accounts receivable and other current assets of Motorola and the Motorola SMR Subsidiaries arising out of and relating to the Applicable SMR Business-OneComm Territory and existing as of the Closing Date of the kind set forth in Tab 10 of the Motorola/OneComm Disclosure Statement.

                   (c) If the Dial Page Acquisition shall theretofore have closed (or if Motorola shall, in its sole discretion, have waived such closing as a condition to the contribution of the Applicable SMR Assets-Dial Page Territory) and upon the terms and subject to the other conditions set forth in this Agree-ment, prior to the Effective Time on the Closing Date, Motorola and the Motorola SMR Subsidiaries shall sell, convey, assign, transfer and deliver to New Sub all right, title and interest in all of the tangible and intangible assets used in or held for use in connection with the Applicable SMR Business-Dial Page Territory which are listed in Sections 4.1(c)(i) through 4.1(c)(xi) hereof (collectively, the "Applicable SMR Assets-Dial Page Territory"), together with certain Substitute SMR Licenses-Dial Page Territory and related assets listed below:

                   (i) the SMR Licenses owned by Motorola or the Motorola SMR Subsidiaries listed in Tab 1 of the Motorola/Dial Page Disclosure Statement (the "Motorola Owned SMR Licenses-Dial Page Terri-tory") which (except as set forth in Tab 17 of the Motorola/Dial Page Disclosure Statement) represent all of the SMR Licenses owned by Motorola or any Subsidiary of Motorola in the Applicable Dial Page Geographic Areas (provided that if, as of the Closing Date, Motorola is unable to deliver certain Motorola Owned SMR Licenses-Dial Page Territory, it may in lieu thereof either deliver at Closing Substitute SMR Licenses-Dial Page Territory in accordance with
                        Section 4.8 or incur the adjustment contemplated by Section 4.8(c) hereof);

                  (ii) all rights to acquire such of the SMR Licenses listed in Tab 2 of the Motorola/Dial Page Dis-closure Statement as Motorola McSMR's (the "Motorola McSMRs-Dial Page Territory"), and any Substitute SMR Licenses-Dial Page Territory, in each case up to the Required Channel Value-Dial Page Territory, with respect to which Motorola or a Motorola SMR Subsidiary shall have entered into a binding agreement with the owner thereof providing Motorola or the Motorola SMR Sub-sidiary, or their assignee, with the right to acquire such Motorola McSMR-Dial Page Territory or Substitute SMR License-Dial Page Territory, together with the cash necessary for New Sub to exercise all such rights to acquire under such agreements;

                 (iii) all contractual rights held by Motorola or any Motorola SMR Subsidiary relating to the Motorola McSMR-Dial Page Territory (other than those cov-ered by clause (ii) of this Section 4.1(c) and except as set forth in Tab 17 of the Motorola/ Dial Page Disclosure Statement) regardless of whether any such Motorola McSMR-Dial Page Ter-ritory has been replaced by a Substitute SMR License-Dial Page Territory (subject to all of the terms of any such contracts including, with-out limitation, any condition or restriction on the assignment thereof and, in the event and to the extent of any such condition or restriction on the assignment thereof which is not waived by the other party thereto, the provision set forth in Section 4.9(b) hereof shall be applicable thereto in lieu of an assignment hereof);

                  (iv) all current assets of Motorola and the Motorola SMR Subsidiaries arising out of the Applicable SMR Business-Dial Page Territory of the type set forth in Tab 3 of the Motorola/Dial Page Dis-closure Statement and existing as of the close of business on the Closing Date;

                   (v) all real property, real property leasehold and license interests, improvements and fixtures (A) which are listed in Tab 4 of the Motorola/Dial Page Disclosure Statement (or which are replace-ments for, or additions to, the assets so listed) and which relate to a Motorola Owned SMR

                        License-Dial Page Territory or a Motorola McSMR-Dial Page Territory contributed or actually assigned at Closing or (B) which Motorola or a Motorola Subsidiary has obtained the right to acquire in connection with the acquisition of any Substitute SMR License-Dial Page Territory;

                  (vi) the equipment and other tangible personal prop-erty (A) which are listed in Tab 5 of the Motorola/Dial Page Disclosure Statement (or which are replacements for, or additions to, the assets so listed) and which relate to a Motorola Owned SMR License-Dial Page Territory or a Motorola McSMR-Dial Page Territory contributed or actually assigned at Closing or (B) which Motorola or a Motorola SMR Subsidiary has obtained the right to acquire in connection with the acquisition of any Substitute SMR License-Dial Page Territory or (C) which are spare parts located at a site for, and relate to, Trans-ferred Motorola SMR Licenses;

                 (vii) all books and records exclusively relating to the Applicable SMR Business-Dial Page Territory and copies of the relevant portions of all other books and records relating to the Applicable SMR Business-Dial Page Territory identified in Tab 3 of the Motorola/Dial Page Disclosure Statement, including customer lists (provided that Motorola shall have the right to retain copies thereof subject to Sections 7.6(b) and 7.11(e) hereof);

                (viii) all right, title and interest of Motorola and the Motorola SMR Subsidiary in and to all con-tracts, agreements, personal property leases and commitments (A) which are set forth in Tab 6 of the Motorola/Dial Page Disclosure Statement and which relate to a Motorola Owned SMR License-Dial Page Territory or a Motorola McSMR-Dial Page Territory contributed or actually assigned at Closing or (B) which Motorola or a Motorola SMR Subsidiary has obtained the right to acquire in connection with the acquisition of any Sub-stitute SMR License-Dial Page Territory (sub-ject, in each case, to all the terms thereof including without limitation any condition or restriction on the assignment thereof);

                  (ix) to the extent permitted by the FCC, all Advanced Digital Coverage Licenses listed in Tab 7 of the

                        Motorola/Dial Page Disclosure Statement to the extent they relate both to (A) proposed service areas within the Applicable Geographic Areas and
                        (B) a Motorola Owned SMR License-Dial Page Ter-ritory or a Motorola McSMR-Dial Page Territory contributed at Closing;

                   (x) all rights of Motorola or the Motorola SMR Sub-sidiaries with respect to any Applicable SMR Li-abilities-Dial Page Territory; and

                  (xi) all other assets relating to a Substitute SMR License-Dial Page Territory which Motorola or the Motorola SMR Subsidiaries have obtained the right to acquire in connection with the acquisi-tion of such Substitute SMR License-Dial Page Territory.

                   (d) The parties hereto intend and acknowledge that, at the Closing (without regard to (i) any assets or rights owned or held by the Company immediately prior to the Nextel Merger and (ii) the assignment of SMR Licenses contemplated by
         Section 2.3(c)), and subject to the conditions set forth here-in, New Sub shall own or hold (A) all of the Applicable SMR Assets-Nextel Territory, (B) all additional assets or rights acquired by New Sub prior to the Closing other than, in each case, those sold or otherwise disposed of by New Sub from and after March 31, 1994 in the ordinary course of business (or otherwise as expressly permitted by this Agreement) prior to the Closing, (C) all of the Applicable SMR Assets-OneComm Territory, (D) all of the Applicable SMR Assets-Dial Page Territory and (E) if the Clearnet Transaction has then been consummated, the Canadian Equity Interest. Such assets and rights of New Sub as are described in the preceding sentence are collectively referred to as the "Contributed Assets."

                   (e) The transfer to New Sub of the Applicable SMR Assets-Nextel Territory has been effected by means of the ex-ecution by Motorola and each of the applicable Motorola SMR Subsidiaries of the instrument of sale, assignment, transfer, conveyance and assumption attached as Exhibit A hereto (the "Asset Transfer and Assumption of Liability Document"). The contribution at Closing to New Sub of the Applicable SMR Assets-OneComm Territory and the Applicable SMR Assets-Dial Page Territory will be effected by means of the execution by Motorola and each of the applicable Motorola SMR Subsidiaries of an instrument of sale, assignment, transfer, conveyance and assumption substantially in the form of the Asset Transfer and Assumption of Liability Document.

                   4.2. Assumed Liabilities. (a) New Sub has hereto-fore assumed from Motorola and the Motorola SMR Subsidiaries the specific liabilities and obligations arising out of the Applicable SMR Business-Nextel Territory which are listed in Sections 4.2(a)(i) through 4.2(a)(iv) hereof (collectively, the "Applicable SMR Liabilities-Nextel Territory"), as follows:

                   (i) all obligations of Motorola and the Motorola SMR Subsidiaries relating to any SMR Licenses or other Licenses contributed to New Sub in ac-cordance with clauses (i) through (ii) of
                        Section 4.1(a);

                  (ii) all obligations of Motorola and the Motorola SMR Subsidiaries relating to Motorola McSMRs actu-ally assigned to New Sub pursuant to Section 4.1(a)(iii), including, without limitation, pur-suant to any contract relating thereto, in each case subject to any limitations in any such con-tract;

                 (iii) liability for the debts and other obligations of Motorola and the Motorola SMR Subsidiaries under the contracts, agreements, real and personal property leases and commitments set forth in Tabs 5 and 7 of the Motorola/Nextel Disclosure Statement; and

                  (iv) liability for all current liabilities, including all accounts payable, of the type listed in Tab 4 of the Motorola/Nextel Disclosure Statement, which are incurred or arise out of the Appli-cable SMR Business-Nextel Territory.

                   (b) Subject to the terms and conditions of this Agreement, on the Closing Date, and conditioned upon the con-tribution of the Applicable SMR Assets-OneComm Territory as contemplated by Section 2.3(a) hereof, New Sub shall assume and agree to perform and discharge, to the extent indicated below, the following, and only the following, specific debts, liabili-ties and obligations of Motorola and the Motorola SMR Sub-sidiaries (collectively the "Applicable SMR Liabilities-OneComm Territory"):

                   (i) All accounts payable and other current liabili-ties of Motorola and the Motorola SMR Subsidiar-ies arising out of and relating to the conduct of the Applicable SMR Business-OneComm Territory and existing as of the Closing Date of the kind set forth in Tab 10 of the Motorola/OneComm Dis-closure Schedule;

                  (ii) All liabilities and obligations arising from and after the Closing under and pursuant to the con-tracts assigned under Sections 4.1(b)(iii), 4.1(b)(iv) and 4.1(b)(vii) hereof; and

                 (iii) the obligations of Motorola and the Motorola SMR Subsidiaries arising from and after the Closing under any SMR Licenses or other Permits conveyed or assigned to New Sub at the Closing pursuant to Section 4.1(b) hereof.

                   (c) Subject to the terms and conditions of this Agreement, on the Closing Date, and conditioned upon the con-tribution of the Applicable SMR Assets-Dial Page Territory as contemplated by Section 2.3(b) hereof, New Sub shall assume and agree to perform and discharge those liabilities and obliga-tions arising out of the Applicable SMR Business-Dial Page Territory which are listed in Sections 4.2(c)(i) through 4.2(c)(iv) hereof (collectively, the "Applicable SMR Liabilities-Dial Page Territory"), as follows:

                   (i) all current liabilities of Motorola and the Motorola SMR Subsidiaries arising out of the Ap-plicable SMR Business-Dial Page Territory of the type set forth in Tab 3 of the Motorola/Dial Page Disclosure Statement and existing as of the close of business on the Closing Date;

                  (ii) all obligations of Motorola and the Motorola SMR Subsidiaries arising after the Closing under any SMR Licenses or other Licenses contributed or actually assigned to New Sub at Closing in accordance with clauses (i), (ii), (ix) and (x) of Section 4.1(c);

                 (iii) all obligations relating to Motorola McSMR's actually assigned to New Sub pursuant to Section 4.1(c)(iii) pursuant to any contract listed in Tab 2 of the Motorola/Dial Page Disclosure Statement, to the extent arising after the Closing; and

                  (iv) liability for the debts and other obligations under the contracts, agreements, real and per-sonal property leases and commitments set forth in Tabs 4 and 6 of the Motorola/Dial Page Dis-closure Statement, in each case with respect to the period commencing at the Closing and con-tinuing thereafter.

                   (d) The parties hereto intend and acknowledge that New Sub has assumed, and at Closing, subject to the conditions set forth herein, will have assumed, from Motorola and the Motorola SMR Subsidiaries only those liabilities and obli-gations that collectively constitute the Applicable SMR Liabilities-Nextel Territory, the Applicable SMR Liabilities-OneComm Territory and the Applicable SMR Liabilities-Dial Page Territory listed in Sections 4.2(a), (b) and (c) hereof and that any other liabilities and obligations of Motorola or any of the Motorola SMR Subsidiaries or any third party, fixed or contingent, known or unknown, including without limitation any of such other liabilities and obligations that may relate to, arise from or be in any way connected with the Applicable SMR Business-Nextel Territory, the Applicable SMR Business-OneComm Territory and the Applicable SMR Business-Dial Page Territory, or any of the Applicable SMR Assets-Nextel Territory, the Applicable SMR Assets-OneComm Territory or the Applicable SMR Assets-Dial Page Territory, or the operation or ownership thereof prior to the date of contribution thereof to New Sub, shall be retained by Motorola, such Motorola SMR Subsidiary or other third party, as appropriate. The parties hereto also intend and acknowledge that, at the Closing (without regard to any liabilities or obligations of the Company, or to which the Company may be subject immediately prior to the Effective Time) New Sub shall have or shall be subject to only (A) the Appli-cable SMR Liabilities-Nextel Territory, (B) all additional liabilities and obligations incurred by New Sub from and after March 31, 1994 in the ordinary course of business (or otherwise as expressly permitted by this Agreement) prior to the Closing,
         (C) the Applicable SMR Liabilities-OneComm Territory, (D) the Applicable SMR Liabilities-Dial Page Territory and (E) obliga-tions to acquire additional SMR Licenses incurred by New Sub in accordance with Section 4.5 hereof, other than, in each case, those of such liabilities and obligations that either (1) have been paid, performed or otherwise satisfied by (or on behalf of) New Sub prior to the Closing or (2) have come due for payment or performance by (or on behalf of) New Sub prior to the Closing. Such liabilities and obligations of New Sub as are described in the preceding sentence are collectively referred to as the "Assumed Liabilities."

                   (e) The assumption by New Sub from Motorola and the Motorola SMR Subsidiaries of the Applicable SMR Liabilities-Nextel Territory has been effected by the Asset Transfer and Assumption of Liability Document. The assumption at Closing by New Sub from Motorola and the Motorola SMR Subsidiaries of the Applicable SMR Liabilities-OneComm Territory and the Applicable

         SMR Liabilities-Dial Page Territory shall be effected by the execution by New Sub of an instrument of assumption substan-tially in the form of the Asset Transfer and Assumption of Liability Document but which reflects the substance of Sections 4.1(b), 4.1(c), 4.2(b) and 4.2(c), as appropriate.

                   4.3. Issuance of Shares. Subject to Sections 4.4 through 4.10 hereof, in consideration of the transfer of the Applicable SMR Assets-Nextel Territory and the assumption of the Applicable SMR Liabilities-Nextel Territory, New Sub has contingently issued to Motorola and the Motorola SMR Subsidiar-ies 1,000 shares of New Sub Common Stock. Subject to Section 2.2(a) hereof, such New Sub Shares immediately prior to the Closing, will be recapitalized by means of a stock split into an aggregate of up to 62,000,000 New Sub Shares, as set forth in Section 2.2(a) hereof.

                   (a) If, as of the Closing Date, after taking into account the Motorola Owned SMR Licenses-Nextel Territory and Acquired SMR Licenses-Nextel Territory actually contributed prior to or at Closing to New Sub, and applying the procedures set forth in clauses (iv) and (v) of Section 4.5(b), there remains one or more Markets-Nextel Territory in which there is an Actual Market Shortfall Amount-Nextel Territory, then a number of the New Sub Shares so delivered to Motorola and the Motorola SMR Subsidiaries shall be designated as Holdback Shares-Nextel Territory in accordance with Section 4.5(b)(vi) and Motorola and the Motorola SMR Subsidiaries shall be deemed to hold such Holdback Shares-Nextel Territory subject to (i) the restrictions set forth in Section 4.10(a) and (ii) possible cancellation in accordance with Section 4.6 hereof.

                   (b) If, as of the Closing Date, after taking into account the Motorola Owned SMR Licenses-OneComm Territory and Acquired SMR Licenses-OneComm Territory actually contributed at Closing, the aggregate value of the SMR Channels so contributed (calculated in accordance with Section 4.7(b)(vii)) is less than or equal to the Required Channel Value-OneComm Territory, then a number of New Sub Shares so delivered to Motorola and the Motorola SMR Subsidiaries shall be designated as Holdback Shares-OneComm Territory in accordance with Section 4.7(b)(v) and Motorola and the Motorola SMR Subsidiaries shall be deemed to hold such Holdback Shares-OneComm Territory subject to the restrictions set forth in Section 4.10(a) and (ii) possible cancellation in accordance with Section 4.7(c) hereof.

                   (c) If, as of the Closing Date, after taking into account the Motorola Owned SMR Licenses-Dial Page Territory and Acquired SMR Licenses-Dial Page Territory actually contributed at Closing, the aggregate value of the SMR Channels so contrib-uted (calculated in accordance with Section 4.8(b)(vii)) is less than or equal to the Required Channel Value-Dial Page Territory, then a number of New Sub Shares so delivered to Motorola and the Motorola SMR Subsidiaries shall be designated as Holdback Shares-Dial Page Territory in accordance with
         Section 4.8(b)(v) and Motorola and the Motorola SMR Subsidi-aries shall be deemed to hold such Holdback Shares-Dial Page Territory subject to the restrictions set forth in Section 4.10(a) and (ii) possible cancellation in accordance with
         Section 4.8(c) hereof.

                   (d) If, as of the Closing Date, the Clearnet Trans-action has not been consummated, then the Clearnet Attributable Shares so delivered to Motorola and the Motorola SMR Subsidiar-ies shall be held subject to (i) the restrictions set forth in
         Section 4.10(a) and (ii) possible cancellation in accordance with Section 4.10(b) hereof.

                   4.4. Change in Capitalization. In the event of any change in the number and/or price of the outstanding Company Shares from and after the date hereof through the Closing Date, by reason of a recapitalization, spin-off, stock dividend, stock split or other similar transaction (other than any such transaction as is specifically provided for in this Agreement in connection with or in preparation for the Nextel Merger), the number of New Sub Shares issued to Motorola and the Motorola SMR Subsidiaries immediately prior to the Effective Time shall be appropriately adjusted; provided, however, that no adjustment is intended to be made pursuant to this Section
         4.4 by reason of the issuance of the number of Company Shares contemplated to be issued in the Currently Announced Transac-tions as of the date hereof, as set forth in Tab 1 of the Company Disclosure Statement, and provided, further, that not-withstanding this Section 4.4 or any other provision of this Agreement, Motorola and the Motorola SMR Subsidiaries shall not, by virtue of any transaction involving the Company which occurs prior to Closing, be required to accept consideration other than New Sub Shares.

                   4.5. Delivery Requirement and Procedures-Nextel Ter-ritory. (a) (i) The total number of SMR Channels in the Ap-plicable Nextel Geographic Areas targeted to be delivered by Motorola and the Motorola SMR Subsidiaries pursuant to the pro-cedures in Sections 4.1(a), 4.5 through 4.6, and 4.9 through
         4.10 hereof, as Motorola Owned SMR Licenses-Nextel Territory or Acquired SMR Licenses-Nextel Territory is 2,842 Channels, com-prised of a specified number of SMR Channels in each Market-Nextel Territory within each Group-Nextel Territory, as set forth in Tab 10 of the Motorola/Nextel Disclosure Statement

         (for each such Market, the "Applicable Nextel Market Channel
         Target").

                  (ii) As set forth in Tab 10 of the Motorola/Nextel Disclosure Statement, the SMR Channels within a given Group-Nextel Territory have been assigned an assumed value, stated in terms of a fixed number of New Sub Shares (the same amount per SMR Channel within a Group-Nextel Territory). Such values per SMR Channel for any given Group are referred to herein as the "Group Per Channel Assigned Value-Nextel Territory."

                 (iii) Set forth in Tab 10 of the Motorola/Nextel Dis-closure Statement under the heading "Maximum Market Substitu-tion" for each identified Market-Nextel Territory is the maxi-mum number of SMR Channels from another Market-Nextel Territory or Group-Nextel Territory that, subject to the limitations set forth in Section 4.5(b)(iv), may be substituted for Motorola Owned SMR Licenses-Nextel Territory or Acquired SMR Licenses-Nextel Territory in such identified Market-Nextel Territory in lieu of an SMR Channel actually located in such identified Market-Nextel Territory (the "Applicable Nextel Market Substi-tution Cap").

                  (iv) Set forth in Tab 10 of the Motorola/Nextel Dis-closure Statement under the heading "Maximum Group Substitu-tion" for each identified Group-Nextel Territory is the maximum number of SMR Channels from other Groups-Nextel Territory that (subject to the limitations set forth in Section 4.5(b)(iii) and notwithstanding the fact that such number may be less than the sum of the Applicable Nextel Market Substitution Caps for all of the Markets within such Group) may be counted as Motorola Owned SMR Licenses-Nextel Territory or Acquired SMR Licenses-Nextel Territory in such Group-Nextel Territory in lieu of an SMR Channel actually located in such Group-Nextel Territory (the "Applicable Nextel Group Substitution Cap").

                   (b) (i) Pursuant to Sections 4.1(a)(i) and (ii), Motorola and the respective Motorola SMR Subsidiaries have (A) contributed to New Sub the Motorola Owned SMR Licenses-Nextel Territory held by them as of March 31, 1994 and (B) assigned to New Sub all rights to acquire SMR Licenses under all agreements relating to Acquired SMR Licenses-Nextel Territory which were entered into by Motorola or a Motorola SMR Subsidiary as of such date and will, prior to Closing, contribute to New Sub (or will pay directly) the cash necessary for New Sub to exercise all such rights to acquire all such Acquired SMR Licenses-Nextel Territory to satisfy all of the other obligations of New Sub under all of such agreements assigned to it and to satisfy all reasonable expenses expected to be incurred by New Sub in connection therewith.

                  (ii) In lieu of (A) delivering any given Owned Channel-Nextel Territory which is revoked by the FCC, or is lost or forfeited by Motorola or a Motorola SMR Subsidiary or by New Sub, prior to the first anniversary of the Closing or as to which no Final FCC Order has been obtained for the transfer thereof to New Sub (including any Final FCC Order required to be obtained in connection with the First Merger and the Final Merger) prior to the first anniversary of the Closing or (B) acquiring any particular SMR Channel comprising all or part of a Motorola McSMR-Nextel Territory, Motorola may arrange for New Sub to enter into a contract for the right to acquire the rights to an SMR License (a "Substitute SMR License-Nextel Ter-ritory") relating to one or more SMR Channels (a "Substitute SMR Channel-Nextel Territory") which are "equivalent" to the SMR Channels not delivered as a Motorola Owned SMR License-Nextel Territory, or not acquired from the licensee of a Motorola McSMR-Nextel Territory; provided, that to the extent such contract or any related agreement contains terms which would represent obligations of New Sub other than those relat-ing to payments of cash amounts by New Sub that will be funded by cash contributed to New Sub by Motorola or a Motorola SMR Subsidiary as contemplated by Section 4.5(b)(i), such contract or related agreement shall contain terms that are no less favorable to New Sub than those contracts heretofore assigned by Motorola to New Sub pursuant to Section 4.1(a)(ii) hereof, the form of which is set forth in Exhibit I hereto (the "Model Form"). For this purpose, a Substitute Channel-Nextel Terri-tory shall be considered "equivalent" to the Owned Channel-Nextel Territory or Motorola McSMR-Nextel Territory it replaces so long as such SMR Channel is (1) in a comparable location to (and in the same Market as) the Owned Channel-Nextel Territory or Motorola McSMR-Nextel Territory it replaces or (2) is at any location within 25 miles of the FCC defined center of the indicated Core Market-Nextel Territory for the Owned Channel-Nextel Territory or Motorola McSMR-Nextel Territory it replaces (assuming such Owned Channel or Motorola McSMR is included in such Core Market); provided, that in each case, such Substitute Channel-Nextel Territory delivered is a trunked 800 MHz SMR Channel and is not an Advanced Digital Coverage License.

                 (iii) From and after the date of this Agreement and prior to the Closing, Motorola shall use reasonable efforts to cause New Sub to enter into contracts providing the right to acquire outright ownership of such of the SMR Licenses which comprise the Motorola McSMRs-Nextel Territory as shall be nec-essary to permit delivery of SMR Channels which meet the Appli-cable Nextel Market Channel Targets for each Market-Nextel Ter-ritory, it being understood that "reasonable efforts" for pur-poses of this clause (iii) shall not obligate Motorola to cause

         New Sub to enter into any arrangement to purchase an SMR Li-cense comprising a Motorola McSMR-Nextel Territory at a price, or on other terms and conditions, which Motorola believes are not reasonable and that Motorola shall, in lieu of any such Motorola McSMR, be entitled to (A) cause New Sub to contract for the right to acquire a Substitute SMR License-Nextel Terri-tory, (B) use excess SMR Channels from another Group-Nextel Territory or Market-Nextel Territory (as permitted in accor-dance with Section 4.5(b)(ii)) (subject to the Applicable Nextel Group Substitution Caps and the Applicable Nextel Market Substitution Caps and subsection (iv) hereof), to compensate for shortfalls in one or more Markets and/or (C) incur the pen-alty contemplated by Section 4.6 hereof, in the event that one or more Applicable Nextel Market Channel Targets have not been met; and provided that to the extent any such contract contem-plated by this clause (iii) or any related agreement contains terms which would represent obligations of New Sub other than those relating to payments of cash amounts by New Sub that will be funded by cash contributed to New Sub by Motorola or a Motorola SMR Subsidiary as contemplated by Section 4.5(b)(i), such contract or related agreement shall contain terms that are no less favorable to New Sub than the Model Form.

                  (iv) Subject to the procedures and limitations set forth in this Section 4.5(b)(iv), Motorola may use SMR Channels in a given Market-Nextel Territory which exceed the Applicable Nextel Market Channel Target for that Market-Nextel Territory ("Excess Channels-Nextel Territory") to compensate for a short-fall in any other Market-Nextel Territory if such other Market-Nextel Territory is either (A) in the Group-Nextel Territory in which the excess SMR Channels occur or (B) in any Group-Nextel Territory which, in Tab 10 of the Motorola/Nextel Disclosure Statement, appears below the Group-Nextel Territory in which the Market-Nextel Territory with the Excess Channels-Nextel Territory is included. For purposes of such use of Excess Channel-Nextel Territory, (1) each Excess Channel-Nextel Terri-tory shall carry its Group Per Channel Assigned Value-Nextel Territory, and (2) the SMR Channel replaced by such Excess Channels-Nextel Territory shall carry its Group Per Channel Assigned Value-Nextel Territory, such that an Excess Channel from a Group-Nextel Territory with a higher Group Per Channel Assigned Value-Nextel Territory can compensate for one or more SMR Channels (or one plus a portion of another SMR Channel so long as the remaining portion is compensated for by other Ex-cess Channels) in a Group-Nextel Territory with a lower Group Per Channel Assigned Value-Nextel Territory, as set forth in the example in Tab 10 of the Motorola/Nextel Disclosure State-ment. In no event may any Excess Channel-Nextel Territory be used to compensate for a shortfall in a given identified

         Market-Nextel Territory if (x) the number of Excess Channels-Nextel Territory so used would exceed the Applicable Nextel Market Substitution Cap for such identified Market-Nextel Territory or (y) the number of Excess Channels-Nextel Territory so used for all Markets within the applicable Group-Nextel Territory in which such identified Market-Nextel Territory is included would exceed the Applicable Nextel Group Substitution Cap.

                   (v) As of the Closing Date, and at the last day of each month thereafter up to and including the first anniversary of the Closing Date, Motorola shall prepare a statement (the "Channel Delivery Status Statement-Nextel Territory") showing
         (A) the total number of Owned Channels-Nextel Territory and the total number of SMR Channels underlying Acquired SMR Licenses-Nextel Territory actually contributed within each Market-Nextel Territory and each Group-Nextel Territory, (B) the Markets-Nextel Territory in which the Applicable Nextel Market Channel Target has not been met (based on the total number of SMR Chan-nels actually contributed within such Market-Nextel Territory and disregarding any application of Excess Channels-Nextel Territory with respect to such Market-Nextel Territory), and, for each such Market-Nextel Territory, the value (stated in terms of a number of New Sub Shares) of such shortfall (calcu-lated by multiplying the shortfall in SMR Channels for such Market-Nextel Territory by the applicable Group Per Channel Assigned Value-Nextel Territory (the "Initial Market Shortfall Amount-Nextel Territory"), (C) the total number of Excess Channels-Nextel Territory by Market-Nextel Territory and by Group-Nextel Territory, (D) the application of such Excess Channels-Nextel Territory, in the manner and to the extent permitted by clause (iv), to compensate for Initial Market Shortfall Amounts-Nextel Territory and (E) the remaining short-fall, if any, in each Market-Nextel Territory where Excess Channels-Nextel Territory did not eliminate the Initial Market Shortfall Amount-Nextel Territory (for each such Market, as of such date, the "Actual Market Shortfall Amount-Nextel Terri-tory").

                  (vi) In the event that as of the Closing Date, after taking into account the Motorola Owned SMR Licenses-Nextel Ter-ritory and Acquired SMR Licenses-Nextel Territory which were actually contributed as of Closing, and applying the procedures set forth in clauses (iv) and (v), there remains one or more Markets-Nextel Territory in which there is an Actual Market Shortfall Amount-Nextel Territory, then a number of the New Sub Shares (the "Holdback Shares-Nextel Territory") equal to the sum of such Actual Market Shortfall Amounts-Nextel Territory for each such Market-Nextel Territory (the "Aggregate Closing

         Shortfall Amount-Nextel Territory"), shall be deemed held con-tingently by Motorola and/or the applicable Motorola SMR Sub-sidiaries, and, subject to the restrictions set forth in Sec-tion 4.10(a) hereof, until the release of such restrictions, or the cancellation of such New Sub Shares, in each case in accor-dance with Sections 4.5(b)(ix) and 4.6 hereof.

                 (vii) For a period of twelve (12) months following the Closing, Motorola shall continue to use reasonable efforts to assist New Sub in entering into contracts providing the right to acquire such additional Motorola McSMRs-Nextel Territory or Substitute Channels-Nextel Territory (together, in the case of Substitute Channels, with site leases and related equipment), as shall be necessary to permit delivery of SMR Channels which meet the Applicable Nextel Market Channel Targets for each Market-Nextel Territory, it being understood that "reasonable efforts" for this purpose shall be subject to the same limita-tions as set forth in clause 4.5(b)(iii) hereof. New Sub shall be obligated to enter into any such arrangements made by Motorola and take all other steps reasonably necessary to per-mit it to effect the purchase thereunder provided that (A) Motorola shall, at or prior to the time that New Sub would ex-ercise such rights to acquire, contribute or pay directly the cash necessary for the exercise of such rights, to satisfy all of the other obligations of New Sub under such contract and to satisfy all reasonable expenses expected to be incurred by New Sub in connection therewith and (B) the form of contract pro-posed between the licensee and New Sub provides that New Sub is obligated to make cash payments thereunder only to the extent funded by contributions of cash to New Sub by Motorola as con-templated above and otherwise contains terms that are no less favorable to New Sub than the Model Form.

                (viii) For purposes of Sections 4.3 and 4.5 through 4.8 hereof, Motorola (or the applicable Motorola SMR Subsidiary) shall be deemed to have "actually contributed" an Acquired SMR License as of a given date (A) if the transfer to New Sub has occurred pursuant to an FCC Order which has become a Final FCC Order and all amounts required to be paid to finally effect such transfer have been paid or (B) even if the transfer to New Sub has not been consummated if, as of such date, either (1) Motorola or such Motorola SMR Subsidiary shall have (x) executed an assignment of the agreement to acquire the underlying Motorola McSMR or Substitute SMR License to New Sub, which assignment shall have been approved pursuant to an FCC Order which has become a Final FCC Order, and (y) contributed to New Sub or paid directly the cash necessary to acquire such rights pursuant to such agreement, to satisfy all of the other obligations of New Sub under such contract and to satisfy all reasonable expenses expected to be incurred by New Sub in connection therewith, or (2)(x) Motorola shall have arranged for New Sub to enter into such an agreement to acquire the underlying Motorola McSMR or Substitute SMR License and such transfer shall have been approved pursuant to an FCC Order which has become a Final FCC Order and (y) Motorola shall have contributed to New Sub or paid directly the cash necessary for New Sub to exercise such rights, to satisfy all of the other obligations of New Sub under such contract and to satisfy all reasonable expenses expected to be incurred by New Sub in connection therewith.

                  (ix) On the last day of each month following the Closing Date, through and including the first anniversary of the Closing Date, as provided in clause (v) of this Section 4.5(b), Motorola shall deliver a Channel Delivery Status State-ment-Nextel Territory. If the sum of the Actual Market Short-fall Amounts-Nextel Territory as of such date is less than the Aggregate Closing Shortfall Amount-Nextel Territory then a num-ber of the Holdback Shares-Nextel Territory shall be released and retained and held by Motorola and/or the Motorola SMR subsidiaries free of the restrictions set forth in Section 4.10(a), such number being equal to (i) the difference between the Aggregate Closing Shortfall Amount-Nextel Territory and the sum of the Actual Market Shortfall Amounts-Nextel Territory as of such date (the "Interim Delivery Amount-Nextel Territory")
         (ii) minus the Interim Delivery Amount-Nextel Territory, if any, for each month-end following the Closing. The remainder of such Holdback Shares-Nextel Territory shall continue to be held contingently by Motorola and the Motorola SMR Subsidiaries and subject to the restrictions set forth in Section 4.10(a) hereof, until the release of such restrictions, or the cancel-lation of such New Sub Shares, in each case in accordance with this Section 4.5(b)(ix) and Section 4.6 hereof.

                   4.6. Final Channel Delivery-Nextel Territory. (a) On the first anniversary of the Closing Date, Motorola shall submit to New Sub a final Channel Delivery Status Statement-Nextel Territory.

                   (b) If the sum of the Actual Market Shortfall Amounts-Nextel Territory as of such date (the "Aggregate Final Shortfall Amount-Nextel Territory") is less than the Aggregate Closing Shortfall Amount-Nextel Territory, then (i) Motorola and the applicable Motorola SMR Subsidiaries shall retain, and hold free of the restrictions set forth in Section 4.10(a), a portion of the Holdback Shares-Nextel Territory equal to (A) the difference between the Aggregate Closing Shortfall Amount-Nextel Territory and the Aggregate Final Shortfall Amount-Nextel Territory, (B) minus the sum of the Interim Delivery Amounts-Nextel Territory, if any, for each month-end following the Closing prior to the first anniversary of the Closing and
         (ii) the remaining Holdback Shares-Nextel Territory, if any, shall be returned by Motorola and the applicable Motorola SMR Subsidiaries to New Sub for cancellation upon the reassignment to Motorola of all of New Sub's rights, if any, to any SMR Channels not deemed "actually contributed" as of such date, it being understood that the parties hereto may waive the opera-tion of this clause (ii) in which case Motorola shall hold the Holdback Shares-Nextel Territory free of all restrictions and New Sub shall retain such SMR Channels, whether or not they ultimately satisfy the criteria set forth in Section 4.5(b)(viii) hereof to be treated as "actually contributed".

                   (c) Except for Excess Channels-Nextel Territory used to compensate for a shortfall in one or more Markets-Nextel Territory in accordance with Section 4.5(b)(iv) hereof, it is the intention of the parties that any acquisition of SMR Chan-nels in the Applicable Nextel Geographic Areas in excess of the Applicable Nextel Market Channel Targets be made directly by New Sub, so long as such acquisitions as are identified in a letter dated April 8, 1994 from the Company to Motorola (the "April 8, 1994 Letter") may be made by New Sub at prices less than or equal to the maximum prices per SMR Channel provided in the April 8, 1994 Letter (the "Maximum Prices") (or Motorola funds any amounts in excess of such Maximum Prices) and other-wise on terms and conditions that are no less favorable to New Sub than those contained in the Model Form. Commencing on the date hereof until the Closing Date, if Motorola causes, or arranges for, New Sub to contract for the right to acquire any SMR Channel identified in the April 8, 1994 Letter which is (i) in excess of the Applicable Nextel Market Channel Target and
         (ii) will not be used as an Excess Channel-Nextel Territory in accordance with Section 4.5(b)(iv) hereof, at a per Channel price less than or equal to the applicable Maximum Price (or Motorola funds any amounts in excess of such Maximum Prices), New Sub shall enter into such agreement, and on or after the Closing Date shall exercise such right (or shall be solely responsible for any failure to exercise such right), it being understood that Motorola shall have no obligation to provide the cash necessary for the exercise of such rights by New Sub other than any amounts in excess of such Maximum Prices.

                   4.7.  Delivery Requirement and Procedures-OneComm
         Territory.

                   (a) (i) The total number of SMR Channels targeted to be delivered by Motorola and the Motorola SMR Subsidiaries pursuant to the procedures in Sections 4.1(b), 4.7, 4.9 and
         4.10 hereof as Motorola Owned SMR Licenses-OneComm Territory or Acquired SMR Licenses-OneComm Territory is 1,621 SMR Channels, comprised of a total of 128 SMR Channels in Group 1 (the "Group 1 Channel Target-OneComm Territory"), 368 SMR Channels in Group 2 (the "Group 2 Channel Target-OneComm Territory"), 146 SMR Channels in Group 3 (the "Group 3 Channel Target-OneComm Terri-tory") and 979 Channels in Group 4 (the "Group 4 Channel Target-OneComm Territory"), as set forth in Exhibit K hereto. Each Group shown in Exhibit K is herein referred to as a "Group-OneComm Territory".

                   (ii) As set forth in Exhibit K, each SMR Channel within a given Group-OneComm Territory has been assigned an assumed value, stated in dollars (the same amount per SMR Chan-nel within a Group). Such per channel values for any given Group in Exhibit K are referred to herein as the "Group Per Channel Assigned Value-OneComm Territory". The total assigned value of the SMR Channels required to be delivered by Motorola and the Motorola Subsidiaries pursuant to this Section 4.7 (stated in dollars) is set forth in Exhibit K (the "Required Channel Value-OneComm Territory"), which represents the sum of the products (for each Group-OneComm Territory) of (i) the ap-plicable Group Channel Target-OneComm Territory and (ii) the applicable Group Per Channel Assigned Value-OneComm Territory. SMR Channels delivered may be Motorola Owned SMR Licenses-OneComm Territory or Acquired SMR Licenses-OneComm Territory and shall be delivered in accordance with the procedures set forth herein.

                   (b) (i) In lieu of (A) delivering any given Owned Channel-OneComm Territory which Motorola or a Motorola SMR Sub-sidiary is unable to deliver at Closing or (B) acquiring any particular SMR Channel comprising all or part of a Motorola McSMR-OneComm Territory, Motorola may enter into a contract providing the right to acquire (or cause one of the Motorola SMR Subsidiaries to enter into such a contract) the rights to an SMR License (a "Substitute SMR License-OneComm Territory") relating to one or more SMR Channels (a "Substitute SMR Channel-OneComm Territory") which are "equivalent" to the SMR Channels not delivered as an Owned License-OneComm Territory or not acquired from the licensee of a Motorola McSMR-OneComm Ter-ritory. For this purpose, an acquired SMR Channel shall be considered "equivalent" to the Owned Channel-OneComm Territory or SMR Channel comprising a Motorola McSMR-OneComm Territory it replaces so long as it would fall within one of the Groups-OneComm Territory in Exhibit K if it were an Owned License-OneComm Territory.

                  (ii) From and after the date of this Agreement and prior to the Closing, Motorola shall use its best efforts to enter into contracts providing the right to acquire (or to cause a Motorola SMR Subsidiary to enter into such contracts) outright ownership of the SMR Licenses which comprise the Motorola McSMRs-OneComm Territory, it being understood that "best efforts" for purposes of this clause (ii) shall not obli-gate Motorola or the applicable Motorola SMR Subsidiary to en-ter into any arrangement to purchase an SMR License comprising a Motorola McSMR-OneComm Territory at a price, or on other terms and conditions, that Motorola believes are not reasonable and that Motorola shall, in lieu of any such Motorola McSMR-OneComm Territory, be entitled to contract for the right to acquire a Substitute License-OneComm Territory or, if Motorola is unable to enter into such contract, incur the adjustment contemplated by paragraph (c) of this Section 4.7 hereof, in the event that Motorola fails to deliver the Required Channel Value-OneComm Territory.

                 (iii) As contemplated by Sections 4.1(b)(i) and (ii), at the Closing, Motorola and the respective Motorola SMR Sub-sidiaries shall (A) contribute to New Sub the Owned Licenses-OneComm Territory held by them as of such date and (B) shall assign to New Sub all rights to acquire SMR Licenses under all agreements relating to Acquired SMR Licenses-OneComm Territory which have been entered into by Motorola or a Motorola SMR Sub-sidiary as of such date, together with the cash necessary for New Sub to exercise the right to acquire such Acquired SMR Licenses-OneComm Territory.

                  (iv) As of the Closing Date, and at the last day of each month thereafter up to and including the first anniversary of the Closing Date, Motorola shall prepare a statement (the "Channel Delivery Status Statement-OneComm Territory") showing
         (A) the total number of Motorola Owned SMR Channels-OneComm Territory and the total number of SMR Channels underlying Ac-quired SMR Licenses-OneComm Territory actually contributed within each Group-OneComm Territory and (B) the aggregate value of the SMR Channels so contributed (calculated in accordance with clause (vii) of this Section 4.7(b)).

                   (v) In the event that as of the Closing Date, the aggregate value of the Motorola Owned SMR Licenses-OneComm Ter-ritory and Acquired SMR Licenses-OneComm Territory which were actually contributed (as of any given date, the "Contributed Channels-OneComm Territory") as of Closing, is less than the Required Channel Value-OneComm Territory, then a number of the New Sub Shares (the "Holdback Shares-OneComm Territory") equal to (A) the difference between the Required Channel Value-OneComm Territory and the aggregate value of the Contributed Channels-OneComm Territory as of such date (the "Closing Date Shortfall Amount-OneComm Territory") (B) divided by $40, shall be deemed held contingently by Motorola and/or the applicable Motorola SMR Subsidiaries and subject to the restrictions set forth in Section 4.10(a) hereof, until the release of such restrictions, or the cancellation of such New Sub Shares, in each case in accordance with Section 4.7(c) hereof.

                  (vi) For a period of twelve (12) months following the Closing, Motorola shall continue to use best efforts to enter into contracts providing the right to acquire and contribute to New Sub, additional Motorola McSMRs-OneComm Territory or Sub-stitute Channels-OneComm Territory (together, in the case of such Substitute Channels, with site leases and related equip-ment as are available), up to the Required Channel Value-OneComm Territory, it being understood that "best efforts" for this purpose shall be subject to the same limitations as set forth in Section 4.7(b)(ii) hereof. New Sub shall be obligated to assume the right to acquire such SMR Licenses under such contracts and to take all other steps reasonably necessary (in-cluding the assumption of site leases and equipment leases in connection therewith) to permit it to effect the purchase thereunder; provided, however, that Motorola shall, at or prior to the time that New Sub would exercise such rights to acquire, contribute any and all consideration necessary for the exercise of all rights under such contracts; provided, further, that such contracts shall be on terms no less favorable to Motorola or New Sub than the Model Form.

                 (vii) For purposes of this Section 4.7, the "aggregate value" of the Contributed Channels-OneComm Territory as of a given date shall be calculated as the sum of the products (for each Group-OneComm Territory) of the number of SMR Channels actually contributed as of such date in each Group-OneComm Territory by the applicable Group Per Channel Assigned Value-OneComm Territory (it being understood that for this purpose each Substitute SMR Channel-OneComm Territory shall be deemed to have the Group Per Channel Assigned Value-OneComm Territory of the Group-OneComm Territory in which it would fall if it were a Motorola Owned SMR License-OneComm Territory).

                (viii) On the last day of each month following the Closing Date, through and including the first anniversary of the Closing Date, as provided in clause (iv) of this Section 4.7(b), Motorola shall deliver a Channel Delivery Status State-ment-OneComm Territory. If the difference between the Required Channel Value-OneComm Territory and the aggregate value of the Contributed Channels-OneComm Territory as of such date (such difference being the "Interim Shortfall Amount-OneComm Terri-tory") is less than the Closing Date Shortfall Amount-OneComm Territory then a number of the Holdback Shares-OneComm Terri-tory shall be released and retained and held by Motorola and/or the Motorola SMR Subsidiaries free of the restrictions set forth in Section 4.10(a), such number being equal to (A) the difference between the Closing Date Shortfall Amount-OneComm Territory and the Interim Shortfall Amount-OneComm Territory as of such date (the "Interim Delivery Amount-OneComm Territory"),
         (B) minus the Interim Delivery Amount-OneComm Territory, if any, for each month-end following the Closing (C) divided by $40. The remainder of such Holdback Shares-OneComm Territory shall continue to be held contingently by Motorola and the Motorola SMR Subsidiaries and subject to the restrictions set forth in Section 4.10(a) hereof, until the release of such restrictions, or the cancellation of such New Sub Shares, in each case in accordance with this Section 4.7.

                   (c) (i) On the first anniversary of the Closing Date, Motorola shall submit to New Sub a final Channel Delivery Status Statement-OneComm Territory.

                  (ii) If the aggregate value of the Contributed Chan-nels-OneComm Territory as of such date (calculated in accor-dance with subparagraph (b)(vii) of this Section 4.7) is less than or equal to the Required Channel Value-OneComm Territory, then Motorola and the Motorola SMR Subsidiaries shall (A) sur-render to New Sub a number of New Sub Shares equal to (1) the difference between the Required Channel Value-OneComm Territory and the aggregate value of the Contributed Channels-OneComm Territory as of the first anniversary of the Closing Date (the "Final Channel Contribution-OneComm Territory") and (2) divided by $40 and (B) shall retain any remaining Holdback Shares-OneComm Territory free of the restrictions in Section 4.10(a); provided that the surrender of New Sub Shares under clause (A) hereof shall be contingent upon the reassignment to Motorola of all of New Sub's rights, if any, to any SMR Channels not deemed "actually contributed" as of such date, it being understood that the parties hereto may waive the operation of clause (A) in which case Motorola shall hold the Holdback Shares-OneComm Territory free of all restrictions and New Sub shall retain such SMR Channels, whether or not they ultimately satisfy the criteria set forth in Section 4.5(b)(viii) hereof to be treated as "actually contributed".

                   4.8.  Delivery Requirement and Procedures-Dial Page
         Territory.

                   (a) (i) The total number of SMR Channels targeted to be delivered by Motorola and the Motorola SMR Subsidiaries pursuant to the procedures in Sections 4.1(c), 4.7, 4.9 and
         4.10 hereof as Motorola Owned SMR Licenses-Dial Page Territory or Acquired SMR Licenses-Dial Page Territory is 2,091 SMR Channels, comprised of a total of 417 SMR Channels in Group 1 (the "Group 1 Channel Target-Dial Page Territory"), 175 SMR Channels in Group 2 (the "Group 2 Channel Target-Dial Page

         Territory"), 109 SMR Channels in Group 3 (the "Group 3 Channel Target-Dial Page Territory"); 138 Channels in Group 4 (the "Group 4 Channel Target-Dial Page Territory") and 1252 SMR Channels in Group 5 (the "Group 5 Channel Target-Dial Page Territory"), as set forth in Tab 8 of the Motorola/Dial Page Disclosure Statement hereto. Each Group shown in Tab 8 of the Motorola/Dial Page Disclosure Statement is herein referred to as a "Group-Dial Page Territory".

                  (ii) As set forth in Tab 8 of the Motorola/Dial Page Disclosure Statement, each SMR Channel within a given Group-Dial Page Territory has been assigned an assumed value, stated in dollars (the same amount per SMR Channel within a Group). Such per channel values for any given Group in Tab 8 of the Motorola/Dial Page Disclosure Statement are referred to herein as the "Group Per Channel Assigned Value-Dial Page Territory". The total assigned value of the SMR Channels required to be delivered by Motorola and the Motorola SMR Subsidiaries pur-suant to this Section 4.8 (stated in dollars) is set forth in Tab 8 of the Motorola/Dial Page Disclosure Statement (the "Required Channel Value-Dial Page Territory"), which represents the sum of the products (for each Group-Dial Page Territory) of
         (i) the applicable Group Channel Target-Dial Page Territory and
         (ii) the applicable Group Per Channel Assigned Value-Dial Page Territory. SMR Channels delivered may be Motorola Owned SMR Licenses-Dial Page Territory or Acquired SMR Licenses-Dial Page Territory and shall be delivered in accordance with the proce-dures set forth herein. For purposes of this Section 4.8, Motorola shall be deemed to have delivered the SMR Channels listed on Exhibit N hereto, which have been acquired by Dial Page on Motorola's behalf by contributing $3,095,000 in cash to New Sub at the Closing.

                   (b) (i) In lieu of (A) delivering any given Owned Channel-Dial Page Territory which Motorola or a Motorola SMR Subsidiary is unable to deliver at Closing or (B) acquiring any particular SMR Channel comprising all or part of a Motorola McSMR-Dial Page Territory, Motorola may enter into a contract providing the right to acquire (or cause one of the Motorola SMR Subsidiaries to enter into such a contract) the rights to an SMR License (a "Substitute SMR License-Dial Page Territory") relating to one or more SMR Channels (a "Substitute SMR Channel-Dial Page Territory") which are "equivalent" to the SMR Channels not delivered as an Owned License-Dial Page Territory or not acquired from the licensee of a Motorola McSMR-Dial Page Territory. For this purpose, an acquired SMR Channel shall be considered "equivalent" to the Owned Channel-Dial Page Terri-tory or SMR Channel comprising a Motorola McSMR-Dial Page Ter-ritory it replaces so long as:

                        (A) in the case of Substitute SMR Channels-Dial Page Territory replacing Owned Channels-Dial Page Territory or Motorola McSMRs-Dial Page Territory which are in Groups 1 through 4-Dial Page Territory, such Substitute Channel would fall within one of such Groups 1 through 4 if it were an Owned Channel-Dial Page Territory; and

                        (B) in the case of Substitute SMR Channels-Dial Page Territory replacing Owned Channels-Dial Page Territory or Motorola McSMRs-Dial Page Territory which are in Group 5-Dial Page Territory, such Substitute Channel would fall within any of Groups 1 through 5-Dial Page Territory if it were an Owned Channel-Dial Page Territory.

         Each Substitute Channel-Dial Page Territory shall be deemed to have the Group Per Channel Assigned Value-Dial Page Territory of the Group-Dial Page Territory in which such Substitute Channel-Dial Page Territory would actually fall if it were an Owned Channel-Dial Page Territory.

                  (ii) From and after the date of this Agreement and prior to the Closing, Motorola shall use its best efforts to enter into contracts providing the right to acquire (or to cause a Motorola SMR Subsidiary to enter into such contracts) outright ownership of the SMR Licenses which comprise the Motorola McSMRs-Dial Page Territory up to the Required Channel Value-Dial Page Territory, it being understood that "best efforts" for purposes of this clause (ii) shall not obligate Motorola or the applicable Motorola SMR Subsidiary to enter into any arrangement to purchase an SMR License comprising a Motorola McSMR-Dial Page Territory at a price, or on other terms and conditions, that Motorola believes are not reasonable and that Motorola shall, in lieu of any such Motorola McSMR-Dial Page Territory, be entitled to contract for the right to acquire a Substitute License-Dial Page Territory or, if Motorola is unable to enter into such contract, incur the adjustment contemplated by paragraph (c) of this Section 4.8 hereof, in the event that Motorola fails to deliver the Re-quired Channel Value-Dial Page Territory.

                 (iii) As contemplated by Sections 4.1(c)(i) and (ii), at the Closing, Motorola and the respective Motorola SMR Sub-sidiaries shall (A) contribute to New Sub the Owned Licenses-Dial Page Territory held by them as of such date and (B) shall assign to New Sub all rights to acquire SMR Licenses under all agreements relating to Acquired SMR Licenses-Dial Page Terri-tory which have been entered into by Motorola or a Motorola SMR Subsidiary as of such date, together with the cash necessary for New Sub to exercise the right to acquire such Acquired SMR Licenses-Dial Page Territory.

                  (iv) As of the Closing Date, and at the last day of each month thereafter up to and including the first anniversary of the Closing Date, Motorola shall prepare a statement (the "Channel Delivery Status Statement-Dial Page Territory") show-ing (A) the total number of Motorola Owned SMR Channels-Dial Page Territory and the total number of SMR Channels underlying Acquired SMR Licenses-Dial Page Territory actually contributed within each Group-Dial Page Territory and (B) the aggregate value of the SMR Channels so contributed (calculated in accor-dance with clause (vii) of this Section 4.8(b)).

                   (v) In the event that as of the Closing Date, the aggregate value of the Motorola Owned SMR Licenses-Dial Page Territory and Acquired SMR Licenses-Dial Page Territory which were actually contributed (the "Contributed Channels-Dial Page Territory") as of Closing, is less than the Required Channel Value-Dial Page Territory, then a number of the New Sub Shares (the "Holdback Shares-Dial Page Territory") equal to (A) the difference between the Required Channel Value-Dial Page Terri-tory and the aggregate value of the Contributed Channels-Dial Page Territory as of such date (such difference being the "Closing Date Shortfall Amount-Dial Page Territory"), (B) divided by $50, shall be deemed held contingently by Motorola and/or the applicable Motorola SMR Subsidiaries and subject to the restrictions set forth in Section 4.10(a) hereof, until the release of such restrictions, or the cancellation of such New Sub Shares, in each case in accordance with Section 4.8(c) hereof.

                  (vi) For a period of twelve (12) months following the Closing, Motorola shall continue to use best efforts to enter into contracts providing the right to acquire and contribute to New Sub, additional Motorola McSMRs-Dial Page Territory or Sub-stitute Channels-Dial Page Territory (together, in the case of such Substitute Channels, with site leases and related equip-ment as are available), up to the Required Channel Value-Dial Page Territory, it being understood that "best efforts" for this purpose shall be subject to the same limitations as set forth in Section 4.8(b)(ii) hereof. New Sub shall be obligated to assume the right to acquire such SMR Licenses under such contracts and to take all other steps reasonably necessary (in-cluding the assumption of site leases and equipment leases in connection therewith) to permit it to effect the purchase thereunder; provided, however, that Motorola shall, at or prior to the time that New Sub would exercise such rights to acquire, contribute any and all consideration necessary for the exercise of all rights under such contracts; provided, further, that such contracts shall be on terms no less favorable to Motorola or New Sub than the Model Form.

                 (vii) For purposes of this Section 4.8, the "aggregate value" of the Contributed Channels-Dial Page Territory as of a given date shall be calculated as the sum of the products (for each Group-Dial Page Territory) of the number of SMR Channels actually contributed as of such date in each Group-Dial Page Territory by the applicable Group Per Channel Assigned Value-Dial Page Territory.

                (viii) On the last day of each month following the Closing Date, through and including the first anniversary of the Closing Date, as provided in clause (iv) of this Section 4.8(b), Motorola shall deliver a Channel Delivery Status State-ment-Dial Page Territory. If the difference between the Re-quired Channel Value-Dial Page Territory and the aggregate value of the Contributed Channels-Dial Page Territory as of such date ("Interim Shortfall Amount-Dial Page Territory") is less than the Closing Date Shortfall Amount-Dial Page Terri-tory, then a number of the Holdback Shares-Dial Page Territory shall be released and retained and held by Motorola and/or the Motorola SMR Subsidiaries free of the restrictions set forth in
         Section 4.10(a), such number being equal to (A) the difference between the Closing Date Shortfall Amount-Dial Page Territory and the Interim Shortfall Amount-Dial Page Territory as of such date (the "Interim Delivery Amount-Dial Page Territory"), (B) minus the Interim Delivery Amount-Dial Page Territory, if any, for each month-end following the Closing, (C) divided by $50. The remainder of such Holdback Shares-Dial Page Territory shall continue to be held contingently by Motorola and the Motorola SMR Subsidiaries and subject to the restrictions set forth in
         Section 4.10(a) hereof, until the release of such restrictions, or the cancellation of such New Sub Shares, in each case in accordance with this Section 4.8.

                   (c) (i) On the first anniversary of the Closing Date, Motorola shall submit to New Sub a final Channel Delivery Status Statement-Dial Page Territory.

                  (ii) If the aggregate value of the Contributed Chan-nels-Dial Page Territory as of such date (calculated in accor-dance with subparagraph (b)(vii) of this Section 4.8) is less than or equal to the Required Channel Value-Dial Page Terri-tory, then Motorola and the Motorola SMR Subsidiaries shall (A) surrender to New Sub a number of New Sub Shares equal to (1) the difference between the Required Channel Value-Dial Page Territory and the aggregate value of the Contributed Channels-Dial Page Territory as of the first anniversary of the Closing Date (the "Final Channel Contribution-Dial Page Territory") and
         (2) divided by $50 and (B) shall retain any remaining Holdback Shares-Dial Page Territory free of the restrictions in Section

         4.10(a); provided that the surrender of New Sub Shares under clause (A) hereof shall be contingent upon the reassignment to Motorola of all of New Sub's right, if any, to any SMR Channels not deemed "actually contributed" as of such date, it being understood that the parties hereto may waive the operation of clause (A) in which case Motorola shall hold the Holdback Shares-Dial Page Territory free of all restrictions and New Sub shall retain such SMR Channels, whether or not they ultimately satisfy the criteria set forth in Section 4.5(b)(viii) hereof to be treated as "actually contributed".

                   4.9.  Certain Covenants Relating to Channel Delivery.

                   (a) Except as otherwise expressly contemplated by this Agreement, during the period from the date of this Agree-ment through the date on which all contractual rights relating to Motorola McSMRs-Nextel Territory contemplated by Section 4.1(a)(iii) to be assigned to New Sub have been validly and effectively so assigned (or, if earlier, the date on which all such contractual rights which have not been so assigned ex-
         pire), Motorola shall give the Company written notice of any options, rights of first refusal or similar right with respect to any Motorola McSMR-Nextel Territory as soon as reasonably practicable after such option or right becomes exercisable (or earlier, if necessary to provide at least 20 business days' notice to the Company prior to the expiration of any such op-tion or right).

                   (i) If the time at which such option or right be-comes exercisable occurs prior to the first anniversary of the Closing and (A) the Applicable Nextel Market Channel Target for the Market-Nextel Territory which includes such Motorola McSMR has been satisfied and (B) Motorola does not intend to acquire such Motorola McSMR in order to use it as an Excess Channel-Nextel Territory to compensate for a shortfall in another Market-Nextel Territory (as set forth in the notice given by Motorola), the Company shall (subject to Section 7.11(j) here-
         of) have the right (subject to any applicable restrictions in the contract relating to such Motorola McSMR) to request that Motorola or the relevant Motorola SMR Subsidiary assign to New Sub, the right to exercise such right of first refusal, which assignment (subject to the next sentence) shall be made as soon as practicable (but in the case of such requests for assignment as are made prior to the Closing, such assignments may be made effective upon the Closing), and the Company shall provide written notice of such determination within 15 business days of its receipt of the notice given by Motorola. Should Motorola or the relevant Motorola SMR Subsidiary be unable to assign any such option, right of first refusal or other similar rights contemplated in this clause (i), or should the time for exer-cise thereof expire prior to the Closing, then (1) Motorola or the relevant Motorola SMR Subsidiary shall exercise such option or right on behalf of the Company if requested to do so by the Company and (2) the Company (or New Sub if the Closing occurs) will forthwith reimburse Motorola for the cost of such exer-cise.

                  (ii) If the time at which such option or right be-comes exercisable occurs prior to the first anniversary of the Closing and either (A) the Applicable Nextel Market Channel Target for the Market-Nextel Territory which includes such Motorola McSMR-Nextel Territory has not been satisfied, or (B) Motorola could acquire such Motorola McSMR-Nextel Territory in order to use it as an Excess Channel-Nextel Territory to com-pensate for a shortfall in another Market-Nextel Territory, Motorola shall include in its written notice a statement as to whether Motorola intends to exercise such right. If Motorola does not intend to exercise such right, the Company shall (subject to Section 7.11(j) hereof) have the rights set forth in clause (i) hereof, subject to the limitations and obliga-tions set forth therein.

                 (iii) If the time at which such option or right be-comes exercisable occurs on or after the first anniversary of the Closing, the Company shall (subject to Section 7.11(j) hereof) have the rights set forth in clause (i) this Section 4.9(a), subject to the limitations and obligations set forth therein, and Motorola or the relevant Motorola SMR Subsidiary shall not exercise any such option or right, except in accor-dance with a request to that effect from the Company.

                   (b) (i) No Motorola McSMR which is required to be assigned pursuant to Section 4.1(a)(iii), (b)(iii) or (c)(iii) hereto shall be assigned to New Sub without the consent of each of the licensee thereunder and (prior to the Closing) the Com-pany or (after the Closing) New Sub. If the licensee there-under consents to the assignment (which consent to such assign-ment shall be subject to no conditions, other than that New Sub shall assume all obligations of Motorola or the relevant Motorola SMR Subsidiary thereunder which accrue after such assignment), but the Company (or New Sub, as appropriate) does not, Motorola shall have no further obligation with respect to such Motorola McSMR under this Agreement, including Section 4.1 hereof and clause (ii) of this Section 4.9(b).

                  (ii) In the event that the terms applicable to any management agreement relating to a Motorola McSMR which was to have been assigned pursuant to Sections 4.1(a)(iii), or 4.1(b)(iii) or 4.1(c)(iii) hereof, include conditions or restrictions that prohibit such assignment without the consent of the licensee, and the licensee fails to grant such consent (or such consent is subject to conditions other than those permitted under clause (i)), then this Agreement shall not require the assignment of such agreement but, in lieu of such assignment, Motorola shall use reasonable efforts to establish and cause to be put and maintained in place such arrangements as may be necessary so that New Sub shall be placed in substan-tially the same position (including, without limitation, as concerns the economic benefits and burdens, and the legal and other rights and obligations), that New Sub would have occupied had such assignment been made to New Sub in the absence of such conditions or restrictions; it being understood that (i) "rea-sonable efforts" shall not require Motorola to incur additional costs or expenses in establishing such arrangements, or to challenge or defend any allegation by the licensee in connec-tion with such arrangement and (ii) at or prior to Closing, New Sub and Motorola shall enter into an agreement (the "SMR Services Agreement") setting forth the rights and obligations of each of them in connection with such arrangement, such agreement to be substantially in the form of Exhibit G hereto which shall, among other things, provide for (A) Motorola and/or the applicable Motorola SMR Subsidiaries to continue to manage such Motorola McSMRs and (B) include an indemnity by New Sub of Motorola in connection with any Action by the licensee challenging such arrangement. Notwithstanding anything else to the contrary in Section 4.1(a), (b) or (c) or Section 6.16 hereof, with respect to any Motorola McSMR subject to such an SMR Services Agreement, Motorola shall retain all assets relat-ing to such Motorola McSMR of the types set forth in Sections 4.1(a)(v), (vi) and (viii), 4.1(b)(iv), (v) and (vii) and
         4.1(c)(iv), (v) and (vii) hereof until such time as is other-wise provided pursuant to the SMR Services Agreement.

                   4.10. Interim Restrictions on Holdback Shares. (a) During the period from the Closing Date through and including the first anniversary thereof, any Holdback Shares which have not, pursuant to Sections 4.5(b)(ix), 4.6, 4.7 and 4.8 hereof, been released from the restrictions set forth in this Section
         4.10 (the "Restricted Shares"), shall be held by Motorola and the applicable Motorola SMR Subsidiaries subject to the provi-sions and restrictions set forth herein:

                   (i) Any and all dividends or other distributions paid by New Sub in respect of the Restricted Shares (whether payable in cash or other property, New Sub Shares or other se-curities issued by New Sub) which are (A) ordinary dividends may be retained by Motorola and/or the Motorola SMR Subsidiar-ies, but any such dividends and distributions (B) which are extraordinary will be held by Motorola and the applicable

         Motorola SMR Subsidiaries for the account of the Person (the "Distributee") either (x) which ultimately retains such New Sub Shares free of the restrictions hereunder or (y) to which such Restricted Shares are returned for cancellation (in each case in accordance with Sections 4.5(b)(ix), 4.6, 4.7 and 4.8 here-
         of) and in the case of dividends covered by clause (B) of this
         Section 4.10(a)(i) shall be distributed (along with the pro-ceeds or deemed proceeds of any investment thereof) to the Dis-tributee along with any release or cancellation of the New Sub Shares (pro rata, in the case of a partial release of the New Sub Shares). Any cash portions of any such dividend or other distribution shall be deemed to bear interest at the average three-month Treasury Bill interest rate from the date of pay-ment to the date of return.

                  (ii) Such Restricted Shares may be voted by Motorola and/or the Motorola SMR Subsidiaries in any manner, whether at an annual or special meeting of New Sub stockholders, in con-nection with any action by written consent of such stockholders without a meeting, or otherwise, except that Restricted Shares (if any) which are Clearnet Attributable Shares may not be voted.

                 (iii) Such Restricted Shares may not be sold, trans-ferred, pledged, encumbered or otherwise disposed of except for:

                        (A) transfers pursuant to a tender offer for a majority of the then outstanding New Sub Shares; or

                        (B) transfers pursuant to a merger, consolida-tion, share exchange, sale of substantially all the as-sets, liquidation or other similar extraordinary trans-action in which the then outstanding New Sub Shares are converted into, or exchanged for, cash, securities or other property;

         provided that, in the case of clauses (iii)(A) and (B), the consideration received in respect of such Restricted Shares shall be held by Motorola and/or the applicable Motorola SMR Subsidiaries for the account of the Distributee (and, in the case of any such consideration which is cash, shall be deemed to bear interest at the rate set forth in clause (i)) and shall be distributed (along with the proceeds of any investment or deemed investment thereof) to the Distributee along with any release or cancellation of the New Sub Shares (pro rata, in the case of a partial release of the New Sub Shares).

                   (b) If (i) at any time the Clearnet Agreement is terminated without consummation of the transactions contem-plated thereby or (ii) as of the first anniversary of the Clos-ing Date the Clearnet Transaction has not been consummated, Motorola and the Motorola SMR Subsidiaries shall return the Clearnet Attributable Shares (if any) to New Sub for cancella-tion.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                   The Company hereby represents and warrants to Motorola that, except as set forth in the Company Disclosure
         Statement:

                   5.1. Organization of the Company. The Company is (and, at the time of the Closing, will be) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority to own or lease and operate its prop-erties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out the provi-sions of this Agreement and such Ancillary Agreements and con-summate the transactions contemplated hereby and thereby. The Company is duly qualified and in good standing in each juris-diction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such quali-fication necessary, except where the failure to be in good standing or so qualified would not, individually or in the ag-gregate, have a material adverse effect on the Business Con-dition of the Company and its Subsidiaries taken as a whole.

                   5.2. Organization of Subsidiaries. Each Subsidiary of the Company (a) is (and at the time of the Closing, will be) a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has all requisite cor-porate or other power and authority to own or lease and operate its properties, to carry on its business as now conducted and proposed to be conducted, and (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business con-ducted by it makes such qualification necessary, except where the failure to be in good standing or so qualified would not, individually or in the aggregate, have a material adverse ef-fect on the Business Condition of the Company and its Subsid-iaries taken as a whole. The Company has heretofore provided to Motorola a true and correct listing of all of the Company's Subsidiaries as of the date hereof, designating which of such Subsidiaries are Existing Subsidiaries and which are Excluded Subsidiaries.

                   5.3. Authorization of Agreements. (a) This Agree-ment and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been approved by the Board of Directors of the Company and have been duly authorized by all other necessary corporate action on the part of the Company (except for the approval of the Company's stockholders contemplated by Section 7.3). The Company has delivered to Motorola true and correct copies of resolutions adopted by the Board of Directors of the Company approving this Agreement.

                   (b) This Agreement has been duly executed and deliv-ered by a duly authorized officer of the Company and consti-tutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganiza-tion, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

                   (c) When executed, each of the Ancillary Agreements will have been duly executed and delivered by a duly authorized officer of the Company, and will constitute a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as may be limited by applicable bank-ruptcy, insolvency, reorganization, moratorium and other simi-lar laws of general application which may affect the enforce-ment of creditors' rights generally and by general equitable principles.

                   5.4. Capital Stock. (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 230,000,000 shares of Company Class A Common Stock, of which 96,670,221 shares are outstanding (not including 51,700 shares held in treasury) as of July 29, 1994, (ii) 20,000,000 shares of Company Class B Common Stock, of which 504,010 shares are outstanding as of July 29, 1994, and (iii) 10,000,000 shares of preferred stock, $0.01 par value per share, none of which are outstanding as of the date hereof. All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable.

                   (b) There are outstanding on the date hereof no op-tions, warrants or other rights to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, or securities convertible into or exchangeable for capital stock of, the Company, other than (i) the right to convert shares of Company Class B Common Stock into Company Class A Common Stock pursuant to the Certificate of Incorpora-tion of the Company, (ii) Options representing in the aggregate the right to purchase up to 5,732,435 shares of Company Class A Common Stock pursuant to the Company Stock Option Plans, (iii) the warrants listed in Section 5.4(b) of the Company Disclosure Statement representing in the aggregate the right to purchase up to 32,614,485 Company Shares (the "Outstanding Company War-rants") and (iv) the obligation to issue (A) Company Shares in connection with the Currently Announced Transactions or held in escrow pending issuance in connection with previously consum-mated transactions; (B) Company Shares to Motorola or any Sub-sidiary of Motorola; (C) Company Shares pursuant to the terms of the Comcast Stock Purchase Agreement (including issuances of Company Shares upon the exercise of preemptive or anti-dilutive rights thereunder); and (D) Company Shares in connection with the acquisition of a minority equity interest in the Canadian SMR Company. Except as set forth in the Company Disclosure Statement, as of the date hereof: there are no (1) agreements restricting the transfer of, or affecting the rights of any holder of, Company Shares, (2) preemptive or anti-dilutive rights on the part of any holder of any class of securities of the Company, or (3) existing rights with respect to registra-tion under the Securities Act of any of the Company's securi-ties.

                   (c)  As of the date hereof and except as indicated in
         Section 5.4(c) of the Company Disclosure Statement, each Exist-ing Subsidiary and Excluded Subsidiary of the Company is a Wholly-Owned Subsidiary of the Company and all outstanding shares of capital stock of the Existing Subsidiaries and Ex-cluded Subsidiaries of the Company that are Wholly-Owned Sub-sidiaries of the Company, and all outstanding shares of capital stock of all other Existing Subsidiaries and Excluded Subsid-iaries of the Company (other than those of such shares as are held by a Person other than the Company or one or more of its Subsidiaries) are owned by the Company or a direct or indirect Wholly-Owned Subsidiary of the Company, free and clear of all Encumbrances.

                   (d) Except as indicated in Section 5.4(d) of the Company Disclosure Statement, there are outstanding on the date hereof no options, warrants or other rights to acquire, or ob-ligations of the Company or any Existing Subsidiary or Excluded Subsidiary to issue, shares of capital stock of any class of, or other equity interests in, or securities convertible into or exchangeable for capital stock of, any Existing Subsidiary or Excluded Subsidiary. Except as indicated in Section 5.4(d) of the Company Disclosure Statement, there are on the date hereof no agreements restricting the transfer of, or affecting the rights of the Company in, the capital stock of the Company's Existing Subsidiaries or Excluded Subsidiaries. Except as in-dicated in Section 5.4(d) of the Company Disclosure Statement, and except for the Company's Existing Subsidiaries or Excluded Subsidiaries, and the Company's rights under agreements in ex-istence on the date hereof, including, but not limited to, those relating to the Currently Announced Transactions (copies of which have been furnished to Motorola) to acquire shares of capital stock of, or equity interests in, certain Persons, the Company does not own, directly or indirectly, any shares of capital stock of, or other equity interest in, any Person.

                   5.5. Compliance with Other Instruments. (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not result in any violation of or con-flict with, constitute a default (with or without notice or the lapse of time) under, or give rise to a right of termination, cancellation, acceleration of, or a right to put, or compel a tender offer for, outstanding securities under, or result in the imposition of any Encumbrance under, or require any consent (other than such consents as are listed in the Company Disclo-sure Statement) under, any term of (i) the charter, by-laws or other organizational documents of the Company or any of its Existing Subsidiaries, or (ii) any note, bond, debt instrument, mortgage, indenture or other agreement or instrument or, except as set forth in subparagraph (b), any Law or Order, by which the Company or any of its Existing Subsidiaries may be bound, except where such violation, conflict or default, right of termination, cancellation or acceleration, put or similar right, imposition of an Encumbrance or failure to obtain such consent, individually or in the aggregate, would not have a material adverse effect on (i) the Business Condition of the Company and its Existing Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement and the Ancillary Agreements.

                   (b) The Company Disclosure Statement lists (i) all Authorizations that to the knowledge of the Company are re-quired to be made, filed, given or obtained by the Company and any of its Existing Subsidiaries with, to or from any Govern-mental Authority in connection with the transactions contem-plated to occur at or prior to the Closing by this Agreement and the Ancillary Agreements and (ii) all consents, approvals and waivers required to be given by, or obtained from, any other Persons to or by the Company and any of its Existing Sub-sidiaries in connection with the consummation of the trans-actions contemplated to occur at or prior to the Closing by this Agreement and the Ancillary Agreements other than those Authorizations, consents, approvals and waivers as to which the failure to make, file, give or obtain, individually or in the aggregate, would not have a material adverse effect on (i) the Business Condition of the Company and its Existing Subsidiar-ies, taken as a whole, or (ii) the ability of the Company and its Existing Subsidiaries to perform their obligations under this Agreement and the Ancillary Agreements.

                   5.6. Litigation. There are no Actions pending or, to the knowledge of the Company, threatened by or before any Governmental Authority against the Company or any of its Exist-ing Subsidiaries (or any Benefit Plan), or any property of the Company or any such Existing Subsidiary (including Intellectual Property), except Actions which, in the aggregate, are not rea-sonably expected to have a material adverse effect on (a) the Business Condition of the Company and its Existing Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement and the Ancillary Agree-ments. There are no Orders against the Company or any of its Existing Subsidiaries or any of their respective properties or businesses that are reasonably expected to have, individually or in the aggregate, a material adverse effect on the Business Condition of the Company and its Existing Subsidiaries taken as a whole or that prohibit the transactions contemplated by this Agreement and the Ancillary Agreements.

                   5.7. Employee Benefit Plans. (a) Except as dis-closed in the Company Disclosure Statement, all Benefit Plans which are "employee benefit plans," as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in all material respects in compliance with all applicable requirements under any Law, including but not limited to the Code and ERISA, and all contributions re-quired to be made to each such plan under the terms of such plan, ERISA or the Code for all periods of time prior to the date hereof and the Closing Date have been or will be, as the case may be, made or accrued.

                   (b) Except as disclosed in the Company Disclosure Statement, with respect to any Benefit Plan which is intended to qualify under Section 401(a) of the Code ("Pension Plan"), a favorable determination letter as to the qualification under
         Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Sec-tion 501(a) of the Code and, to the Company's knowledge, no amendment made (or the failure of such amendment to be made) to any Pension Plan subsequent to the date of such determination letter has adversely affected the qualified status of any such plan. The Company and its Subsidiaries have performed all ma-terial obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the Pension Plans. Neither the Company nor its Subsidiaries nor any other "disqualified person" (as defined in Section 4975 of the Code) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code), which could subject any Pension Plan (or its related trust), the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries to any material tax or penalty imposed under Section 4975 of the Code. No Pension Plan is a "defined benefit plan," as defined in Section 3(35) of ERISA or subject to Section 412 of the Code, Section 302 of ERISA or Title II of ERISA. No Benefit Plan is funded through a welfare benefit fund within the meaning of Section 419 of the Code, and no benefits under any Pension Plan are provided through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code.

                   (c) Neither the Company nor any of its Existing Sub-sidiaries is required to contribute to, or during the five-year period ending on the Closing Date will have been required to contribute to, any "multiemployer plan," as such term is de-fined in Section 4001(a)(3) of ERISA, and neither the Company nor any of its Existing Subsidiaries is subject to any with-drawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA and will not become subject thereto as a result of the transactions contemplated by this Agreement.

                   (d) Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) re-sult in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) be-coming due to any director, officer, employee or other Affil-iate of the Company or any of its Existing Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits oth-erwise payable by the Company or any Existing Subsidiary under any Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                   (e) Except with respect to a Benefit Plan which is an "employee benefit plan" under ERISA, neither the Company nor any ERISA Affiliate has any material Controlled Group Liabil-ity, nor do any circumstances exist that could result in any of them having any Controlled Group Liability. "Controlled Group Liability" means (i) any and all liabilities to the Pension

         Benefit Guarantee Corporation (other than for premium pay-ments), to any "multiemployer plan", to any participant or to the Internal Revenue Service, under Title IV of ERISA, (ii) any and all liabilities with respect to withdrawal or partial with-drawal from a "multiemployer plan" (as defined in clause (c) above) and (iii) any and all liabilities arising from viola-tions of the requirements of (A) section 302 of ERISA (B) sec-tions 412 and 4971 of the Code, and (C) the continuation cover-age requirements of section 601 et seq. of ERISA and section 4980B of the Code.

                   (f) There are no agreements with, or pending peti-tions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Com-pany or any of its Existing Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the knowledge of the Company, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company or any of its Existing Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the Company's knowledge, threatened, against the Company or any of its Existing Subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of its Existing Subsidiaries at any time within two years of the date of this Agreement.

                   5.8. Taxes. (a) All Tax Returns required to be filed by the Company or any Existing Subsidiary of the Company and all Tax Returns of any consolidated, combined or unitary group which includes the Company or any Existing Subsidiary of the Company have been timely and properly filed other than such Tax Returns which, if not filed or if not timely or properly filed, would not in the aggregate subject the Company and its Existing Subsidiaries to any material liability for Taxes.

                   (b) Except as set forth in the Company Disclosure Statement, all Taxes which are due and payable or which are required to be paid or withheld by the Company or any Existing Subsidiary of the Company have been duly paid or reserved for in accordance with generally accepted accounting principles on the Company Financial Statements through the dates thereof or, if they first become due and payable after March 31, 1994 are reserved for on the books and records of the Company or any Existing Subsidiary of the Company and neither the Company nor any Existing Subsidiary of the Company has or will have any liability for Taxes materially in excess of the amounts so paid or so reserved.

                   (c) Except as set forth in the Company Disclosure Statement, (i) all Tax Returns with respect to Taxes that have been filed by or with respect to the Company or any Existing Subsidiary of the Company have been audited by the Internal Revenue Service or the appropriate Governmental Authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (ii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (iii) no issues that have been raised by the relevant Governmental Authority in connec-tion with the examination of any such Tax Returns are currently pending and (iv) no waivers of statutes of limitation have been given or requested by or with respect to any Taxes of the Com-pany or any Existing Subsidiary of the Company.

                   (d) Neither the Company nor any Existing Subsidiary of the Company will be obligated as a result of the transac-tions contemplated by this Agreement to make a payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                   (e) There are no federal, state or local Tax liens upon any property or assets of the Company or any Existing Sub-sidiary of the Company other than (i) liens for Taxes which are not yet due and payable and (ii) Tax liens which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of the Company and its Existing Sub-sidiaries, taken as a whole.

                   (f) For purposes of this Section 5.8, "Tax Returns" shall mean all returns, amended returns, declarations, reports, estimates, information returns and statements required or per-mitted to be filed under any Law relating to Taxes by, or in-cluding, the Company or any Existing Subsidiary of the Company.

                   5.9. Intellectual Property. (a) The Company and its Existing Subsidiaries own, or have the defensible right to use, the Intellectual Property used in the Company's business, except where the failure to own or have the right to use such Intellectual Property, would not, individually or in the aggre-gate, have a material adverse effect on the Business Condition of the Company and its Existing Subsidiaries taken as a whole.

                   (b) No claims which, individually or in the aggre-gate, are reasonably expected to have a material adverse effect on the Business Condition of the Company and its Existing Sub-sidiaries taken as a whole have been asserted by any Person (i) challenging the ownership, validity or effectiveness of any Intellectual Property owned or used by the Company and its Ex-isting Subsidiaries, (ii) to the effect that any activity of the Company or its Existing Subsidiaries infringes on any patent or (iii) against the use by the Company or its Existing Subsidiaries of any Intellectual Property necessary for the conduct of their business (provided that no representation is made under this Section 5.9 with respect to Intellectual Prop-erty of Motorola relating to equipment sold by Motorola to the Company).

                   5.10. Reports and Financial Statements. (a) The Company has furnished to Motorola true and complete copies of each registration statement (in the form it became effective) filed by the Company under the Securities Act, since December 1, 1992 together with each final prospectus thereunder. Each such registration statement, at the time it became effective, contained no untrue statement of material fact and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not mislead-ing; provided, that the representation and warranty contained in this Section shall not be deemed applicable to any informa-tion (financial or otherwise) concerning Motorola and/or the Motorola SMR Subsidiaries, or (as the same may relate to any period prior to the Closing) New Sub, the Applicable SMR Busi-ness, the Applicable SMR Assets, the Applicable SMR Liabili-ties, the Contributed Assets or the Assumed Liabilities that is included or required to be included therein.

                   (b) The Company has filed all reports (including without limitation proxy statements) required to be filed with the SEC in the period from December 1, 1992 to the date hereof (collectively, the "Company SEC Reports"), and has furnished or made available to Motorola true and complete copies of all the Company SEC Reports. None of the Company SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or neces-sary to make the statements therein, in light of the circum-stances under which they were made, not misleading. All of the Company SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

                   (c) The Company previously has delivered to Motorola correct and complete copies of its audited consolidated finan-cial statements (including the balance sheet, statement of operations and statement of cash flows, and, in each case, the related footnotes thereto) as of March 31, 1994 or for the fis-cal year then ended, as appropriate (the "Audited Statements"), in the form contained in the Company's Annual Report to Stock-holders for the fiscal year ended March 31, 1994. Each of the balance sheets included in such Audited Statements (collec-tively, the "Company Financial Statements") present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and each of the other related statements included in such Company Financial Statements present fairly, in all mate-rial respects, the consolidated results of operations and cash flows of the Company and its Subsidiaries for the respective periods thereof, all in conformity with generally accepted accounting principles consistently applied during the periods involved except as otherwise noted therein.

                   (d) Except and to the extent reflected or reserved against in the Company Financial Statements, none of the Com-pany nor any Existing Subsidiary of the Company has any li-abilities or obligations (of the types that, in accordance with generally accepted accounting principles, are required to be reflected or reserved against in the Company Financial State-ments) of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, for the periods covered thereby. The Company does not know or have reasonable grounds to know of any basis for the assertion against the Com-pany or any Existing Subsidiary of the Company of any material claim or material liability (of the types that, in accordance with generally accepted accounting principles, are required to be reflected or reserved against in the Company Financial Statements) of any nature or in any amount not fully reflected or reserved against in the Company Financial Statements for the periods provided, whether or not previously disclosed to Motorola.

                   5.11. Absence of Certain Changes or Events. Since March 31, 1994, there has not been any material adverse change in the Business Condition of the Company and its Subsidiaries taken as a whole, and, except as otherwise set forth in Section
         5.11 of the Company Disclosure Statement, neither the Company nor any Existing Subsidiary of the Company has:

                   (a) amended its certificate of incorporation or by laws in any way with respect to provisions regarding its capital stock or which would materially adversely affect
              (i) Motorola's rights as a stockholder upon consummation of the Nextel Merger; or (ii) the value or marketability of the New Sub Shares held by Motorola; provided, however, that the foregoing shall not in any event limit (i) amend-ments regarding the name, annual meeting date, size of the Board of Directors, indemnification rights with respect to directors, the location of the registered office, or the registered agent, of the Company or (ii) amendments to increase the number of shares of authorized capital stock of the Company;

                   (b) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock other than (i) such dividends or dis-tributions which result in an adjustment pursuant to Sec-tion 4.4, (ii) cashless exercises of Options under the Company Stock Option Plans or of Outstanding Company War-rants and (iii) repurchases of less than $1,000,000 in value of its capital stock;

                   (c) taken any action, or permitted or suffered to be taken any action with respect to the following, except for such instances which would not, individually or in the aggregate, (i) have a material adverse effect on the Busi-ness Condition of Company and its Existing Subsidiaries, taken as a whole or (ii) materially adversely affect Motorola's rights as a stockholder or the value or market-ability of the New Sub Shares held by Motorola:

                        (A) issued, delivered or sold or authorized the issuance, delivery or sale of any shares of its capi-tal stock of any class, or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or ex-changeable for such shares, or issued or authorized the issuance of any other security in respect of or in lieu of or in substitution for shares of its capi-tal stock except for the number of shares contem-plated to be issued in the Currently Announced Trans-actions as of the date hereof as set forth in Section
                   5.11 of the Company Disclosure Statement;

                        (B)  incurred any indebtedness for borrowed
                   money or guaranteed any such indebtedness or issued or sold any debt securities, except any of the fore-going effected in compliance with equipment purchase and financing documents and arrangements between the Company and Motorola and/or Northern Telecom, Inc.;

                        (C) discharged any liability with or on behalf of, or acquired or disposed of any assets or proper-ties in any transaction with, any officer, director, stockholder or employee of the Company or any Exist-ing Subsidiary of the Company, or any Affiliate of any of them, except as contemplated under the terms of agreements in existence on the date hereof (copies of which have been furnished to Motorola);

                        (D) acquired any assets or properties or made any commitment to do the same, except as contemplated under the terms of agreements in existence on the date hereof (copies of which have been furnished to Motorola);

                        (E) amended any of the agreements providing for the Currently Announced Transactions, or waived any breach thereof, or any condition to its obligation to close thereunder;

                        (F) except for (1) indebtedness for borrowed money permitted under subclause (B) hereof, or (2) as contemplated in the Currently Announced Transactions (but excluding any material increase in the level of liabilities or obligations to be incurred in connec-tion with such Currently Announced Transactions from the level contemplated as of the date hereof includ-ing as contemplated in connection with the OneComm Merger), incurred any liability or obligation (whether absolute, accrued, contingent or otherwise) or incurred or committed to incur any capital expen-ditures;

                        (G)  except as contemplated in the Currently
                   Announced Transactions (but excluding any material increase in the assets or properties to be disposed of thereunder from the level contemplated as of the date hereof), disposed of assets or properties, in-cluding any disposition of any direct or indirect ownership interest in any SMR License or in any as-sets comprising any SMR businesses; or

                        (H)  except as contemplated in the Currently
                   Announced Transactions (but excluding any material changes in the rights or restrictions contemplated thereunder as of the date hereof), entered into any agreements restricting the transfer of, or affecting the rights of holders of, Company Shares, granted any preemptive or antidilutive rights to any holder of any class of securities of the Company, or granted registration rights with respect to any of the Com-pany's securities;

                   (d) entered into or amended any arrangement with any director, officer or employee providing for any severance or termination pay as a result of or in connection with the transactions contemplated by this Agreement;

                   (e) made any material change in any method of finan-cial accounting or accounting practice, except for any such change required by reason of a concurrent change in GAAP; or

                   (f) entered into any agreement (except such agree-ments as are referenced or contemplated in the preceding clauses (a) through (e), this Agreement and the Ancillary Agreements) with respect to the foregoing.

         For purposes of this Section 5.11, references to a "material adverse effect on Motorola's rights as a stockholder or on the value or marketability of the New Sub Shares held by Motorola" are intended to refer to effects caused by the action or event in question and shall be deemed to exclude such effects (1) as a result solely of adverse developments in the Company's busi-ness operations (which shall be covered, if at all, by the phrase "material adverse effect on the Business Condition of the Company and its Existing Subsidiaries, taken as a whole") and (2) solely as a result of general fluctuations or general volatility in the price of the Company Shares prior to Closing. It is expressly understood and agreed that Motorola may assert the existence of a "material adverse effect on Motorola's rights as a stockholder or on the value or marketability of the New Sub Shares held by Motorola" pursuant to this Section 5.11 and/or in Section 5.19(b) only as a basis for not consummating the transactions contemplated hereunder as a result of the condition set forth in Section 8.2(a) failing to be satisfied, but after the Closing, New Sub (as successor by merger to the Company) shall have no liability or obligation to Motorola (including any Indemnified Party pursuant to Section 10.1(b) hereof) for any alleged or asserted breach of any representation and warranty set forth in this Section 5.11 and/ or Section 5.19(b) arising out of or resulting from any such "material adverse effect on Motorola's rights as a stockholder or on the value or marketability of the New Sub Shares held by Motorola".

                   5.12. Compliance with Laws. (a) To the knowledge of the Company, the conduct of the business of each of the Com-pany and its Existing Subsidiaries complies with all Laws and Orders applicable thereto, except for violations or failures so to comply, if any, that would not have a material adverse ef-fect on the Business Condition of the Company and its Existing Subsidiaries taken as a whole. Except as set forth in the Com-pany Disclosure Statement, as of the date hereof none of the

         Company or any of its Existing Subsidiaries has received any written communication from a Governmental Authority that al-leges that the Company or any Existing Subsidiary is not in compliance with, or may be liable under, any such Law or Order other than instances of alleged non-compliance or alleged li-ability that are not reasonably expected to have a material adverse effect on the Business Condition of the Company and its Existing Subsidiaries, taken as a whole.

                   (b) (i) Except as specifically set forth in the Company Disclosure Statement, on the date hereof the Company and the Company's Existing Subsidiaries have duly secured and possess, on the date hereof, all necessary Licenses and Autho-rizations from, and have filed all material required registra-tions, applications, reports and other documents with, the FCC, and, if applicable, any State public utility commission ("PUC") and any other Governmental Authority exercising jurisdiction over the Company or any Existing Subsidiary of the Company, including the SMR business, radio paging businesses and other radio communications businesses of the Company and the Com-pany's Existing Subsidiaries as such businesses are being con-ducted on the date hereof except where the failure to have such Licenses or Authorizations or the failure to make such filings could not reasonably be expected to have a material adverse effect on the Business Condition of the Company and its Exist-ing Subsidiaries, taken as a whole. Such Licenses and Authori-zations are valid and in full force and effect without materi-ally adverse conditions except for such conditions as are gen-erally applicable to holders of such Licenses and Authoriza-tions. Except as set forth in the Company Disclosure State-ment, and except systems under either a digital or wide area waiver, all loading requirements with respect to any 800 MHz SMR Licenses listed in the Company Disclosure Statement which are required to have been met as of the date hereof have been met, and the Company and the Company's Existing Subsidiaries have taken every reasonable action to cause the same to be loaded in compliance with FCC regulations and no material num-ber of individual frequencies will be cancelled by the FCC prior to the Closing Date for failure to meet such loading re-quirements.

                  (ii) The Company and its Existing Subsidiaries have not made any material misstatements of fact, or omitted to dis-close any material fact, to any Governmental Authority, or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, subject any Licenses held by it to risk of revoca-tion or failure to renew, except where the revocation or fail-ure to renew would not have a material adverse effect on the Business Condition of the Company and its Existing Subsidiaries taken as a whole. Neither the Company nor any of its Existing Subsidiaries is subject to any Order or pending or, to the knowledge of the Company, threatened, Action which affects or is reasonably expected to affect the validity of any Licenses held by it, or result in the revocation, termination, or ad-verse modification thereof, or impair the renewal thereof, ex-cept where the invalidity of such Licenses (individually or in the aggregate) or the revocation, termination, adverse modi-fication or nonrenewal thereof would not have a material ad-verse effect on the Business Condition of the Company and its Existing Subsidiaries taken as a whole. To the Company's knowledge, no event has occurred and is continuing that could reasonably be expected to (A) result in the revocation, termi-nation or adverse modification of any License of the Company or any Existing Subsidiary of the Company or (B) materially and adversely affect any rights of the Company or any Existing Sub-sidiary of the Company thereunder, except where the occurrence or existence of such event or effect described in the foregoing clauses (A) or (B) (individually or in the aggregate) would not have a material adverse effect on the Business Condition of the Company and its Existing Subsidiaries, taken as a whole; nei-ther the Company nor any Existing Subsidiary of the Company has any reason to believe that any License of the Company or any Existing Subsidiary will not be renewed in the ordinary course, except where such nonrenewal (individually or in the aggregate) would not have a material adverse effect on the Business Condi-tion of the Company and its Existing Subsidiaries, taken as a whole.

                   (c) None of the Company or any of its Existing Sub-sidiaries has caused or taken any action that is reasonably expected to result in, and none of them is subject to, any ma-terial liability or obligation under any Environmental Law re-lating to (i) the environmental conditions on, under, or about any real property currently or formerly owned, leased or oper-ated by the Company or its Existing Subsidiaries, including without limitation any contamination of soil or groundwater at such properties; or (ii) the past or present use, management, handling, transport, treatment, generation, storage, or release of any Hazardous Materials by the Company or its Existing Sub-sidiaries.

                   5.13. Regulatory Matters. (a) FCC Licenses. The Company Disclosure Statement sets forth a correct and complete list, as of June 30, 1994 (except for SMR Licenses acquired in connection with the merger of a subsidiary of the Company with PowerFone Holdings, Inc. (the "PowerFone SMR Licenses") which list is as of April 1, 1994), of (i) each SMR License which is issued to the Company or any Existing Subsidiary of the Com-pany, the name of the licensee, the call sign, the transmitter location (by city), the number of channels covered by the License and the License expiration date and (ii) each SMR License that is managed by the Company or any Existing Subsid-iary of the Company, specifying the name of the licensee, the call sign, the transmitter location (by city), the number of channels covered by the License, the License expiration date and if such License is subject to any applications for the transfer or assignment thereof to the Company or any Existing Subsidiary of the Company and the status of such applications. Except as set forth in the Company Disclosure Statement, as of the date hereof, none of the SMR Licenses referred to in clause
         (i) above is subject to any purchase, sale, option or right of first refusal agreements and the Company and the Company's Existing Subsidiaries own all of the right, title and interest in, to and under such SMR Licenses or FCC Licenses.

                   (b) Third Party Management Agreements. The Company Disclosure Statement sets forth a complete and correct list, as of the date hereof, of all management or other agreements pur-suant to which a Person (other than the Company or an Existing Subsidiary of the Company) is managing SMR Licenses held by the Company or an Existing Subsidiary of the Company, identifying the manager under each such agreement, the transmitter loca-tions (by address), the number of channels covered by SMR Li-censes, the term of such agreements, any rights of first re-fusal or any options or calls (and the respective option or call prices) in favor of the Company or any of its Existing Subsidiaries and, to the Company's knowledge, of any other party to such agreements to purchase or sell any interest in such SMR Licenses and the respective fees or revenues payable or receivable under such agreements. To the Company's knowl-edge, the terms of all such management agreements for SMR Li-censes and for other FCC Licenses to which the Company or any Existing Subsidiary of the Company is a party on the date here-of and the operation of each SMR system or other radio com-munications system pursuant to such management agreements com-ply with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC thereunder, in each case in all material respects.

                   (c) Sharing Agreements. Except as set forth in the Company Disclosure Statement, as of the date hereof, none of the Company or any of its Existing Subsidiaries is a party to any material agreement for the shared use of facilities or equipment used in connection with its SMR business.

                   (d) Condition of Systems. All of the properties, equipment and systems of the Company and the Company's Existing Subsidiaries are in good repair, working order and condition and are and will be, in compliance with all applicable stan-dards or rules imposed by any Governmental Authority except where the poor condition or failure to so comply would not have a material adverse effect on the Business Condition of the Com-pany and its Existing Subsidiaries, taken as a whole.

                   (e) Fees. The Company and the Company's Existing Subsidiaries have paid all material franchise, license or other fees and charges which have become due and payable pursuant to any applications, filings, recordings and registrations with, and all Authorizations and Licenses from, the FCC, any PUC and any other Governmental Authority, in respect of its business and have made appropriate provision on the Company Financial Statements as is required by generally accepted accounting principles for any such fees and charges that have accrued through March 31, 1994 and on the books and records of the Com-pany or the Company's Existing Subsidiaries since then.

                   (f) Site Leases. All agreements providing for the lease by the Company or any Existing Subsidiary of the Company of sites for communications towers or transmitters or for the lease of such towers or transmitters or other equipment relat-ing to the Company's or any such Existing Subsidiary's SMR business as now conducted are at commercially reasonable rates and have such other terms and conditions as are customary for agreements of such type in the industry. The Company and the Company's Existing Subsidiaries have all necessary site leases to carry on their SMR businesses as now conducted and for the conduct of their paging and other businesses, and all such nec-essary site leases are valid and enforceable in full force and effect, except for such site leases the failure to have, or the invalidity or unenforceability of which would not have a mate-rial adverse effect on the Business Condition of the Company and its Existing Subsidiaries, taken as a whole.

                   5.14. Properties. The Company and the Existing Sub-sidiaries have such title to all of their respective material properties and assets, tangible and intangible (including, without limitation, those material properties and assets re-flected in the Company's Interim Statements, except as disposed of in the ordinary course of business or otherwise, unless such dispositions are prohibited under this Agreement, since March 31, 1994) as may be necessary to conduct their respective busi-nesses substantially in the same manner as such businesses have been conducted, and there is no title defect affecting any of such properties or assets which is reasonably expected to have a material adverse effect on the Business Condition of the Com-pany and its Existing Subsidiaries, taken as a whole. Except as set forth in the Company Disclosure Statement, all of such material properties and assets are, in each case, free and clear of all Encumbrances, except (a) liens for current taxes not due and payable, (b) Encumbrances which do not materially detract from the value or materially interfere with the use by the Company or the Company's Existing Subsidiaries of the prop-erties affected thereby, (c) liens existing on March 31, 1994 and reflected on the March 31, 1994 balance sheet included in the Company's Interim Statements, (d) purchase money security interests incurred in the ordinary course of business after March 31, 1994 or in connection with the design, equipping and/or construction of enhanced SMR systems in any of the mar-ket areas of the Company and its Existing Subsidiaries (and with respect to which security interests neither the Company nor any of its Existing Subsidiaries is in default) and (e) liens arising under or permitted by financing agreements be-tween the Company and Motorola or the Company and Northern Telecom, Inc. (the exceptions described in the foregoing clauses (a) through (e) hereof being referred to herein as "Company Permitted Encumbrances"). The Company or the Com-pany's Existing Subsidiary which is the lessee thereof enjoys peaceful and undisturbed possession under all material leases under which it operates. All material structures and other improvements located on such real property and all such tan-gible personal property reasonably necessary for the conduct of the business of the Company or any Existing Subsidiary of the Company as presently conducted, or as proposed to be conducted, are in satisfactory operating condition and repair, subject to ordinary wear and tear, except in such instances where the failure to enjoy such possession, or the failure to meet such operating condition or state of repair, would not have a mate-rial adverse effect on the Business Condition of the Company and its Existing Subsidiaries, taken as a whole.

                   5.15. Compliance with Charter and Contracts. (a) Neither the Company nor any Subsidiary of the Company is in violation of any term of its charter, by-laws or other organi-zational documents.

                   (b) The Company has filed with the SEC copies of all contracts and agreements that, after consultation with its le-gal counsel, the Company reasonably believes are required to be filed under the Securities Act and the Exchange Act, to which the Company or any of its Existing Subsidiaries is a party or may be bound. Each of such contracts, leases, agreements and understandings is in full force and effect (other than those which have expired or terminated pursuant to their terms or by mutual agreement of the Company or its relevant Existing Sub-sidiary and each other party thereto since the filing thereof), and (i) none of the Company or its Existing Subsidiaries or, to the Company's knowledge, any other party thereto, has breached or is in default thereunder, (ii) no event has occurred which, with the passage of time or the giving of notice, would consti-tute such a breach or default, (iii) no claim of material de-fault thereunder has, to the Company's knowledge, been asserted or threatened and (iv) none of the Company or its Existing Sub-sidiaries or, to the Company's knowledge, any other party thereto is seeking the renegotiation thereof or substitute per-formance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, would not have a material adverse effect on the Business Condition of the Company and its Existing Sub-sidiaries taken as a whole.

                   5.16. Affiliated Transactions. Except for those contracts and agreements filed with the SEC as described in
         Section 5.15, and any additional contracts or agreements the material terms of which are described in any Registration Statement or SEC Report, the Company Disclosure Statement con-tains an accurate and complete listing of all material con-tracts and agreements, in effect on the date hereof with or on behalf of any director, officer, employee, or Affiliate of the Company, or holder of 5% of the Company Shares, to which the Company or any of its Existing Subsidiaries is a party or is otherwise bound.

                   5.17. Brokers and Finders. Except for the fees and expenses payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or to Prudential Securities Incorporated, which fees and expenses are customary for engagements of such type and are payable upon closing solely in cash, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connec-tion with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                   5.18. S-4 Registration Statement and Proxy State-ment/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus (including, without limitation, informa-tion with respect to OneComm and the OneComm Merger or any other Currently Announced Transaction) will (a) in the case of the S-4 Registration Statement, at the time it becomes effec-tive, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not mislead-ing or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time the Company becomes aware of the occurrence of any event with respect to the Company or its officers and di-rectors or any of its Subsidiaries which is required to be de-scribed in the Proxy Statement/Prospectus or the S-4 Registra-tion Statement (or in any amendment of, or supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement), the Company shall notify New Sub and the Company shall cooper-ate with New Sub in promptly preparing an appropriate amendment or supplement in which such event shall be so described, the Company shall provide all reasonable assistance to New Sub to enable any such amendment or supplement to be promptly filed with the SEC (and a copy thereof furnished to Motorola) and, as required by law, disseminated to the stockholders of the Com-pany and the Company shall provide all reasonable assistance to New Sub to enable such amendment or supplement to comply with all provisions of applicable law. To the extent information is supplied or is to be supplied by the Company for inclusion or incorporation by reference therein, the S-4 Registration State-ment and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

                   5.19. Consummation of Currently Announced Transac-tions. (a) As of the date hereof, the Company has entered into certain agreements pertaining to certain potential trans-actions, all of which transactions and related agreements, as in existence on the date hereof, have been disclosed to Motorola. These transactions and related agreements, as in existence on the date hereof, are:

                   (i) the contribution of cash and property (includ-ing, without limitation, SMR Licenses, related assets and/or capital stock of one or more Wholly-Owned Subsidiaries of the Company) in exchange for a controlling equity interest in AMS, on the terms and conditions set forth in that certain Stock Purchase Agreement by and between AMS and the Company, dated as of August 25, 1993, as amended by Amendment No. 1 thereto dated as of June 14, 1994; and the related transactions with AMS contemplated by the Ini-tial Stock Purchase Agreement, Put Agreement and Option Agreement referred to therein; and re-lated transactions with various third parties pursuant to the Acquisition Agreements relating to the Florida SMR Systems referred to therein;

                  (ii) the issuance of Company Shares in connection with the pending acquisition of QTI and certain subsidiaries of AMI, on the terms and conditions set forth in that certain Agreement and Plan of Reorganization dated as of April 29, 1994, by and among the Company, Questar and AMI, and cer-tain individual stockholders of one of the sub-sidiaries of AMI, as amended by an amendment thereto dated as of July 28, 1994;

                 (iii) the issuance of Company Shares in connection with an equity investment transaction by Nippon on the terms and conditions set forth in that certain Stock Purchase Agreement dated as of January 20, 1994 by and between the Company and Nippon, and the establishment of a technical services and assistance arrangement between the Company and Nippon on the terms and conditions set forth in that certain Technical Services Agreement dated as of January 20, 1994 by and between the Company and NTT America, Inc.;

                  (iv) the issuance of Company Shares pursuant to the terms of the Comcast Stock Purchase Agreement (other than any issuance of Company Shares in connection with the exercise of certain preemp-tive rights of Comcast and/or its Affiliates, which are separately addressed in subparagraph
                        (c) below);

                   (v) the transactions contemplated by the Nextel-OneComm Merger Agreement;

                  (vi) the acquisition of a minority equity interest in the Canadian SMR Company in exchange for Company Shares substantially on the terms and conditions set forth in the Clearnet Agreement;

                 (vii) the proposed acquisition by the Company, following receipt of regulatory approvals, of an additional 60% of the common stock of Saber Communications, Inc. ("Saber") (in addition to the 20% ownership of the outstanding common stock of Saber acquired on April 6, 1994);

                (viii) the transactions contemplated by that certain letter agreement between the Company and Corporacion Mobilcom S.A. de C.V. ("Mobilcom") (copies of the letter agreement and any related agreements with Mobilcom have been furnished to Motorola) pursuant to which the Company would acquire a 22% interest in Mobilcom.

                   The transactions listed in clauses (i) through
         (viii), in accordance with the terms and conditions of the related agreements referred to therein, are herein referred to collectively as the "Currently Announced Transactions".

                   It is understood and agreed that any effect on the representations and warranties of the Company set forth in this
         Article V that results or arises from the consummation of, or the termination or abandonment of, any of the Currently An-nounced Transactions by means of a merger or other combination of the other party thereto directly with or into the Company, as opposed to the acquisition by the Company of a Subsidiary that would not be deemed to be an Existing Subsidiary, shall not constitute a breach of such representations or warranties or cause them to be or to become untrue in any material respect, except for any such breach that may exist (A) with respect to the representations and warranties of the Company set forth in Sections 5.11 and/or 5.19 which involves or relates to any of such Currently Announced Transactions or (B) with respect to any representation that is otherwise made in
         Article V which speaks to the Company and each Subsidiary taken as a whole (regardless of whether it is an Existing Subsid-iary).

                   (b) Neither (i) the consummation by the Company of the Currently Announced Transactions, either individually or in the aggregate, nor (ii) the ownership by the Company of any Subsidiary which is not an Existing Subsidiary will have, or would be reasonably expected to (A) have a material adverse effect on the Business Condition of the Company and its Subsidiaries, taken as a whole or (B) materially adversely affect the rights of Motorola as a stockholder of New Sub or the value or marketability of New Sub Shares held by Motorola. For purposes of this Section 5.19(b), references to a "material adverse effect" on Motorola's rights as a stockholder or on the value or marketability of the New Sub Shares held by Motorola are intended to refer to effects caused by the action or event in question and shall be deemed to exclude such effects (1) as a result solely of adverse developments in the Company's busi-ness operations (which shall be covered, if at all, by the phrase "material adverse effect on the Business Condition of the Company and its Existing Subsidiaries, taken as a whole") and (2) solely as a result of general fluctuations or volatility in the price of the Company Shares prior to Closing.

                   (c) The Company has certain contractual obligations to offer to Comcast and/or Comcast FCI the opportunity to ac-quire Company Shares upon any issuance of Company Shares (i) to Motorola or any Subsidiary of Motorola in connection with the transactions contemplated in this Agreement (to the extent of up to 35,500,000 Company Shares constituting a portion of the Nextel Attributable Shares) and (ii) issuances of additional Company Shares, in excess of those referenced in the preceding clause (i), in connection with the transactions contemplated in this Agreement and in connection with the Currently Announced Transactions described in Sections 5.19(a)(ii), (iii), (v) and
         (vi) hereof, as well as in connection with the completed ac-quisition of PowerFone Holdings Inc. by the Company (the "Comcast Anti-Dilutive Rights"). In connection with the obli-gations arising under clause (i) of this subparagraph (c), the Company intends to propose to Comcast that Comcast be offered the opportunity to acquire the appropriate number and type of Company Shares and/or New Sub Shares, as the case may be, and if accepted by Comcast, that such acquisition will be consum-mated, at a per share price equal to the closing sale price for a share of the Company Class A Common Stock as reported on the NASDAQ-NMS on November 8, 1993, which was the final trading day prior to the public announcement of the transactions contem-plated by this Agreement. Motorola confirms its understanding that the Comcast Anti-Dilutive Rights may proceed on either (A) the terms set forth in the Comcast Stock Purchase Agreement (as in effect on the date hereof), (B) the terms set forth above with respect to clause (i) or (C) such other terms as may be agreed upon by the Company and Comcast provided that, in the case of clause (C), (1) the Company shall have received a writ-ten opinion from an investment banking firm reasonably accept-able to Motorola to the effect that the terms of such alterna-tive arrangement with Comcast are fair to the Company and its stockholders and (2) the transaction shall not otherwise re-quire Motorola's consent under Section 7.16 or 7.17 hereof (or Motorola's consent shall have been obtained). No waiver of, or failure by Comcast to exercise any of the Comcast Anti-Dilutive Rights shall require any consent or approval from Motorola, or confer any rights upon Motorola under this Agreement.


                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF MOTOROLA

                   Motorola represents and warrants to the Company that, except as set forth in either the Motorola/Nextel Disclosure Statement, the Motorola/OneComm Disclosure Statement or the Motorola/Dial Page Disclosure Statement (collectively, the "Motorola Disclosure Statement"):

                   6.1. Organization of Motorola. Motorola and each of the Motorola SMR Subsidiaries is (and at the time of the trans-fers of the Applicable SMR Assets-Nextel Territory and Appli-cable SMR Liabilities-Nextel Territory to New Sub was) a corpo-ration duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate or other power and authority to own or lease and operate its respective properties, to carry on its respective business as now conducted and proposed to be conducted, to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out the provi-sions of this Agreement and such Ancillary Agreements and con-summate the transactions contemplated hereby and thereby. Motorola and each of the Motorola SMR Subsidiaries is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification neces-sary, except where the failure to be in good standing or so qualified would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Ap-plicable SMR Business.

                   6.2. New Sub and ESMR Sub. (a) New Sub and ESMR Sub were heretofore formed by Motorola for the purpose of owning and operating the Applicable SMR Business-Nextel Ter-ritory. Each of New Sub and ESMR Sub now is and at the Closing will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority to own or lease and operate its properties, to carry on its business as now conducted and as proposed to be conducted following the transactions contemplated hereby, to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out the provisions of this Agreement and such Ancillary Agreements and consummate the transactions contemplated hereby and thereby. Each of New Sub and ESMR Sub is, and prior to the Closing will be, duly qualified and in good standing in each jurisdiction in which the property to be owned, leased or operated by it, or the nature of the business to be conducted by it, following the transactions contemplated hereby, makes such qualification necessary.

                   (b) New Sub will take or cause to be taken all ac-tion necessary to ensure that at no time prior to the Closing will New Sub or ESMR Sub own any asset other than Contributed Assets, including, such assets as arise out of and relate to, or are acquired in connection with, the ordinary course of business of the Applicable SMR Business and such cash as is necessary to incorporate New Sub and ESMR Sub, to effect and maintain its existence and qualification, to pay any fees or charges assessed by Governmental Authorities in connection with the Nextel Merger, including the costs of registering the New Sub Shares and for such other purposes as do not involve the conduct of any trade or business other than the Applicable SMR Business. As of the date hereof and the Closing, except for
         (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement or any of the Ancillary Agreements and (ii) the Assumed Liabilities, including such obligations or liabil-ities as arise out of and relate to the ordinary course of business of the Applicable SMR Business, neither New Sub nor ESMR Sub has or will have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or lia-bilities, or engaged in any trade or business of any type or kind whatsoever or entered into any material agreements or arrangements with any Person or entity (other than any of such agreement or arrangements to which the Company is a party or to which the Company has consented).

                   6.3. Authorization of Agreements. (a) This Agree-ment and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, have been approved by the Boards of Directors of Motorola, and of each Motorola SMR Subsidiary, New Sub and ESMR Sub, and by Motorola as sole stockholder of New Sub and each Motorola SMR Subsidiary and by New Sub as the sole stockholder of ESMR Sub (no other corporate action including, without limitation, stockholder approval, on the part of Motorola, New Sub, ESMR Sub or any Motorola SMR Subsidiary being necessary). New Sub, as the sole stockholder of ESMR Sub, and Motorola, as the sole stockholder of New Sub, have consented to the entry into, and performance of their respective obligations under, this Agreement by ESMR Sub and New Sub, respectively, and have agreed that such con-sent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of ESMR Sub and New Sub, respectively, held for this purpose. Motorola has delivered to the Company true and correct copies of resolutions adopted by such Boards of Directors approving this Agreement.

                   (b) This Agreement has been duly executed and deliv-ered by a duly authorized officer each of Motorola, each Motorola SMR Subsidiary, New Sub and ESMR Sub and constitutes a valid and binding agreement of Motorola, each Motorola SMR Sub-sidiary, New Sub and ESMR Sub, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

                   (c) When executed, each of the Ancillary Agreements will have been duly executed and delivered by a duly authorized officer of each of Motorola, each Motorola SMR Subsidiary, New Sub and ESMR Sub, as the case may be, and will constitute a valid and binding agreement of each of Motorola, each Motorola SMR Subsidiary, New Sub and ESMR Sub, as the case may be, enforceable against such entity in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

                   6.4. Capital Stock. (a) As of the date hereof, the authorized capital stock of New Sub consists of 1,000 shares of New Sub Common Stock, of which 1,000 shares are outstanding on the date hereof. All such outstanding shares of New Sub Common Stock are duly authorized, validly issued, fully paid and non-assessable and are and will continue to be held and owned solely by Motorola or the Motorola SMR Subsidiaries, at all times prior to the Closing.

                   (b) As of the date hereof, the authorized capital stock of ESMR Sub consists of 1,000 shares of common stock, $.01 par value (the "ESMR Sub Common Stock"), of which 1,000 shares are outstanding on the date hereof. All outstanding shares of ESMR Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are held and owned solely by New Sub.

                   (c) Except for rights and obligations of the Company and its stockholders which will become rights and obligations of New Sub and its stockholders as a result of the Nextel Merger, or as otherwise contemplated by this Agreement:

                        (i) there are outstanding on the date hereof no options, warrants or other rights to acquire, or obliga-tions to issue, shares of capital stock of any class of, or other equity interests in, or securities convertible into or exchangeable for capital stock of, New Sub or ESMR Sub;

                       (ii) there are no agreements restricting the transfer of, or affecting the rights of any holder of, New Sub Shares or ESMR Sub Common Stock;

                      (iii) there are no preemptive rights on the part of any holder of any class of securities of New Sub or ESMR Sub; and

                       (iv) there are no existing rights with respect to registration under the Securities Act of any of New Sub's or ESMR Sub's securities.

                   (d) All of the New Sub Shares (and all of the op-tions, warrants or other rights to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, or securities convertible into or exchangeable for capital stock of, New Sub) (i) to be issued to holders of Company Shares (or holders of options, warrants or other rights to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, or securities con-vertible into or exchangeable for capital stock of, the Com-
         pany) in connection with the consummation of the Nextel Merger or (ii) to be issued to Motorola and Motorola SMR Subsidiaries pursuant to Section 2.2(a) hereof, will, in each case, be duly authorized and, when so issued (assuming the outstanding secu-rities for which they are exchanged have been validly issued and are, in the case of shares, fully paid and non-assessable), will be validly issued and, in the case of such New Sub Shares, fully paid and nonassessable.

                   6.5. Compliance with Other Instruments. (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof by Motorola, each Motorola SMR Subsidiary New Sub and ESMR Sub will not result in any violation of or conflict with, constitute a default (with or without notice or the lapse of time) under, or give rise to a right of termina-tion, cancellation, or acceleration of, or result in the impo-sition of any Encumbrance under, or require any consent (other than such consents as are listed in the Motorola Disclosure Statement) under, any term of (i) the charter or by-laws of Motorola or any of its Subsidiaries, or (ii) any note, bond, debt instrument, mortgage, indenture or other agreement or in-strument or, except as set forth in subparagraph (b), any Law or Order, by which Motorola or any of its Subsidiaries may be bound, except where such violation, conflict or default, right of termination, cancellation or acceleration, imposition of an Encumbrance or failure to obtain such consent, individually or in the aggregate, would not have a material adverse effect on
         (i) the Business Condition of the Applicable SMR Business or
         (ii) the ability of Motorola and its Subsidiaries to perform their obligations under this Agreement and the Ancillary Agree-ments.

                   (b) The Motorola Disclosure Statement lists (i) all Authorizations that to the knowledge of Motorola are required to be made, filed, given or obtained by Motorola with, to or from any Governmental Authority in connection with the trans-actions contemplated to occur at or prior to the Closing by this Agreement and the Ancillary Agreements and (ii) all con-sents, approvals and waivers required to be given by, or ob-tained from, any other Persons to or by Motorola or any Motorola Subsidiary in connection with the formation of New Sub and ESMR Sub, the transfer and assignment of the Contributed Assets, the assumption of the Assumed Liabilities, the consum-mation of the Nextel Merger, and the consummation of any of the other transactions contemplated to occur at or prior to the Closing by this Agreement and the Ancillary Agreements, other than those Authorizations, consents, approvals and waivers as to which the failure to make, file, give or obtain, individu-ally or in the aggregate, would not have a material adverse effect on (i) the Business Condition of the Applicable SMR Business or (ii) the ability of Motorola and its Subsidiaries to perform their obligations under this Agreement and the Ancillary Agreements. Motorola will advise the Company in writing, prior to the Closing, of such authorizations, con-sents, approvals and waivers that have been sought but have not been obtained by Motorola and/or New Sub.

                   6.6. Litigation. There are no Actions pending or, to the knowledge of Motorola, threatened by or before any Gov-ernmental Authority against Motorola or any of its Subsidiar-ies, or any property of Motorola or any such Subsidiary (in-cluding Intellectual Property), except Actions which, in the aggregate, are not reasonably expected to have a material ad-verse effect on (a) the Business Condition of the Applicable SMR Business or (b) the ability of Motorola and its Subsidiar-ies to perform their obligations under this Agreement and the Ancillary Agreements. There are no Orders against Motorola or any of its Subsidiaries or any of their respective properties or businesses that are reasonably expected to have, individu-ally or in the aggregate, a material adverse effect on the Business Condition of the Applicable SMR Business or that would prohibit the transactions contemplated by this Agreement and the Ancillary Agreements. The Motorola Disclosure Statement describes certain litigation relating to the Applicable SMR Business, which litigation (and any liability or obligation with respect thereto, to the extent New Sub or any Subsidiary thereof otherwise might be or become subject by reason of the Nextel Merger and/or the Closing) shall not be included among the Contributed Assets or among the Assumed Liabilities.

                   6.7. Financial Statements. (a) Tab 4 of the Motorola/Nextel Disclosure Statement sets forth (i) audited balance sheets, statements of operations and territory equity and statements of cash flows (including in each case the re-lated notes) of the Applicable SMR Business-Nextel Territory as of, or for the fiscal years ended on December 31, 1993 and

         December 31, 1992, respectively and (ii) an unaudited balance sheet and unaudited statement of operations and territory equity and cash flows of the Applicable SMR Business-Nextel Territory for the three months ended March 31, 1994 (together with the audited financial statements, the "Applicable SMR Business Financial Statements-Nextel Territory"). Each of such balance sheets (including the related notes) presents fairly, in all material respects, the consolidated financial position of the Applicable SMR Business-Nextel Territory as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the consolidated results of opera-tions and cash flows of the Applicable SMR Business-Nextel Territory for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein (subject in the case of unaudited financial statements to normal year-end adjustments).

                   (b) Tab 10 of the Motorola/OneComm Disclosure State-ment sets forth (i) audited balance sheets, statements of op-erations and territory equity and statements of cash flows (in-cluding in each case the related notes) of the Applicable SMR Business-OneComm Territory as of, or for the fiscal years ended on December 31, 1993 and December 31, 1992, respectively, and
         (ii) an unaudited balance sheet and unaudited statement of op-erations and territory equity and cash flows of the Applicable SMR Business-OneComm Territory for the three months ended March 31, 1994 (together with the audited financial statements, the "Applicable SMR Business Financial Statements-OneComm Terri-tory"). Each of such balance sheets (including the related notes) presents fairly, in all material respects, the consoli-dated financial position of the Applicable SMR Business-OneComm Territory as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the consoli-dated results of operations and cash flows of the Applicable SMR Business-OneComm Territory for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently ap-plied during the periods involved, except as otherwise noted therein (subject in the case of unaudited financial statements to normal year-end adjustments).

                   (c) Tab 3 of the Motorola/Dial Page Disclosure Statement sets forth (i) audited balance sheets, statements of operations and territory equity and statements of cash flows (including in each case the related notes) of the Applicable SMR Business-Dial Page Territory as of, or for the fiscal years ended on December 31, 1993 and December 31, 1992, respectively, and (ii) an unaudited balance sheet and unaudited statement of operations and territory equity and cash flows of the Appli-cable SMR Business-Dial Page Territory for the three months ended March 31, 1994 (together with the audited financial statements, the "Applicable SMR Business Financial Statements-Dial Page Territory"). Each of such balance sheets (including the related notes) presents fairly, in all material respects, the consolidated financial position of the Applicable SMR Business-Dial Page Territory as of the respective dates there-of, and the other related statements (including the related notes) included therein present fairly, in all material re-spects, the consolidated results of operations and cash flows of the Applicable SMR Business-Dial Page Territory for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein (subject in the case of unaudited financial statements to normal year-end adjustments).

                   (d) Except and to the extent reflected or reserved against in the Applicable SMR Business Financial Statements-Nextel Territory, the Applicable SMR Business Financial Statements-OneComm Territory or the Applicable SMR Business Financial Statements-Dial Page Territory, New Sub does not have any liabilities or obligations (of the types that, in accor-dance with generally accepted accounting principles, are re-quired to be reflected or reserved against in such financial statements) of any nature, whether absolute, accrued, contin-gent or otherwise, and whether due or to become due, for the periods covered thereby. Motorola does not know or have reasonable grounds to know of any basis for the assertion against New Sub of any material claim or material liability (of the types that, in accordance with generally accepted account-ing principles, are required to be reflected or reserved against in such financial statements) of any nature or in any amount not fully reflected or reserved against in such finan-cial statements for the periods provided, whether or not previ-ously disclosed to the Company.

                   6.8. Absence of Certain Changes or Events. Since December 31, 1993, except as set forth in Tab 16 of the Motorola/Nextel Disclosure Statement, Tab 14 of the Motorola/ OneComm Disclosure Statement or Tab 16 of the Motorola/Dial Page Disclosure Statement, (a) except as contemplated by this Agreement, the Applicable SMR Business has been conducted only in the ordinary course of business, consistent with past prac-tice and (b) there has not been any material adverse change in the Business Condition of the Applicable SMR Business.

                   6.9. Compliance with Laws. (a) Except as set forth in the Motorola Disclosure Statement, the conduct of the Appli-cable SMR Business by Motorola and New Sub complies with all Laws and Orders applicable thereto, except for violations or failures so to comply, if any, that would not have a material adverse effect on the Business Condition of the Applicable SMR Business. Except as set forth in the Motorola Disclosure Statement, none of Motorola or any of its Subsidiaries has re-ceived any written communication from a Governmental Authority that alleges that Motorola or any Subsidiary is not in com-pliance with, or may be liable under, any such Law or Order in connection with the Applicable SMR Business other than in-stances of alleged non-compliance or alleged liability that are not reasonably expected to have a material adverse effect on the Business Condition of the Applicable SMR Business.

                   (b) (i) Except as specifically set forth in the Motorola Disclosure Statement, Motorola and Motorola's Subsid-iaries have duly secured all necessary Licenses and Authoriza-tions from, and have filed all required registrations, applica-tions, reports and any other documents with, the FCC, and, if applicable, any PUC and any other Governmental Authority exer-cising jurisdiction over Motorola or any Subsidiary of Motorola with respect to the Applicable SMR Business. Such Licenses and Authorizations are valid and in full force and effect without materially adverse conditions except for such conditions as are generally applicable to holders of such Licenses and Authoriza-tions. Except as set forth in the Motorola Disclosure State-ment, and except systems under either a digital or wide area waiver, all loading requirements with respect to any SMR Li-censes listed in the Motorola Disclosure Statement which are required to have been met as of the date hereof have been met, and Motorola and Motorola's Subsidiaries have taken every rea-sonable action to cause the same to be loaded in compliance with FCC regulations and no material number of individual fre-quencies will be cancelled by the FCC prior to the Closing Date for failure to meet such loading requirements. Motorola has heretofore provided the Company with a list of the analog SMR Channel frequencies which may be exposed to cancellation for failure to meet loading requirements.

                   (ii) Motorola and its Subsidiaries have not made any misstatements of fact, or omitted to disclose any fact, to any Governmental Authority, or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, subject any such Licenses to risk of revocation or failure to renew, except where the revo-cation or failure to renew would not have a material adverse effect on the Business Condition of the Applicable SMR Busi-ness. Neither Motorola, New Sub, ESMR Sub nor any Motorola SMR

         Subsidiary is subject to any Order or pending or, to the knowl-edge of Motorola, New Sub, ESMR Sub or any Motorola SMR Subsid-iary, threatened, Action which affects or would be expected to affect the validity of any Licenses held by it in connection with the Applicable SMR Business, or result in the revocation, termination, or adverse modification thereof, or impair the renewal thereof, except where the invalidity of any License or the revocation, termination, adverse modification or nonrenewal thereof would not have a material adverse effect on the Busi-ness Condition of the Applicable SMR Business. No event has occurred and is continuing that could reasonably be expected to
         (A) result in the revocation, termination or adverse modifica-tion of any License of Motorola or any Subsidiary of Motorola in connection with the Applicable SMR Business or (B) materi-ally and adversely affect any rights of Motorola or any Subsid-iary of Motorola thereunder, except where the occurrence or existence of any such event or effect described in the fore-going clauses (A) or (B) would not have a material adverse effect on the Business Condition of the Applicable SMR Busi-ness; neither Motorola nor any Subsidiary of Motorola has any reason to believe that any License of Motorola or any Subsid-iary of Motorola used in the Applicable SMR Business will not be renewed in the ordinary course except where such nonrenewal would not have a material adverse effect on the Business Condi-tion of the Applicable SMR Business.

                   (c) None of Motorola or any of its Subsidiaries has caused or taken any action that is reasonably expected to re-sult in, and none of them is subject to, any material potential liability or obligation under any Environmental Law relating to
         (i) the environmental conditions on, under, or about any real property currently or formerly owned, leased or operated by Motorola or its Subsidiaries in connection with the Applicable SMR Business, including without limitation any contamination of soil or groundwater at such properties; or (ii) the past or present use, management, handling, transport, treatment, gen-eration, storage, or release of any Hazardous Materials by Motorola or its Subsidiaries in connection with the Applicable SMR Business.

                   6.10.  Regulatory Matters.

                   (a) FCC Licenses. (i) The Motorola/Nextel Disclo-sure Statement sets forth a correct and complete list of (A) each SMR License which was issued to Motorola or any Subsidiary of Motorola as of March 31, 1994 in connection with the Appli-cable SMR Business-Nextel Territory which was transferred to New Sub as of such date pursuant to Section 4.1(a)(i) hereof, the name of the licensee, the call sign, the transmitter loca-tion (by site coordinates and city), the number of channels covered by the License and the License expiration date and (B) each SMR License that was managed by Motorola or any Subsidiary of Motorola in connection with the Applicable SMR Business-Nextel Territory which was transferred to New Sub as of such date pursuant to Sections 4.1(a)(ii) or (iii) hereof, specify-ing the name of the licensee, the call sign, the transmitter location (by site coordinates and city), the number of channels covered by the License, the License expiration date and if such License is subject to any applications for the transfer or as-signment thereof to Motorola or any of its Subsidiaries and the status of such applications.

                  (ii) The Motorola/OneComm Disclosure Statement sets forth a correct and complete list of (A) each SMR License which is issued to Motorola or any Subsidiary of Motorola as of the date hereof in connection with the Applicable SMR Business-OneComm Territory which will be transferred to New Sub as of the Closing pursuant to Section 4.1(b)(i) hereof, the name of the licensee, the call sign, the transmitter location (by site coordinates and city), the number of channels covered by the License and the License expiration date and (B) each SMR Li-cense that is managed by Motorola or any Subsidiary of Motorola in connection with the Applicable SMR Business-OneComm Terri-tory which will be transferred to New Sub as of the Closing pursuant to Sections 4.1(b)(ii) or (iii) hereof, specifying the name of the licensee, the call sign, the transmitter location (by site coordinates and city), the number of channels covered by the License, the License expiration date and if such License is subject to any applications for the transfer or assignment thereof to Motorola or any of its Subsidiaries and the status of such applications.

                 (iii) The Motorola/Dial Page Disclosure Statement sets forth a correct and complete list of (A) each SMR license which is issued to Motorola or any Subsidiary of Motorola as of the date hereof in connection with the Applicable SMR Business-Dial Page Territory which will be transferred to New Sub as of the Closing pursuant to section 4.1(c)(i) hereof, the name of the licensee, the call sign, the transmitter location (by site coordinates and city), the number of channels covered by the License and the License expiration date and (B) each SMR License that is managed by Motorola or any Subsidiary of Motorola in connection with the Applicable SMR Business-Dial Page Territory which will be transferred to New Sub as of the Closing pursuant to Sections 4.1(c)(ii) or (iii) hereof, speci-fying the name of the licensee, the call sign, the transmitter location (by site coordinates and city), the number of channels covered by the License, the License, expiration date and if such License is subject to any applications for the transfer or assignment thereof to Motorola or any of its Subsidiaries and the status of such applications.

                  (iv) At or prior to Closing, Motorola will provide the Company with a schedule which sets forth a true and com-plete list of each Substitute SMR License which New Sub has acquired or has the right to acquire as of such date, including
         (A) the name of the licensee, the call sign, the transmitter location (by address and coordinate), the number of channels covered by the License and the License expiration date and (B) all real property or personal property being transferred to New Sub in conjunction therewith, including, without limitation, all agreements relating to (1) sites for communications towers or transmitters or antennas, (2) the lease of any equipment on any related site, and (3) the shared use of facilities, trunk lines, airspace, radio frequencies, or other assets relating to the channel, site or system and any other agreements relating to the system or site. Motorola will provide a schedule in the same format for each Substitute SMR License which New Sub ob-tains the right to acquire after Closing and prior to the first anniversary thereof.

                   (v) Except as set forth in the Motorola/Nextel Dis-closure Statement, the Motorola/OneComm Disclosure Statement, or the Motorola/Dial Page Disclosure Statement, as the case may be, none of the SMR Licenses referred to in clauses (i)(A),
         (ii)(A) or (iii)(A) above is subject to any purchase, sale, option or right of first refusal agreements. Except as set forth in the Motorola/Nextel Disclosure Statement, the Motorola/OneComm Disclosure Statement or the Motorola/Dial Page Disclosure Statement, as the case may be, none of the SMR Licenses referred to in clauses (i)(B), (ii)(B) or (iii)(B) above is subject to any rights of first refusal, options or other such rights or obligations, except those held by Motorola or Motorola's Subsidiaries. Except as set forth in the Motorola Disclosure Statement, New Sub has or will acquire good, valid and marketable title to the Motorola Owned SMR Li-censes conveyed to it and to the Acquired SMR Licenses and each such SMR License has been or will be acquired by New Sub free and clear of any Encumbrances.

                   (b) Third Party Management Agreements. The Motorola Disclosure Statement sets forth a complete and correct list of all management or other agreements pursuant to which a Person (other than Motorola or a Subsidiary of Motorola) is managing any SMR License held by Motorola or any Controlled Affiliate of Motorola in connection with the Applicable SMR Business which has been or will be transferred to New Sub pursuant to Sections 4.1(a)(i), 4.1(b)(i) or 4.1(c)(i) hereof, identifying the man-ager under each such agreement, the transmitter locations (by address), the number of channels covered by SMR Licenses, the term of such agreements, any rights of first refusal or options or calls (and the respective option or call prices and terms) in favor of any other party to such agreements to purchase or sell any interest in such SMR Licenses and the respective fees or revenues payable or receivable under such agreements. To the best of Motorola's knowledge the terms of all such manage-ment agreements for such SMR Licenses and the operation of each SMR system or other radio communications system pursuant to such management agreements in each case in connection with the Applicable SMR Business comply with Law in all material re-spects.

                   (c) Sharing Agreements. Except as set forth in the Motorola Disclosure Statement or with respect to such sites at which Motorola is site lessor, none of Motorola or any of its Subsidiaries is a party to any material agreement for the shared use of facilities or equipment used in connection with the Applicable SMR Business.

                   (d) Condition of Systems. All of the properties, equipment and systems of Motorola and Motorola's Subsidiaries used in connection with the Applicable SMR Business are in good repair, working order and condition and are and will be, in compliance with all applicable standards or rules imposed by any Governmental Authority except where the poor condition or failure so to comply would not have a material adverse effect on the Business Condition of the Applicable SMR Business.

                   (e) Fees. Motorola and Motorola's Subsidiaries have paid all franchise, license or other fees and charges which have become due and payable pursuant to any applications, fil-ings, recordings and registrations with, and all Authorizations and Licenses from, the FCC, any PUC or any other Governmental Authority, in respect of the Applicable SMR Business, except where the failure to pay such fees or charges would not have a material adverse effect on the Business Condition of the Appli-cable SMR Business.

                   6.11. Properties. (a) The Motorola/Nextel Disclo-sure Statement contains a complete and correct list of all ma-terial real property and interests therein, and all tangible personal property, in each case owned or leased as of March 31, 1994 by Motorola or any Controlled Affiliate of Motorola and included in the Applicable SMR Assets-Nextel Territory. The Motorola/OneComm Disclosure Statement contains a complete and correct list of all material real property and interests there-in, and all tangible personal property, in each case owned or leased as of the date hereof by Motorola or any Motorola SMR Subsidiary and included in the Applicable SMR Assets-OneComm

         Territory. The Motorola/Dial Page Disclosure Statement con-tains a complete and correct list of all material real property and interests therein, and all tangible personal property, in each case owned or leased as of the date hereof by Motorola or any Motorola SMR Subsidiary and included in the Applicable SMR Assets-Dial Page Territory. Except as stated in the Motorola Disclosure Statement, Motorola has delivered, or will deliver, to New Sub, (i) good and marketable fee title to all such real property, (ii) good, valid and marketable title to all such tangible personal property and (iii) good and valid title to the leasehold interests in all such real property and tangible personal property, in each case free and clear of all Encum-brances, except (A) liens for current taxes or other govern-mental assessments or charges not yet due and payable, (B) any title exception, easement or other Encumbrance which is not consensual and does not materially detract from the value of or interfere with the use by Motorola of the properties affected thereby in connection with the Applicable SMR Business, (C) other Encumbrances which will have been discharged prior to Closing (the exceptions described in the foregoing clauses (A), (B) and (C) being referred to herein as "Motorola Permitted Encumbrances"). New Sub enjoys peaceful and undisturbed pos-session under all such material leases under which it operates and all material structures and other improvements located on such real property reasonably necessary for the conduct of the Applicable SMR Business as presently conducted, or as proposed to be conducted, are in satisfactory operating condition and repair, subject to ordinary wear and tear except in such instances where the failure to enjoy such possession or the failure to meet such operating condition or state of repair would not have a material adverse effect on the Business Condi-tion of the Applicable SMR Business.

                   (b) Pursuant to Section 6.10(a)(iii), Motorola will advise the Company in writing, prior to the Closing, of all additional material real property and interests therein, and all tangible personal property, to be owned by New Sub at the Closing. Motorola will deliver good, valid and marketable title to the assets described in Section 6.16(b)(iii).

                   6.12. Compliance with Charter and Contracts. (a) None of Motorola, any Motorola SMR Subsidiary, New Sub or ESMR Sub is or will be in violation of any term of its certificate of incorporation, by-laws or other organizational documents (both before and after giving effect to consummation of the Nextel Merger).

                   (b) The Motorola/Nextel Disclosure Statement con-tains an accurate and complete listing of all material con-tracts, leases, agreements or understandings, whether written or oral, which were transferred to, and assumed by, New Sub pursuant to Sections 4.1(a) and 4.2(a) hereof. The Motorola/ OneComm Disclosure Statement contains an accurate and complete listing of all material contracts, leases, agreements and un-derstandings, which will be transferred to and assumed by New Sub pursuant to Sections 4.1(b) and 4.2(b) hereof. The Motorola/Dial Page Disclosure Statement contains an accurate and complete listing of all material contracts, leases, agree-ment and understandings, which will be transferred to and assumed by New Sub pursuant to Sections 4.1(c) and 4.2(c) here-of. Each of such contracts, leases, agreements and understand-ings is in full force and effect and (i) none of Motorola or its Subsidiaries or, to Motorola's knowledge, any other party thereto, has breached or is in default thereunder, (ii) no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default,
         (iii) no claim of material default thereunder has, to Motorola's knowledge, been asserted or threatened, and (iv) none of Motorola or its Subsidiaries or, to Motorola's knowl-edge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, would not have a material adverse effect on the Business Condition of the Appli-cable SMR Business.

                   6.13. Brokers and Finders. The fees and expenses payable to Goldman, Sachs & Co., as well as any other invest-ment banker, broker, finder, consultant or intermediary em-ployed by Motorola in connection with the transactions con-templated by this Agreement will, in each case, be paid by Motorola, except for any brokerage arrangement in connection with any Motorola McSMR or Acquired SMR License, which will be paid by the present owner of such Motorola McSMR or Acquired SMR License, or by Motorola, as the case may be.

                   6.14. S-4 Registration Statement and Proxy State-ment/Prospectus. None of the information to be supplied by Motorola for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will
         (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a mate-rial fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy State-ment/Prospectus, at the time of the mailing of the Proxy State-ment/Prospectus and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or neces-sary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Motorola, any of its Subsidiaries or the Applicable SMR Busi-ness shall occur which is required to be described in the Proxy Statement/Prospectus or the S-4 Registration Statement (or in any amendment of, or supplement to, the Proxy Statement/Pro-spectus or the S-4 Registration Statement), Motorola shall no-tify the Company thereof by reference to this Section 6.14 and such event shall be so described, and an amendment or supple-ment shall be promptly filed with the SEC (and a copy thereof furnished to the Company) and, as required by law, disseminated to the stockholders of the Company and such amendment or sup-plement shall comply with all provisions of applicable law.

                   6.15. Ownership of Company Shares. From the date of this Agreement to the Closing, Motorola and/or any Controlled Affiliate of Motorola will not beneficially own or have the right (whether or not subject to any contingency) to acquire beneficial ownership of any shares of the capital stock of the Company and/or of New Sub or any securities that are converti-ble into or exercisable or exchangeable for shares of capital stock of the Company and/or of New Sub other than: (a) those Company Shares issuable under and pursuant to warrant[s] issued to Motorola dated as of November 1991 and held by Motorola or a Motorola Subsidiary on the date hereof, which in the aggregate may be exercised to acquire 3,000,000 Company Shares; (b) Company Shares which would become issuable upon exercise of an outstanding warrant to purchase shares of OneComm common stock (which was issued to Motorola in connection with financing by Motorola) following the OneComm Merger and (c) 62,000,000 New Sub Shares (subject to certain adjustments as set forth in this Agreement) as contemplated by this Agreement.

                   6.16.  Sufficiency of Assets.

                   (a) SMR Licenses. Those SMR Licenses which (i) have been or will be conveyed to New Sub pursuant to Sections 4.1(a)(i) and (ii), 4.1(b)(i) and (ii) and 4.1(c)(i) and (ii)
         hereof, (ii) were either (x) Motorola Owned Licenses or (y) Motorola McSMR's and have become Acquired SMR Licenses at or prior to the Closing or have been actually assigned to New Sub or ESMR Sub at or prior to the Closing and (iii) have not been revoked or forfeited prior to Closing and as to which the FCC has not denied approval for transfer, are referred to in this
         Section 6.16 as "Transferred Motorola SMR Licenses." Any other SMR Licenses (or rights therein) acquired by New Sub prior to or in conjunction with the Closing and having a transmitter location in the Applicable Geographic Areas, including Substi-tute SMR Licenses are referred to in this Section 6.16 as "Transferred Non-Motorola SMR Licenses." The Transferred

         Motorola SMR Licenses together with the Transferred Non-Motorola SMR Licenses are referred to herein as the "Trans-ferred SMR Licenses." Except as set forth in the Motorola Dis-closure Statement, the Transferred Motorola SMR Licenses to-gether with all Motorola McSMRs to be assigned pursuant to Sections 4.1(a)(iii), 4.1(b)(iii) or 4.1(c)(iii) hereof include
         (A) all SMR Licenses in the Applicable Nextel Geographic Areas owned or managed by Motorola or its Controlled Affiliates as of March 31, 1994 and (B) all SMR Licenses in the Applicable OneComm Geographic Areas and the Applicable Dial Page Geo-graphic Areas owned or managed by Motorola or its Controlled Affiliates as of the date hereof. The Transferred Non-Motorola SMR Licenses include all SMR Licenses in the Applicable Geo-graphic Areas as to which Motorola or any of its Controlled Affiliates (including New Sub) has since March 31, 1994 ac-quired, or will prior to Closing acquire, ownership rights, in each case other than any such SMR Licenses which are lost or revoked prior to Closing or as to which the FCC has denied ap-proval for transfer (and as to which losses or forfeitures, or denials of approvals for transfers, Motorola shall have promptly notified the Company in writing). Except as set forth in the Motorola Disclosure Statement, the Applicable SMR Business has been conducted by the Motorola Land Mobile Prod-ucts Sector since January 1, 1992.

                   (b)  Property Interests.

                        (i)  Dedicated Sites Relating to Transferred
              Motorola SMR Licenses.

                        (A) Real Property Interests. The Contributed Assets include interests in all real property which (1) as of the date hereof is used by Motorola, or any of its Con-trolled Affiliates (including New Sub) and (2) all real property acquired for use by Motorola or any Controlled Affiliate of Motorola (including New Sub) prior to Clos-ing, in each case as an antenna or equipment site solely in connection with the Transferred Motorola SMR Licenses (a "Dedicated Site"). In the case of such real property interests which were or will as of Closing be owned in fee, the Contributed Assets include fee interests in such real property and all fixtures and improvements thereon which are necessary to permit New Sub to carry on the Ap-plicable SMR Business. In the case of such real property interests which are, or will as of Closing be, leased by Motorola or a Controlled Affiliate of Motorola (including New Sub) from a third party, the Contributed Assets in-cluded an assignment of Motorola's rights therein to New Sub (subject to all the terms of any such lease including, without limitation, any condition or restriction on the assignment thereof, and Motorola shall cooperate in at-tempting to obtain any required consent of the landlord to such assignment or, if such consent cannot be obtained, Motorola shall sublease such leasehold interests to the extent permitted under the lease therefor).

                        (B) Equipment Relating to Dedicated Sites. The Contributed Assets include all controllers, base station transmitters, RIB's, TRIB's, RAS 1100 alarms, MBX's, com-biners, receivers, multicouplers, connectors, plugs and filters, cable, racks and brackets and other site related hardware used by Motorola or any of its Controlled Affiliates (including New Sub) in connection with each Transferred Motorola SMR License at a Dedicated Site but do not include repeaters for Motorola McSMRs which are not or do not become Acquired SMR Licenses, which repeaters are owned by the licensee under such McSMR.

                       (ii) Multiple Use Sites Relating to Transferred Motorola SMR Licenses.

                        (A) Real Property Interests. The Contributed Assets include (1) leasehold interests in all real property which as of the date hereof is used both (x) by Motorola or Controlled Affiliate of Motorola (in-cluding New Sub) in connection with a Transferred Motorola SMR License and (y) in connection with other aspects of Motorola's business and (2) leasehold in-terests acquired by Motorola or any Controlled Af-filiate of Motorola (including New Sub) prior to Closing and so used both in connection with a Trans-ferred Motorola License and other aspects of Motorola's business (a "Multiple Use Site"). Each such lease or sublease runs from Motorola or a Motorola Subsidiary to New Sub and will enable New Sub to continue to use such property as an SMR site in connection with the Transferred Motorola SMR Li-cense upon the terms and subject to the conditions thereof. Each such lease or sublease between Motorola or a Motorola Subsidiary and New Sub is on Motorola's customary terms and conditions, with rent and other terms which are no less favorable to New Sub than for other lessees or sublessees on the par-ticular site.

                        (B) Equipment Relating to Multiple Use Sites. The Contributed Assets include (1) all controllers, base station transmitters, RIB's, TRIB's, RAS 1100 alarms, and MBX's used by Motorola or any of its

                   Controlled Affiliates (including New Sub) in connec-tion with each Transferred Motorola SMR License at a Multiple Use Site and (2) leases providing for the use of shared equipment including all combiners, re-ceivers, multicouplers, connectors, plugs and fil-ters, cable, racks and brackets used by Motorola's antenna site business or any of its Controlled Affiliates (including New Sub) in connection with each Transferred Motorola SMR License at a Multiple Use Site but do not include repeaters for Motorola McSMRs which are not or do not become Acquired SMR Licenses, which repeaters are owned by the licensee under such Motorola McSMR.

                      (iii)  Property Relating to Transferred Non-
              Motorola Licenses. The Contributed Assets include rights to acquire (A) ownership of, or leasehold interests in, real property constituting the site for each Transferred Non-Motorola License and (B) ownership of controllers, base station transmitters, RIB's, TRIB's, RAS 1100 alarms and MBX's for each such site and (C) ownership of, or leasehold interests in, combiners, receivers, multi-couplers, connectors, plugs and filters, cable and racks and brackets, in each case used in connection with each Transferred Non-Motorola License. All such rights will be held by New Sub at Closing and neither Motorola nor any Controlled Affiliate of Motorola, other than New Sub, will have any such rights to acquire such ownership or lease-hold interests from and after the Closing.

                       (iv) Customer Contracts. Subject to Section 7.11(j) hereof, the contracts assumed pursuant to Section
              4.2 include all right, title and interest of Motorola and/ or any Controlled Affiliate of Motorola in and to all con-tracts and agreements between Motorola or any Motorola SMR Subsidiary and any customer which is a user of a Trans-ferred Motorola SMR License.

                   6.17. Bulk Sales. Either (a) the contribution of the Applicable SMR Assets to New Sub was not and will not be subject to any bulk sales statutes or similar Laws of any Governmental Authority within the Applicable Geographic Areas or (b) the Company waives compliance by Motorola with such laws in consideration of Motorola's agreeing hereby to indemnify and hold harmless the Company (and after the Closing, New Sub) from and against any and all liabilities which may be asserted by third parties against the Company and/or New Sub as a result of such non-compliance.

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







                   6.18. Affiliated Transactions. The Motorola Disclo-sure Statement contains an accurate and complete listing of all material contracts and agreements which have been assigned to, entered into or assumed by, New Sub, or to which New Sub is a party, relating to the Applicable SMR Business and to which Motorola or any Affiliate of Motorola is a party or is other-wise bound (the "Affiliate Contracts").


                                   ARTICLE VII

                       ADDITIONAL COVENANTS AND AGREEMENTS

                   7.1. Interim Conduct of Business. (a) Except as contemplated by this Agreement or as set forth in the Company Disclosure Statement, during the period from the date of this Agreement to the Effective Time, (i) the Company will, and will cause each of its Subsidiaries to, conduct its operations ac-cording to its ordinary course of business consistent with past practice, (ii) to the extent consistent with the foregoing, the Company will seek to preserve intact its current business, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time and (iii) the Company will not take, or agree to take, any action contemplated by Section 7.16 or 7.17 hereof, without complying with the procedures set forth therein; pro-vided that nothing in clauses (i) and (ii) of this Section 7.1 shall prohibit the Company or any of its Subsidiaries from con-summating or from terminating or abandoning any of the Cur-rently Announced Transactions. Without limiting the generality of the foregoing, and except as otherwise specifically contem-plated by this Agreement, from the date hereof until the Effec-tive Time, the Company will not, and will not permit any of its Existing Subsidiaries to, without the prior written consent of Motorola, take any action, or permit or suffer to be taken any action, which is represented in Section 5.11 not to have been taken since March 31, 1994.

                   (b) Except as contemplated by this Agreement or as set forth in the Motorola Disclosure Statement, during the pe-riod from the date of this Agreement to the Effective Time, (i) Motorola will, and will cause its Subsidiaries (including New
         Sub) to, conduct the Applicable SMR Business and otherwise to hold and operate the Contributed Assets according to the ordi-nary course of such business, consistent with past practice,
         (ii) Motorola will not, and will cause each of its Subsidiaries (including New Sub) not to, enter into any material transaction in connection with the Applicable SMR Business other than in the ordinary course of business consistent with past practice and (iii) to the extent consistent with the foregoing, Motorola will seek to preserve intact the current business of the Appli-cable SMR Business and preserve the relationships with the customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing busi-nesses shall be unimpaired at the Effective Time.

                   (c) During the period from the date of the Agreement to the Effective Time, Motorola shall cause the Applicable SMR Business-Nextel Territory to be operated and otherwise cause the Applicable SMR Assets-Nextel Territory to be held and oper-ated such that as of the Closing on the Closing Date the Work-ing Capital-Nextel Territory of New Sub shall be a positive number.

                   7.2. Other Transactions. (a) Prior to the Closing, neither the Company nor any of its officers, employees, repre-sentatives, agents or Affiliates will, directly or indirectly, encourage, solicit or, except as required by law to permit the Board of Directors to exercise its fiduciary duties, (i) take any action with respect to the Company's SMR assets, businesses or operations in the Applicable Geographic Areas which would have a material adverse effect on the ability of the Company to merge with and into New Sub including, without limitation, any action which would interfere materially with efforts to secure necessary regulatory approval for such transaction or (ii) en-gage in discussions or negotiations with any third party (other than Motorola) concerning (A) any merger, consolidation, share exchange or similar transaction involving a Change of Control of the Company or any of its Subsidiaries where another party to such transaction is a manufacturer of mobile communications equipment, (B) any purchase of all or a significant portion of the assets of or equity interest in the Company or any of its Subsidiaries by such a manufacturer, or (C) any other transac-tion that would involve the transfer or potential transfer of control of the Company to such a manufacturer. The Company will notify Motorola promptly of any inquiries or proposals with respect to any transaction of the type referred to in the preceding sentence that are received by, or any such negotia-tions or discussions that are sought to be initiated with, the Company or any of its Subsidiaries. Nothing contained in this Agreement shall prohibit or restrict the Company's Board of Directors from taking and disclosing to the Company's stock-holders a position in accordance with Rules 14d-9 and 14e-2 under the Exchange Act with respect to a tender offer or an exchange offer for Company Shares commenced by a third party.

                   (b) Prior to the Closing, neither Motorola nor any of its officers, employees, representatives, agents or Affili-ates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than the Company) concerning any merger, consolidation, sale of as-sets or other transaction involving the transfer of ownership of the Applicable SMR Business-Nextel Territory or any of the Applicable SMR Assets-Nextel Territory (it being understood that this representation shall not apply to New Sub Shares to be received by Motorola hereunder which may be transferred in accordance with Section 7.14 hereof). Motorola will notify the Company immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such nego-tiations or discussions that are sought to be initiated with, Motorola.

                   7.3. Meeting of Stockholders. (a) The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meet-ing of its stockholders (the "Stockholders Meeting") as prompt-ly as practicable to consider and vote upon the approval of the Nextel Merger and any other aspect of the transactions contem-plated herein that require approval by vote of the Company's stockholders. Subject to the Company Fairness Opinion having been issued and not withdrawn or otherwise adversely modified, and to the fiduciary duties of the Company's Board of Directors under applicable law, the Board of Directors of the Company shall recommend and declare advisable such approval and the Company shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval.

                   7.4. Registration Statement. New Sub will, as promptly as practicable, prepare and file with the SEC a regis-tration statement on Form S-4 (the "S-4 Registration State-ment"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the shares of New Sub Class A Common Stock and New Sub Class B Common Stock
         (a) issuable upon conversion of the shares of Company Class A Common Stock and Company Class B Common Stock in the Nextel Merger or (b) if so requested by Motorola, to be issued to Motorola and the Motorola SMR Subsidiaries in connection with the recapitalization of New Sub contemplated by Section 2.2(a) hereof. The Company shall be responsible for the payment of all registration fees relating to the New Sub Shares to be reg-istered in accordance with clauses (a) of the preceding sen-tence and Motorola shall be responsible for the payment of all registration fees relating to the New Sub Shares to be regis-tered in accordance with clause (b) of the preceding sentence. The Company will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration State-ment and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Nextel Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement/Prospectus"). The Company, Motorola and New Sub will use all reasonable efforts to have, or cause, the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and the Com-pany will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to stockholders of the Com-pany at the earliest practicable date.

                   7.5. Reasonable Efforts. The Company, New Sub and Motorola shall and shall use all reasonable efforts to cause their respective Subsidiaries to: (i) promptly make all fil-ings and seek to obtain all Authorizations required under all applicable Laws with respect to the transactions contemplated hereby and by the Ancillary Agreements and will cooperate with each other in all reasonable respects with respect thereto;
         (ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article VIII and to consummate and make effective the transactions contemplated by this Agreement and by the Ancillary Agreements on the terms and conditions set forth herein and therein as soon as practicable (including seeking to remove promptly any injunction or other legal bar-rier that may prevent such consummation); and (iii) subject to the fiduciary obligations of the Board of Directors of each of the respective parties, not take any action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business com-bination or other transaction) which would reasonably be ex-pected to impair the ability of the parties to consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, any action which would impair efforts to secure any required Authoriza-tions for such transactions (regardless of whether such action would otherwise be permitted or not prohibited hereunder); pro-vided, that the foregoing provisions of this Section 7.5 shall not (A) prevent the Company or any Subsidiary of the Company, from taking any action reasonably necessary or appropriate to consummate any of the Currently Announced Transactions or (B) prevent the Company or any Subsidiary of the Company, or Motorola or any Subsidiary of Motorola, from taking any action reasonably required to comply with Law or to comply with or fulfill any contractual obligation of such party (in the case of such contractual obligations, to the extent in existence as of the date hereof); and provided further, that in connection with any filing or submission required or action to be taken by the Company, New Sub or Motorola or any of their Subsidiaries to obtain any Authorization or otherwise to effect the trans-actions contemplated hereby and by the Ancillary Agreements, neither the Company nor any of its Subsidiaries nor Motorola nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, (A) any material portion of the assets or existing (as of the date hereof) businesses or product lines of the Company or, in the case of Motorola, the Applicable SMR Business or (B) any of the New Sub Shares, and, finally, provided, that the Company acknowledges that the restriction in clause (iii) ap-plies to Motorola only insofar as Motorola takes any action involving the Applicable SMR Business-Nextel Territory or SMR Licenses in the Applicable Nextel Geographic Areas.

                   7.6. Access to Information. (a) Subject to cur-rently existing contractual and legal restrictions applicable to the Company or to Motorola (which the Company and Motorola are seeking in good faith to remove) and upon reasonable no-tice, each of the Company and Motorola shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other party ("Respective Representatives") access, during normal business hours throughout the period prior to the Effec-tive Time to its properties, books and records (including, without limitation, the work papers of independent accountants) (in the case of Motorola, only insofar as such properties, books and records relate to the Applicable SMR Business and/or any of the Contributed Assets) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel (in the case of Motorola, only insofar as such information relates to the Ap-plicable SMR Business and/or any of the Contributed Assets) as may reasonably be requested, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the respective representations or warranties made by the Company or Motorola. Each of the Company and Motorola agrees that it will not, and will cause its Respective Repre-sentatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement; provided, that from and after the Closing, New Sub shall be under no fur-ther restrictions regarding any information relating to the Applicable SMR Business and/or any of the Contributed Assets, and Motorola shall not, and shall cause its respective Repre-sentatives not to, use or otherwise disclose any information relating to the Applicable SMR Business and/or any of the Con-tributed Assets for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

                   (b) Subject to the requirements of law, each party hereto will keep confidential, and will cause its Respective Representatives to keep confidential, all information and docu-ments obtained pursuant to this Section 7.6 except as otherwise consented to by the other party; provided, however, that nei-ther the Company nor Motorola shall be precluded from making any disclosure which (based on advice of counsel) it deems re-quired by law in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. In the event any party is required to disclose any information or documents pursuant to the immediately preceding sentence, such party shall promptly give written notice of such disclosure that is proposed to be made to the other party so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that either party is legally com-pelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, each of the Company and Motorola will collect and deliver to the other party all documents obtained pursuant to this Section 7.6 or otherwise from such party or its Respec-tive Representatives by it or any of its Respective Representa-tives then in their possession and any copies thereof. All requests for access to the Company or Motorola and their Sub-sidiaries pursuant to this Section 7.6 shall be made through their Respective Representatives named in the Motorola Disclo-sure Statement or the Company Disclosure Statement, as the case may be.

                   (c) Prior to the Closing, to the extent Motorola has knowledge of an event or circumstance which would constitute a breach of the representations set forth in Sections 6.6, 6.9(a) and (b), or 6.10(d) hereof but for the fact that such represen-tations are qualified as to materiality, Motorola shall inform the Company of such events or circumstances it being understood that a breach by Motorola of this covenant will not create any right on the part of the Company not to close the transactions hereunder, or to any indemnity pursuant to Article X hereunder, but rather is only intended to assist the Company in planning with respect to the intended operation of the Applicable SMR Business from and after the Closing.

                   7.7. Treatment of Options, Warrants and Other Obli-gations. (a) Each outstanding option to purchase Company Shares (each, an "Option") issued pursuant to the Company's stock option plans set forth in the Company SEC Reports (col-lectively, the "Company Stock Option Plans"), whether or not vested or exercisable, shall be assumed by New Sub and shall constitute an option to acquire, on the same terms and condi-tions as were applicable under such assumed Option, a number of shares of New Sub Class A Common Stock or New Sub Class B Com-mon Stock, as the case may be, equal to the number of shares of Company Class A Common Stock or Company Class B Common Stock, as the case may be, subject to such Option. In furtherance of the foregoing:

                        (i) From and after the Effective Time, the out-standing option agreements shall, without any further action on the part of any Option holder, be deemed to rep-resent the right to acquire shares of New Sub Class A Com-mon Stock or New Sub Class B Common Stock, as the case may be, on the same terms and conditions as contained in the outstanding Options. New Sub shall comply with the terms of the Company Stock Option Plans as they apply to the Options assumed as set forth above.

                       (ii) New Sub shall take all corporate action necessary to reserve for issuance a sufficient number of shares of New Sub Class A Common Stock and New Sub Class B Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 7.7. New Sub shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to shares of New Sub Class A Common Stock and New Sub Class B Common Stock sub-ject to such Options and shall use all reasonable efforts to maintain the effectiveness of such registration state-ment or registration statements (and maintain the current status of the prospectus or prospectuses contained there-
              in) for so long as such Options remain outstanding. With respect to those individuals who subsequent to the Nextel Merger will be subject to the reporting requirements under
              Section 16(a) of the Exchange Act, New Sub shall adminis-ter the Company Stock Option Plans assumed pursuant to this Section 7.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Company Stock Option Plan complied with such rule prior to the Nextel Merger.

                   (b) Effective as of the Effective Time, pursuant to the terms of the agreements governing the Outstanding Company Warrants, New Sub shall assume all of the rights and obliga-tions of the Company under all such warrant agreements and the parties hereto shall each take such action as may be necessary to enable each holder of such an Outstanding Company Warrant, on and after the Effective Time, to exercise such warrant, sub-ject to the terms and provisions thereof, for such number of shares of New Sub Class A Common Stock or New Sub Class B Common Stock which such holder would have been entitled to receive had such holder exercised such warrant and thereby re-ceived shares of Company Class A Common Stock or Company Class B Common Stock immediately prior to the Effective Time includ-ing, without limitation, the entry into a supplemental agree-ment with each holder whereby New Sub assumes the due and punc-tual performance and observance of each and every covenant and condition of the warrant agreement theretofore to be performed and observed by the Company.

                   (c) Effective as of the Effective Time, each supple-mental indenture necessary to permit the Nextel Merger to be accomplished in compliance with the provisions of any inden-tures (i) to which the Company is a party on the date hereof or
         (ii) to which the Company or its Subsidiaries become a party as a result of a Currently Announced Transaction shall have been executed by the Company and New Sub and the Company and/or New Sub, as appropriate, shall take or cause to be taken all other actions as the provisions of the relevant indentures may re-quire in connection with such supplemental indentures in con-nection with the Nextel Merger (it being understood that, in any such case, none of Motorola or any Affiliate of Motorola other than New Sub (or any Subsidiary of New Sub) shall have any obligation with respect to any such supplemental inden-
         ture).

                   7.8.  Registration and Listing of New Sub Shares.
         (a) Subject to Section 7.4 hereof, New Sub will use all rea-sonable efforts to register the New Sub Shares to be issued (i) in connection with the consummation of the Nextel Merger (the "Merger Issuance") pursuant to this Agreement, (ii) subject to Motorola's payment of the applicable registration fees as pro-vided in Section 7.4(b), to Motorola and the Motorola SMR Sub-sidiaries in connection with the recapitalization contemplated by Section 2.2(a) hereof, (iii) upon exercise of Options granted to employees of the Company and its Subsidiaries, and
         (iv) (to the extent the Company currently is obligated to do so pursuant to the terms of Outstanding Company Warrants) upon exercise of Outstanding Company Warrants, under the applicable provisions of the Securities Act.

                   (b) New Sub will use all reasonable efforts to cause the New Sub Shares issued pursuant to an effective registration statement under the applicable provisions of the Securities Act, as contemplated in Section 7.8(a), to be listed for trad-ing on NASDAQ.

                   7.9. Right to Nominate a Director of New Sub. (a) The Company will take all actions reasonably within its power to provide that upon the fifth business day after the Closing, and thereafter subject only to the limitations set forth herein, the New Sub Board of Directors shall include one member who is designated by Motorola so long as Motorola owns 5% of the outstanding New Sub Shares. From and after the Closing, at each annual or special meeting of stockholders for the election of directors at which the director so designated by Motorola is up for election, so long as Motorola owns 5% of the outstanding New Sub Shares, Motorola shall be entitled to propose to the Board of Directors or the Nominating Committee of New Sub a nominee for election to such Board (the "Motorola Nominee"). New Sub shall cause such Motorola Nominee to be included in the slate of nominees recommended by such Board to the New Sub stockholders for election as a director at such annual or spe-cial meeting of stockholders and shall use all reasonable ef-forts to cause the election of such Motorola Nominee, including soliciting proxies in favor of the election of such person. In the event that any Motorola Nominee shall cease to serve as a director of New Sub for any reason (so long as Motorola is then entitled, in accordance with this Section 7.9, to propose a Motorola Nominee), the resulting vacancy shall be filled by the New Sub Board with a substitute individual nominated by Motorola. Each Motorola Nominee, regardless of whether to be appointed or elected, shall be reasonably satisfactory to New Sub. Should Motorola cease to own 5% of the outstanding New Sub Shares, Motorola shall cause the Motorola Nominee to resign from the New Sub Board of Directors promptly following a re-quest to do so from New Sub. For purposes of this Article VII, Motorola shall be deemed to "own" New Sub Shares only if (i) Motorola is the "beneficial owner" of such New Sub Shares (as defined in Rule 13d-3 of the Exchange Act) and (ii) such New Sub Shares are not subject to a definitive agreement providing for their Transfer (as defined in Section 7.14 hereof) to a Person which is not a Controlled Affiliate of Motorola, and
         (iii) such New Sub Shares were initially acquired by Motorola and the Motorola SMR Subsidiaries pursuant to or as contem-plated by Article II of this Agreement, pursuant to the exer-cise of antidilutive rights set forth in Section 7.13 or upon exercise of the warrants held by Motorola or its Subsidiaries as of the date hereof.

                   (b) If Motorola sells (in compliance with the appli-cable provisions hereof relating to Transfers of New Sub Shares) New Sub Shares representing at least 5% of the then outstanding New Sub Shares to any one Person that is not a Con-trolled Affiliate of Motorola, and prior to such transfer (and prior to seeking New Sub's consent to such transfer, if such consent is required) advises New Sub in writing that Motorola intends that such Person be designated the "Motorola Trans-feree", and New Sub consents to such Person's designation as the Motorola Transferee (which consent will not be unreasonably withheld and shall, in any event, include those Persons hereto-fore approved pursuant to Section 7.14(a)(ii) hereof), then in addition to the rights held by Motorola pursuant to subpara-graph (a), such Motorola Transferee shall have the right to cause the size of the New Sub Board of Directors to be in-creased and to nominate one person to the New Sub Board in accordance with the procedures set forth in subsection (a) of this Section 7.9; and subject to the same agreements and con-ditions as applicable to Motorola contained in Section 7.9(a); provided, however, that this subsection (b) shall apply to only one such Motorola Transferee.

                   7.10.  Tax Matters.  (a)  Each party agrees to report
         (i) the Nextel Merger as a reorganization within the meaning of
         Section 368 of the Code and (ii) the Nextel Merger and the con-tribution of assets by Motorola contemplated by Articles II and IV hereof as an overall transaction described in Section 351 of the Code, in each case, on all tax returns and other filings.

                   (b) Motorola shall pay and be solely liable for any and all sales, use and transfer taxes, including any interest or penalty, assessed against Motorola or any of its Subsidiar-ies (including New Sub) as a result of the transactions contem-plated by this Agreement, other than any stock transfer taxes that may be imposed on the issuance of New Sub Shares in the Nextel Merger or the OneComm Merger, which New Sub shall pay and be solely liable for from and after the Effective Time.

                   (c) Prior to the Closing, the Company will provide Motorola with a list of stockholders which will be 5% Holders. At Closing, each such 5% Holder shall execute and deliver a certificate substantially in the form of Exhibit I hereto (the "Continuity of Interest Statement") and shall, by executing such certificate, represent and warrant that such party has no present plan or intention to Transfer any of the New Sub Shares to be received by such 5% Holder in the Merger, or the Stock Issuance other than to another Participant (as defined below). For purposes of this paragraph 7.10(c), a Participant shall mean a transferor of property or stock to New Sub in the trans-actions described in Articles II, III and IV hereof in exchange for New Sub Shares constituting at least 5% of the outstanding New Sub Class A Common Stock or the New Sub Class B Common Stock immediately following the Closing.

                   7.11. Other Post-Closing Actions. (a) New Sub will negotiate in good faith a roaming agreement with certain other

         SMR operators (with respect to Digital Mobile Systems or net-works located within the United States of America) which use MIRS equipment including, without limitation, Motorola (outside the Applicable Geographic Areas) and Dial Page.

                   (b) Motorola and New Sub intend to pursue, at an appropriate time in the future, a data business over SMR fre-quencies and anticipate that either New Sub or a Subsidiary of New Sub would establish a Subsidiary for such purpose and make air time available for data transmissions at commercially rea-sonable rates.

                   (c) In an effort to minimize disruption to custom-ers, Motorola and New Sub intend to adopt a plan for the or-derly migration of existing analog dispatch customers.

                   (d) New Sub will, in good faith, negotiate agree-ments with the subscriber equipment dealers set forth in a list to be provided by Motorola prior to Closing. Such agreements shall include terms which are comparable to those offered to the Company's existing dealers.

                   (e) Motorola agrees that, for a period of three years after the Closing Date, and except with respect to SMR Licenses which are Motorola Owned Licenses or Motorola McSMRS but are not transferred or assigned to the Company, the Motorola Land Mobile Products Sector will not make use of the Customer List to solicit subscribers for any 800 MHz SMR com-mercial mobile voice business owned or managed by the Motorola Land Mobile Products Sector in the Applicable Geographic Areas, nor will it divulge such Customer List to any other division of Motorola or any other person; provided, however, that notwith-standing the foregoing nothing in the provisions of this Sec-tion 7.11(e) shall restrict or prohibit (A) the Motorola Land Mobile Products Sector or any other division or organization of Motorola from soliciting any customer on the Customer List for subscriber, infrastructure or other equipment sales or mainte-nance services; (B) subject to Section 7.11(f) hereof, the Motorola Land Mobile Products Sector or any other division or organization of Motorola from continuing to provide 900 MHz SMR service to any such customer or from soliciting any such cus-tomer for 900 MHz SMR service; (C) any independent Motorola dealer from soliciting any such customer for service on any SMR system, whether owned or managed by Motorola so long as such dealer independently identifies such customer; or (D) the Motorola Land Mobile Products Sector or any other division or organization of Motorola or any independent Motorola dealer from soliciting any customer on the Customer List for any wire-less communication or other service so long as the identity or any other information concerning such customer is independently developed.

                   (f) Prior to the Closing, Motorola and the Company shall negotiate in good faith to reach a mutually acceptable arrangement to take such actions with respect to their owned and managed 900 MHz channels in the Applicable Geographic Areas as are necessary to secure the Authorizations required for the transactions contemplated by this Agreement, it being the in-tention that the Company and Motorola share ratably (based on such factors as they may agree upon) in the benefits and bur-dens of such arrangements. To the extent that Motorola retains owned and/or managed 900 MHz channels in the Applicable Nextel Geographic Area at the Closing, Motorola and the Company will negotiate in good faith to enter into management agreements as promptly as practicable following the Closing pursuant to which the Company or New Sub or its designee shall have the right and obligation to manage Motorola's remaining owned and managed 900 MHz channels in the Applicable Nextel Geographic Area for a period of three years after the Closing Date. Such 900 MHz management arrangements shall be renewable for subsequent periods of two years unless terminated at any time during the renewal period by Motorola upon six months' notice. Motorola shall have the right to cancel any 900 MHz management arrange-ment prior to its three year expiration to enable Motorola or a transferee to use such channels for new services or technology such as channels for campus dispatch systems and other busi-nesses which are not competitive with New Sub's traditional analog dispatch SMR business and/or enhanced Digital Mobile SMR systems.

                   (g) So long as Motorola shall own at least 5% of the outstanding New Sub Shares, Motorola shall have the right, dur-ing normal business hours and upon not less than seven (7) days written notice, to inspect books and records of New Sub, in-cluding but not limited to accounting books and records and New Sub shall make available to Motorola for discussion of the business, financial condition and prospects of New Sub as Motorola deems pertinent to its shareholding in New Sub, per-sonnel of New Sub who are familiar with such matters for New Sub. New Sub shall also permit the Motorola Nominee to meet with and discuss such matters with the independent accountants and auditors of New Sub on as favorable terms and conditions as those applied to any other Board Members of New Sub.

                   (h) Upon the Closing and quarterly thereafter through the first anniversary of the Closing Date, Motorola shall identify in writing to New Sub which of the Motorola McSMRs which were to have been assigned to New Sub pursuant to Sections 4.1(a)(iii), 4.1(b)(iii) and 4.1(c)(iii) hereof (that have not subsequently become Acquired SMR Licenses) Motorola does not intend to arrange for New Sub to acquire (the "Non-Targeted McSMRs"). During such period, neither New Sub nor its Controlled Affiliates shall, independently of Motorola, attempt to acquire any Motorola McSMR other than the Non-Targeted McSMRs. New Sub may request Motorola or the applicable Motorola SMR Subsidiaries to execute and deliver to New Sub such documents as are necessary to effect the waiver and termination by Motorola or the applicable Motorola SMR Sub-sidiaries of all management rights, rights of first refusal and any and all other rights of any nature whatsoever held by them with respect to the Non-Targeted McSMRs that are acquired by New Sub or its Controlled Affiliates, or owned by any other third party (to the extent New Sub consummates the purchase thereof within six months of the date of such waiver request and effective only upon such consummation) (it being understood that such waivers and terminations shall (i) be effective only to the extent that the licensee of such Motorola McSMR similarly agrees to terminate such agreements and that the documents to be executed by Motorola and/or the Motorola SMR Subsidiaries shall be substantially in the form of the Management Termination Agreements attached hereto as Exhibit E and (ii) be subject to the provisions of Section 7.11(j) hereof).

                   (i) In connection with a proposed private sale of New Sub Shares by Motorola, upon the written request of Motorola which shall include a representation that Motorola has a good faith intention to negotiate a definitive agreement with the proposed transferee for such proposed sale, New Sub shall afford such proposed transferee in accordance with Section 7.14(a)(ii) access to information of the type contemplated by
         Section 7.6(a) hereof, subject to the confidentiality require-ments contemplated by Section 7.6(b) hereof and subject to a written acknowledgment of such transferee that New Sub has pro-vided such information subject to the express understanding that such transferee is not relying on the accuracy, complete-ness or currency of any of such information in making any in-vestment decision with regard to New Sub Shares and that New Sub shall have absolutely no liability or obligation of any type whatsoever to such transferee by reason of providing such access to such information.

                   (j) With respect to sites at which the Company or OneComm owns or has agreed to acquire one or more SMR Licenses which are, or will prior to Closing be, operated on a control-ler shared with, a licensee under a Motorola McSMR, or a Person which is not an Affiliate of the Company or OneComm to which Motorola intends to transfer one or more SMR Licenses, prior to the Closing, the Company (and OneComm to the extent the OneComm

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







         Merger has occurred) will enter into agreements providing for, among other things, (i) an equitable allocation (as between the Company or OneComm on the one hand and the licensee or trans-feree, on the other hand) sharing the controller) of the cus-tomers being provided service as of the Closing Date on such controller and (ii) the installation by Motorola (at Motorola's expense) of a second controller at each such site.

                   (k) In connection with the provision of transition services to the Company after the Closing Motorola shall (i) provide the Company with access to billing and customer care records of Motorola for two months prior to Closing; (ii) pro-vide billing and customer care services for a period of up to six months following the Closing until New Sub is ready to assume such responsibilities; (iii) negotiate in good faith to provide for an orderly transition of system maintenance respon-sibilities and to reach an agreement regarding maintenance ser-vices to be provided by Motorola to New Sub subsequent to the Closing; (iv) negotiate in good faith revised site lease agree-ments with respect to Motorola owned sites which shall provide that (A) if any such lease is currently scheduled to expire prior to December 31, 1995, it shall be extended until then,
         (B) all such leases shall be cancellable on three months' notice (by the Company prior to December 31, 1995 and by the Company and Motorola thereafter) and (C) New Sub shall have the benefit during the term of such leases of a 10% discount from the prevailing rate in the market for each such site, with price increases limited to the CPI and (v) identify employees of Motorola who will serve as primary contacts with the Company (and New Sub after the Closing) in connection with questions with respect to transition services.

                   (l) The Company will negotiate in good faith with Racotek, Inc. ("Racotek") to provide for a nationwide reseller arrangement to sell air time to Racotek for resale by Racotek to end users on New Sub's SMR systems and ESMR systems for data and voice transmission in conjunction with the use of Racotek products and Racotek software.

                   7.12. Limitation on Certain Actions. Until the third anniversary of the Closing Date, except as specifically contemplated by this Agreement, Motorola agrees that it shall not, directly or indirectly, and shall cause any Person con-trolled by it not to except as authorized in advance in the specific case by the Board of Directors of New Sub by the af-firmative vote of not less than a majority of the directors then in office, acquire, or offer to acquire, by purchase, any New Sub Shares or any interest therein (or any other equity security of New Sub or any direct or indirect rights or options to acquire any New Sub Shares or any other equity securities of New Sub), if such acquisition would result in the ownership by Motorola of in excess of a percentage of the Fully Diluted

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







         Shares as of such date equal to the percentage of the Fully Diluted Shares owned immediately following the Closing Date (taking into account the warrant to purchase Company Shares currently owned by Motorola); it being understood that any New Sub Shares which Motorola may be "deemed" to acquire by virtue of having filed a Schedule 13D as a "group" (as such term is used in Rule 13d-5 under the Exchange Act) with another stock-holder of New Sub shall not be considered "acquired" for pur-poses of this Section 7.12; provided, that, from the date hereof until the third anniversary of the Closing, Motorola shall not (and shall cause its Controlled Affiliates not to) be or become a member of any "group," to the extent that the existence of, or any actions taken or proposed to be taken by, such group (including Motorola and/or its Controlled Affili-ates) would result in a "Change of Control" (as such term is defined in any of the Relevant Indentures on the date hereof). The term "Relevant Indentures," for purposes of this Section 7.12, means any indenture to which the Company or New Sub now is or becomes, in connection with consummation of a Currently Announced Transaction, a party, or by which either of them now is, or becomes in connection with a Currently Announced Trans-action, otherwise bound. It is expressly understood and agreed that the covenants in this Section 7.12 are for the sole and exclusive benefit of the Company and New Sub (including their successors and assigns as expressly contemplated in Section
         11.5 hereof), and is not intended for the benefit of and shall not be enforceable by, any other Person including, without lim-itation, any stockholder or creditor of the Company or New Sub.

                   7.13. Anti-Dilutive Right. (a) From the date here-of until the third anniversary of the Closing Date, in the event of any proposed public or private issuances (a "Proposed Issuance") of shares of (i) New Sub Class A Common Stock, (ii) New Sub Class B Common Stock or (iii) any other capital stock of New Sub or any other security convertible into or exercis-able for New Sub Class A Common Stock, New Sub Class B Common Stock or other capital stock of New Sub (it being understood that, for purposes of this Section 7.13, public or private is-suances of Company Class A Common Stock, Company Class B Common Stock or any other capital stock of the Company or any other security convertible into or exercisable for Company Class A Common Stock, Company Class B Common Stock or other capital stock of the Company occurring from the date hereof until the Closing Date ("Interim Proposed Issuances") shall be deemed to be issuances of an identical number and type of capital stock or other security of New Sub into which the shares or other securities issued in such Interim Proposed Issuance would be converted upon consummation of the Nextel Merger as contem-plated herein) (excluding issuances of shares of New Sub Class A Common Stock (A) upon conversion of New Sub Class B Common Stock, (B) in connection with the Currently Announced Trans-actions or (C) upon exercise of Outstanding Company Warrants and Options outstanding as of the date hereof (or any options or warrants issued in replacement or substitution thereof ("Replacement Options or Warrants") so long as the exercise of such Replacement Options or Warrants will not result in the issuance of a greater number of New Sub Shares or the payment per share of a lesser amount of consideration for the issuance of New Sub Shares; provided that non-cash payments made in accordance with "cashless exercise" procedures in substance and operation comparable in all material respects to the "cashless exercise" procedures contained in the Company's Incentive Equity Plan on the date hereof shall not be deemed such "lesser amount" and (D) issuances approved by the Company's Board of Directors until the Closing Date and by New Sub's Board of Directors on or after the Closing Date, in either case pursuant to employee stock option plans, restricted stock plans and similar arrangements (the excluded issuances in clauses (A) through (D) being referred to as "Excluded Issuances")) the Company (in the case of all Interim Proposed Issuances) or New Sub (in the case of all other Proposed Issuances) shall send written notice thereof to Motorola not less than forty-five
         (45) days prior to such Interim Proposed Issuance or Proposed Issuance, as the case may be, which notice shall set forth all material terms of the Interim Proposed Issuance or Proposed Issuance, as the case may be, including, without limitation, the manner of sale, the per share sale price or the amount and type of other consideration to be received by the Company or New Sub, as the case may be.

                   (b) Motorola shall have the right, by sending irre-vocable written notice thereof to the Company or New Sub, as the case may be, within twenty (20) days after receipt of the Company's or New Sub's notice, to purchase at the same price sold to the public or in the private issuance or, if the sale is not for cash, at the fair market value of the property or other consideration received by the Company or New Sub (as de-termined by an independent third party appraiser selected by Comcast and reasonably acceptable to Motorola (or by Motorola, if none is selected by Comcast), it being understood that the price determined by such appraiser for Comcast and/or Comcast FCI and Motorola shall be the same with respect to such issu-ance but that any price separately agreed to by Comcast and the Company or New Sub, as the case may be, shall not bind Motorola), such number of shares of New Sub Class A Common Stock, New Sub Class B Common Stock or other capital stock of New Sub, (or, in the case of Interim Proposed Issuances, the Company) as the case may be, as is necessary to maintain its Voting Power Ownership Percentage or its Fully Diluted Owner-ship Percentage (whichever is greater) (or, in the case of In-terim Proposed Issuances, its Expected Voting Ownership Per-centage or its Expected Fully Diluted Ownership Percentage (whichever is greater)) as they existed immediately prior to such issuance; provided, however, that if such Proposed

         Issuance occurs prior to the completion of the Currently Announced Transactions, then the Voting Power Ownership Per-centage and Fully Diluted Ownership Percentage, for purposes of this Section 7.13, may not exceed the Voting Power Ownership Percentage and Fully Diluted Ownership Percentage which would be in effect upon the assumed completion of the Currently Announced Transactions; provided, further, that if such issu-ance occurs subsequent to any Transfers pursuant to Section 7.14(a)(ii), (iii) or (iv), the Voting Ownership Percentage and Fully Diluted Ownership Percentage, for purposes of this Sec-tion 7.13, may not exceed the lowest Voting Ownership Percent-age and Fully Diluted Ownership Percentage in effect imme-diately following such Transfers.

                   (c) A closing for the purchase of New Nextel Class A Common Stock, New Sub Class B Common Stock or other capital stock of New Sub (or, in the case of Interim Proposed Issu-ances, the Company), as the case may be, pursuant to this Sec-tion 7.13 shall, subject to the receipt of any necessary Autho-rizations, occur on the later of (i) the date on which such public or private issuance occurs, as the case may be, and (ii) such later date as may be agreed to by Motorola and the Company or New Sub, as the case may be, at a time and place specified by Motorola in a notice provided to New Sub at least ten (10) days prior to the closing. In connection with such closing, the Company or New Sub, as the case may be, and Motorola shall provide such customary closing certificates and opinions as Motorola and the Company or New Sub, as appropriate, shall rea-sonably request.

                   (d) Any election by Motorola to exercise its right to purchase shares hereunder by reason of any Interim Proposed Issuance shall take effect only upon the closing of the trans-actions contemplated by this Agreement, and Motorola shall then have the right and obligation to purchase, pursuant to the terms of this Section 7.13, such number of shares of New Sub Class A Common Stock, New Sub Class B Common Stock or any other capital stock of New Sub as the case may be, as is necessary to maintain its Expected Voting Ownership Percentage or Expected Fully Diluted Ownership Percentage (whichever is greater) cal-culated as provided in Section 7.13(b).

                   7.14. Transfer of New Sub Shares. (a) Prior to the second anniversary of the Closing Date, neither Motorola nor any Motorola Subsidiary may sell, transfer, pledge, encumber or otherwise dispose, or agree to dispose, of ("Transfer") the New Sub Shares acquired in connection with the formation of New Sub and as contemplated by this Agreement (the "Motorola New Sub Shares") except for:

                        (i) Transfers to any corporation, partnership or other entity that is controlled by or under common con-trol with Motorola and which agrees in writing, prior to such Transfer, to hold the New Sub Shares so transferred subject to identical restrictions on subsequent Transfers thereof to those set forth in this Section 7.14;

                       (ii) Transfers to transferees provided that such transferees are consented to by New Sub (whose consent (A) has been given with respect to the list of potential transferees heretofore submitted by Motorola listed in Tab 22 of the Motorola/Nextel Disclosure Statement and (B) may be obtained in advance with respect to any other potential transferee and will not, in any event, be un-reasonably withheld) (which transfers shall not be subject to the limitations in clause (iv) or Section 7.14(b) below);

                      (iii)  Transfers pursuant to a tender offer,
              merger, recapitalization or other similar extraordinary transaction, whether or not such transaction is approved or endorsed by the New Sub Board of Directors; provided that if such transaction has not been approved or endorsed by the New Sub Board of Directors, Motorola will not, ex-cept as required by law, make any statement of intent or commitment to effect any such Transfer, and no such Trans-fer may be made by Motorola prior to twenty-four hours before the last date on which New Sub Shares may be sur-rendered in connection with such offer or other transac-tion; or

                       (iv) (A) transfers completed during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date which in the aggregate represent no greater than 25% of the number of Motorola New Sub Shares initially owned by Motorola; (B) Transfers completed during the period beginning on the first busi-ness day following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date which when added to the Transfers made pursuant to clause (A) represent no greater than 50% of the number of Motorola New Sub Shares initially owned by Motorola; and
              (C) Transfers completed at any time following the second anniversary of the Closing Date which when added to the Transfers made pursuant to clauses (A) and (B) represent up to 100% of the number of Motorola New Sub Shares ini-tially owned by Motorola.

                   (b) In the event that Motorola or any Motorola Sub-sidiary shall desire to Transfer Motorola New Sub Shares repre-senting in excess of:

                        (i) 1,000,000 shares in any given quarter prior to the first anniversary of the Closing;

                       (ii) 1,500,000 shares in any given quarter after the first anniversary and prior to the second anniversary of the Closing;

                      (iii) 2,000,000 shares in any given quarter after the second anniversary and prior to the third anniversary of the Closing;

                       (iv) 2,500,000 shares in any given quarter after the third anniversary and prior the fourth anniversary of the Closing; and

                        (v) 3,000,000 shares in any given quarter after the fourth anniversary and prior to the fifth anniversary of the Closing;

         under the circumstances referred to in clause (iv) of Section 7.14(a) pursuant to a public distribution at any time prior to the fifth anniversary of the Closing, Motorola shall give New Sub notice of its intent to sell such New Sub Shares specifying the number of New Sub Shares to be sold, and if Nextel provides the necessary management participation in the selling effort (including participation in "road shows") shall agree to sell such shares only pursuant to an underwritten offering by an underwriter selected by Motorola reasonably acceptable to New Sub.

                   7.15. Technology Agreements. Contemporaneously with the execution of this Agreement, Motorola and the Company have executed an Equipment Purchase Agreement Amendment in the form attached hereto as Exhibit C.

                   7.16. Certain Consent Rights of Motorola. (a) From and after the date of this Agreement through the Closing and thereafter until the earlier of (i) the fifth anniversary of the Closing and (ii) such time as Motorola owns less than 7.5% of the Fully Diluted Shares, the Company will not, and will not agree to, grant superior governance rights (in the form of any supermajority voting or consent rights as a stockholder or director or disproportionate Board representation, or other-
         wise), directly or indirectly, to any third party (other than Comcast, to the extent (but only to the extent) of its rights

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







         under the original Comcast Stock Purchase Agreement dated Sep-tember 14, 1992, as amended through December 31, 1993 but including that certain Amendment dated August 4, 1994) with respect to the Company, New Sub or its or their businesses ("Superior Governance Rights") (any Person to whom the Company (or, after the Closing, New Sub) proposes to grant such Gover-nance Rights being referred to herein as a "Strategic Inves-tor") except in accordance with the following conditions:

              (A) Motorola and the Company acknowledge that the letter agreement dated February 27, 1994 among the Company, MCI and Comcast (the "MCI Agreement") provided for the granting of certain governance rights to MCI which would have been effective had the Company/MCI/ Comcast transaction closed prior to the execution of this Agreement. Notwithstanding the foregoing, it is expressly understood that (1) MCI's consent is not required for the Company to enter into this agreement and shall not be required for the Company to consum-mate the transactions provided for in this Agreement and (2) MCI may become an investor, or be granted, or contract to obtain, Superior Governance Rights, in the Company or New Sub only with Motorola's consent. Motorola agrees to discuss with MCI and/or Comcast the terms upon which Motorola might grant its consent which would include a discussion of the price and terms on which Motorola would sell some or all of its New Sub Shares to MCI and such other terms (if any) as are intended to govern the matters covered by Sections 7.16 and 7.17 hereof. No party shall be required to enter into such an arrangement unless the terms and agreements are in form and substance agree-able to it. It is understood that each party will have sole discretion to agree as to any terms of such arrangement, and that failure to reach agreement for any reason will in no event give rise to any liabil-ity of Motorola or the Company to the other, nor affect any other provision of this Agreement (includ-ing, without limitation, the second sentence of this clause (A)) or the consummation of the transactions contemplated by this Agreement.

              (B) With respect to any third party other than MCI, no Superior Governance Rights will be granted unless (1) there is a Liquidity Event which is accepted by Motorola and closes or (2) there is a Liquidity Event which is rejected by Motorola and the Company (or New Sub, as the case may be) closes its transaction with the Strategic Investor. In case (2), Motorola will retain the rights set forth in Section 7.9 hereof, but the rights set forth in Section 7.13 hereof, and

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







                   the restrictions set forth in Sections 7.12 and 7.14, will terminate upon the closing of the transaction between the Company (or New Sub, as the case may be) and the Strategic Investor;

         provided, however, that nothing in this Section 7.16 shall pro-hibit the Company or New Sub, in the context of a bona fide debt financing (including refinancing) transaction, from pro-viding to the lenders or holders of debt issued therein rights to exert influence as a creditor over the Company in circum-stances and on terms substantially comparable to those terms contained in the material loan agreements, notes or indentures to which the Company, New Sub or any entity contemplated to be acquired by the Company or to become a Subsidiary of the Com-pany in any of the Currently Announced Transactions is a party so long as, in each case, such debt is held by or issued to bona fide financial institutions (including insurance compa-nies, pension funds and other comparable institutional inves-tors, but excluding MCI) regularly engaged in the business of lending money or purchasing publicly traded or privately issued debt securities and such terms are otherwise customary for debt financings of such type.

                   (b) A Liquidity Event will be defined to have oc-curred (a "Liquidity Event") only if the following conditions are satisfied. The Strategic Investor to which the Company (or New Sub, as the case may be) proposes to grant Superior Gover-nance Rights shall submit a written offer to the Company (or New Sub, as the case may be) specifying a number of shares to be purchased from the Company (or New Sub, as the case might be) (and/or a stockholder of the Company or New Sub, as the case may be), the proposed purchase price and the specific terms of the proposed Superior Governance Rights to be granted by the Company or New Sub, as the case may be. The Company or New Sub, as the case may be, shall give written notice ("Notice") to Motorola of such offer, attaching the terms pro-posed by the Strategic Investor, and certifying the Company's (or New Sub's) intention to close such transaction on such terms. Such notice shall be accompanied by a bona fide, fully-financed offer (in cash, or in securities or a combination of cash and securities, with any such securities acceptable to Motorola) to Motorola of the opportunity to sell at least 62.5% of the Motorola New Sub Shares (including 50% of any New Sub Shares theretofore sold by Motorola) to the Company (or New Sub, as the case may be) and/or the proposed Strategic Investor at a price at least equal to the greatest of:

                   (i) for the first six months following the date of this Agreement, the average of the closing prices of the Company Shares (or the New Sub

                        Shares, as and when applicable) over the 30 trading days preceding the date of this Agree-ment, and

                  (ii) 110% of the average of the closing prices of the Company Shares (or the New Sub Shares, as and when applicable) over the 30 trading days pre-ceding the public announcement of a letter of intent or definitive agreement (whichever is earlier) providing for the investment by the Strategic Investor;

         provided that, if the price per Company Share (or New Sub Share) to be paid by the Strategic Investor to the Company for newly issued shares (calculated as the best average price, if in tranches) (the "reference per share price") represents a premium to the per share price determined under the highest of the formulas in clauses (b)(i) or (b)(ii) (giving effect to the 110% in (b)(ii)) above, Motorola shall also be entitled to 50% of such per share premium for each share purchased from Motorola in the Liquidity Event.

                   (c) Motorola must notify the Company or New Sub, as the case may be, of its election to accept or reject the offer specified in the Notice within 30 days of receipt of the Notice.

                        (i) If Motorola rejects the offer specified in the Notice, the Company (or New Sub, as the case may be) must close the transaction with the proposed Strategic Investor on substantially the same terms as were specified in the Notice to Motorola (by means of a definitive agreement within six months, and a closing within 18 months, of the Notice) in order to be free to grant the specified Superior Governance Rights. If such closing does not occur in accordance with the preceding sentence, the procedure set forth above must be complied with again, in full.

                       (ii) If Motorola accepts the offer specified in the Notice, and if within one year of its original investment, the Strategic Investor subsequently increases its ownership by means of a purchase of shares from the Company or New Sub, as the case may be, and the price per share paid for such in-creased investment (the "new per share price") is greater than the price per share paid to Motorola in the original Liquidity Event in connection with the initial investment (the "initial per share price"), the Company shall compute the per share price that would have been required to be paid to Motorola in the original Liquidity Event ("recomputed per share price"), in accordance with clause (b) above, but substituting the new per

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







         share price for the reference per share price, and the dif-ference between that higher recomputed per share price and the initial per share price will be paid with respect to any shares purchased from Motorola in the original Liquidity Event.

                   (d) If a Notice with respect to a proposed Strategic Investor is delivered to Motorola by the Company between the date of this Agreement and the Closing, Motorola will comply with the procedures as if it then owned New Sub Shares, but the investment by the Strategic Investor shall not close, and the Liquidity Event shall not be deemed to have occurred, until after the Closing of the transactions contemplated by this Agreement has occurred.

                   (e) So long as a Liquidity Event has not occurred, neither the Company nor New Sub will take any action that would result in or facilitate an investment in excess of 5% of the Fully Diluted Shares by another equipment manufacturer.

                   7.17.  Switch in Technology.

                   (a) The Company and New Sub may not effect a Switch in Technology (as defined in the Equipment Purchase Agreement Amendment) within five years of the Closing if a Strategic Investor has theretofore made an investment in accordance with
         Section 7.16 hereof unless (i) there is a Second Liquidity Event (as defined below, a "Second Liquidity Event") which is either accepted by Motorola and closes or is rejected by Motorola and (ii) the other conditions below are met.

                        (A) A Second Liquidity Event will be defined to have occurred if a bona fide, fully-financed offer (in cash or securities, or a combination of cash or securities, with any such securities acceptable to Motorola in its sole discretion) has been made to Motorola by the Company (or New Sub) and/or such Strategic Investor of the opportunity to sell the remaining Motorola New Sub Shares to New Sub and/or the Strategic In-vestor at a price at least equal to 110% of the average of the closing prices of the Company Shares (or the New Sub Shares, as and when applicable) over the 30 trading days preceding the public announcement by the Company (or New Sub) of the intention to implement a Switch in Technology.

                        (B) Upon the earlier of an announcement or the implementation by the Company or New Sub of a Switch in Technology, Motorola's rights set forth in Section 7.13 hereof shall terminate, and all restrictions applicable to Motorola set forth in Sections 7.12 and
                             7.14 shall terminate, but Motorola shall retain the rights set forth in Section 7.9.

                   (b) If a Strategic Investor has not made an invest-ment from and after the Closing, the Company and New Sub may not implement a Switch in Technology until the fifth anniver-sary of the Closing unless the conditions below are met:

                        (i) Motorola's rights set forth in Section 7.13 hereof shall terminate; and

                       (ii) no Switch in Technology may be implemented until six months after the later of (A) the announce-ment of the intended switch and (B) the waiver by Nextel of all restrictions applicable to Motorola set forth in Sections 7.12 and 7.14 hereof; and

                      (iii) Motorola shall retain the rights set forth in Section 7.9.

                   7.18. Affiliated Party Transactions. So long as Motorola has the rights set forth in Section 7.9, (a) trans-actions between New Sub and an interested third party will require approval by a committee of independent directors of New Sub (the composition of which may be changed from time to time, subject to Motorola's Board designee being a member of any such committee) and (b) Motorola will have the right to veto changes in New Sub's "fundamental business" (which is defined as wire-less communications worldwide) during the five years following the Closing.


                                  ARTICLE VIII

                                   CONDITIONS

                   8.1. Conditions to Each Party's Obligations. The respective obligations of each party to consummate the trans-actions contemplated by this Agreement are subject to the ful-fillment at or prior to the Effective Time of each of the fol-lowing conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:

                   (a) Stockholder Approval. This Agreement, the Nextel Merger and the other transactions contemplated hereby shall have been duly approved or ratified by the requisite holders of shares of Company Shares in accor-dance with applicable law and the Certificate of Incorpo-ration and By-Laws of the Company and the applicable rules and regulations of NASD.

                   (b) Government Consents, Etc. All (i) Authoriza-tions specified in the Company Disclosure Statement, and the Motorola Disclosure Statement and (ii) other Authori-zations required in connection with the execution and de-livery of this Agreement and the Ancillary Agreements and the performance of the obligations hereunder and thereun-der shall have been made or obtained, in each case without limitation or restriction, except in the case of Authori-zations referred to in clause (ii) above, where the fail-ure to have obtained such Authorizations would not (A) have a material adverse effect on the Business Condition of (i) the Company and its Subsidiaries taken as a whole or (ii) the Applicable SMR Business or the Contributed Assets, or (B) materially impair the ability of the Com-pany, Motorola, New Sub or ESMR Sub to perform its obli-gations under this Agreement or any of the Ancillary Agreements. In the case of Motorola Owned SMR Licenses comprising 50% or more by value (in accordance with the SMR Channel count methodology) of the Motorola Owned SMR Licenses that are intended to be owned by New Sub and are to be included in the Contributed Assets at the Closing, an FCC Order or FCC Orders shall have been obtained with respect to any assignment or transfer of such SMR Licenses and any change in control of New Sub or the Company that may be deemed to occur by reason of consummation of the Nextel Merger or the transactions contemplated by Section
              2.3 hereof which FCC Order(s) shall have become Final FCC Order(s). In the case of any other FCC License (including without limitation any Motorola McSMR), no Authorization need be obtained as of the Closing where Motorola or the applicable Motorola SMR Subsidiary has executed all re-quired assignments effective upon receipt of such Autho-rization and has made all requisite applications, and paid all fees, charges and other amounts due or to become due in connection with, the transfer thereof.

                   (c) No Injunction. There shall not be in effect any Order restraining, enjoining or otherwise preventing con-summation of the transactions contemplated by this Agree-ment and the Ancillary Agreements or permitting such con-summation only subject to any condition or restriction unacceptable to either Motorola or the Company in its rea-sonable judgment.

                   (d) Registration Statement. The S-4 Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order sus-pending effectiveness thereof shall have been issued, no Action by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of New Sub Class A Common Stock and New Sub Class B Common Stock shall have been received.

                   (e) Listing of New Sub Shares on NASDAQ. The shares New Sub Class A Common Stock issued hereunder pursuant to any registration statement filed by New Sub under the Se-curities Act as provided herein (including shares of New Sub Class A Common Stock to be issued upon conversion of shares of New Sub Class B Common Stock so registered, or upon exercise of Options) shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.

                   (f) Third Party Consents. All required authoriza-tions, consents or approvals of any third party (other than a Governmental Authority), shall have been obtained, except where the failure to have obtained such authoriza-tions, consents or approvals would not (A) have a material adverse effect on the Business Condition of (i) the Com-pany and its Subsidiaries, taken as a whole or (ii) the Applicable SMR Business or the Contributed Assets, or (B) would not materially impair the ability of the Company, Motorola, New Sub or ESMR Sub to perform its obligations under this Agreement or any of the Ancillary Agreements.

                   (g) Execution of Ancillary Agreements. All requi-site parties shall have executed each of the Ancillary Agreements and each of the Ancillary Agreements shall be in full force and effect.

                   (h) Amended Certificate. An Amended and Restated Certificate of Incorporation of New Sub, complying with Sections 3.2(a) and 5.11(a) hereof shall have been filed with the Secretary of State of Delaware, and shall have become effective in accordance with the applicable provi-sions of the DGCL by the Effective Time/Final Merger.

                   8.2. Conditions to Obligations of Motorola and Its Subsidiaries. The obligations of Motorola and its Subsidiaries to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or part by Motorola, to the extent per-mitted by applicable law:

                   (a) Representations and Warranties True. The repre-sentations and warranties of the Company shall have been true in all material respects when made and shall be true in all material respects at the time of the Closing with the same effect as though such representations and warran-ties had been made at such time, except (i) for changes resulting from the consummation of the transactions con-templated by this Agreement and the Ancillary Agreements and (ii) for representations and warranties that speak as of a specific date other than the Closing Date (which need only be correct as of such date).

                   (b) Performance. The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

                   (c) Compliance Certificate. The Company shall have delivered to Motorola a certificate, dated the date of the Closing, signed by Brian D. McAuley, the President of the Company, certifying as to the fulfillment of the condi-tions specified in Section 8.2(a) and (b).

                   (d) Proceedings. All corporate proceedings taken by the Company and its Subsidiaries in connection with the transactions contemplated hereby and all documents inci-dent thereto shall be reasonably satisfactory in all re-spects to Motorola, and Motorola shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

                   (e) No Governmental Action. No Action by any Gov-ernmental Authority shall have been instituted and be pending which imposes or seeks to impose any remedy, con-dition or restriction unacceptable to Motorola in its rea-sonable judgment.

                   (f) Section 203. The receipt of the New Sub Shares, and any New Sub Shares issuable upon exercise of the out-standing warrant to purchase Company Shares held by Motorola or upon exercise of the antidilutive right pro-vided in Section 7.13 hereof by Motorola and its Subsid-iaries pursuant to this Agreement shall be exempt from the provisions of DGCL Section 203, and none of such parties shall be "interested stockholders" for purposes of such provision.

                   (g) Tax-Free Transactions. Motorola and its Subsid-iaries shall have received an opinion from Motorola's counsel, in form and substance satisfactory to Motorola, that (1) the Nextel Merger is a reorganization within the meaning of Section 368 of the Code and (ii) the Nextel Merger and the contribution of assets to New Sub contem-plated by Articles II and IV hereof are an overall trans-action described in Section 351 of the Code.

                   (h) Change of Control. The Company shall not have undergone a Change of Control to which Motorola has not consented.

                   (i) Motorola Fairness Opinion. The Board of Direc-tors of Motorola shall have received from Goldman, Sachs & Co. a written opinion dated not earlier than two (2) days before the date on which the Proxy Statement/Prospectus is first mailed to the Company's stockholders (and such opin-ion shall not have been withdrawn on or before the Closing
              Date), stating that the transactions contemplated by this Agreement are fair to Motorola from a financial point of view.

                   (j) OneComm Merger. The conditions to the Company's obligations to consummate the OneComm Merger as set forth in Sections 9.1 and 9.2 of the Nextel-OneComm Merger Agreement as in effect on the date hereof shall not have been waived by the Company (except in the case of such Section 9.1 for any such waiver which is not material, in Motorola's reasonable judgment).

                   8.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions con-templated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following condi-tions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

                   (a) Representations and Warranties True. The repre-sentations and warranties of Motorola and its Subsidiaries shall have been true in all material respects when made and shall be true in all material respects at the time of the Closing with the same effect as though such represen-tations and warranties had been made at such time, except for (i) changes resulting from the consummation of the transactions contemplated by this Agreement and the Ancil-lary Agreements and (ii) for representations and warran-ties that speak as of a specific date other than the Clos-ing Date (which need only be correct as of such date).

                   (b) Performance. Motorola and its Subsidiaries, including New Sub and ESMR Sub, shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or at the time of the Clos-ing.

                   (c) Compliance Certificate. Motorola shall have delivered to the Company a certificate, dated the date of the Closing, signed by Keith Bane, Executive Vice Presi-dent, of Motorola, certifying as to the fulfillment of the conditions specified in Section 8.3(a) and (b).

                   (d) Proceedings. All corporate proceedings taken by Motorola and its Subsidiaries, including New Sub and ESMR Sub, in connection with the transactions contemplated hereby and all documents incident thereto shall be rea-sonably satisfactory in all respects to the Company, and the Company shall have received all such counterpart orig-inals or certified or other copies of such documents as it may reasonably request.

                   (e) No Governmental Action. No Action by any Gov-ernmental Authority shall have been instituted and be pending which imposes or seeks to impose any remedy, con-dition or restriction unacceptable to the Company in its reasonable judgment.

                   (f) Tax-Free Transactions. The Company shall have received an opinion of its legal counsel, in form and sub-stance satisfactory to the Company, to the effect that the Nextel Merger is a transaction described in Section 368 of the Code.

                   (g) Fairness Opinion. The Board of Directors of the Company shall have received two opinions from Merrill Lynch Pierce Fenner & Smith Incorporated and/or from Prudential Securities Incorporated, dated respectively the date hereof and the date on which the Company's proxy materials are first distributed to the Company's stock-holders (and such latter opinion shall not have been withdrawn on or before the Closing Date) to the effect that as of the dates thereof, the conversion ratio of Company Shares into New Sub Shares (taking into account the proposed issuances of New Sub Shares to Motorola and the Motorola SMR Subsidiaries as contem-plated by Section 4.3) is fair to the holders of Company Shares (other than Motorola) from a financial point of view (such latter opinion, in the final form issued to the Board of Directors of the Company, the "Company Fairness Opinion").

                   (h) Tax Ruling. The Company shall have received a ruling from the Internal Revenue Service in form and sub-stance satisfactory to the Company, to the effect that the conversion or deemed conversion of the Outstanding War-rants and Options into the Replacement Warrants and Options as a result of and in connection with the Mergers shall be tax-free transactions to the holders of such Outstanding Warrants and Options; provided that if such ruling cannot be obtained, the Company and Comcast shall follow the procedures in Section 7 of the Amendment dated August 4, 1994 to the Stock Purchase Agreement dated September 14, 1992.

                   8.4. Clearnet Transaction. The consummation of the Clearnet Transaction shall not be a condition to the obliga-tions of any party hereto to consummate the transactions here-under.


                                   ARTICLE IX

                                   TERMINATION

                   9.1. Termination by Mutual Consent. This Agreement may be terminated and transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Company Shares, either by the mutual written consent of Motorola and the Company, or by mutual action of their respective Boards of Directors.

                   9.2. Termination by Either Motorola or the Company. This Agreement may be terminated (upon notice from the termi-nating party to the other parties) and the transactions contem-plated hereby may be abandoned by action of the Board of Direc-tors of either Motorola or the Company if (a) the Nextel Merger shall not have been consummated by March 31, 1995 (provided that the right to terminate this Agreement under this clause
         (a) shall not be available to any party whose failure to ful-fill any obligation under this Agreement has been the cause of or resulted in the failure of the Nextel Merger to occur on or before such date) or (b) any Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order shall have become final and nonappealable.

                   9.3. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Nextel Merger and other transactions contemplated hereby pur-suant to this Article IX, no party hereto (or any of its direc-tors or officers) shall have any liability or further obliga-tion to any other party to this Agreement, except as provided in Section 7.6 and 11.2 hereof and except that nothing herein will relieve any party from liability for any breach of this Agreement occurring prior to such termination.


                                    ARTICLE X

                                 INDEMNIFICATION

                   10.1.  Indemnification Relating to the Agreement.
         (a) Except with respect to Taxes, which shall be governed by the Tax Allocation Agreement, Motorola shall indemnify New Sub and each of its Subsidiaries, and each director, officer, suc-cessor and assign of New Sub and its Subsidiaries, from and against any and all losses, liabilities, claims, damages (in-cluding punitive, consequential or treble damages), obliga-tions, liens, assessments, judgments, awards and fines (includ-ing without limitation those arising out of any pending or threatened Action, including any settlement or compromise thereof) and any reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in connection with any pending or threatened Action) ("Losses") resulting or arising from:

                        (i) any breach by Motorola of any representa-tion or warranty of Motorola set forth in this Agreement;

                       (ii) any failure of Motorola to comply with or non-fulfillment of any covenant or agreement of Motorola set forth in this Agreement to be performed by it prior to Closing;

                      (iii) any liabilities or obligations (A) not con-stituting Assumed Liabilities to which New Sub or any of the Contributed Assets is subject at the Closing as speci-fied in Section 4.2(d) hereof or (B) which arise out of or result from events, conditions or circumstances relating to the ownership, use or operation of any assets or busi-ness by Motorola, any of the Motorola SMR Subsidiaries, New Sub or ESMR Sub (or their respective predecessors in interest) at any time prior to the Closing; and

                       (iv)  any untrue statement or alleged untrue
              statement, or omission or alleged omission, of a material fact in the S-4 Registration Statement or the Proxy State-ment/Prospectus, that was based upon and in conformity with information furnished to New Sub concerning Motorola, the Motorola SMR Subsidiaries or the Applicable SMR Busi-ness.

                   (b) Except with respect to Taxes, which shall be governed by the Tax Allocation Agreement, New Sub shall indem-nify Motorola and each of its Subsidiaries, and each director, officer, successor and assign of Motorola and its Subsidiaries, from and against all Losses resulting or arising from:

                        (i) any breach by the Company of any represen-tation or warranty of the Company set forth in this Agree-ment;

                       (ii) any failure of the Company to comply with or non-fulfillment of any covenant or agreement of the Company set forth in this Agreement to be performed by it prior to Closing;

                      (iii)  any liabilities and/or obligations which
              (i) arise from the failure to satisfy or discharge in ac-cordance with their respective terms any of the Assumed Liabilities including, without limitation, all obligations coming due for performance after the Closing under the applicable terms of any contract assumed by New Sub pursu-ant to Article IV or (ii) arise from or relate to the own-ership of the Contributed Assets or the operation of the Applicable SMR Business by New Sub and its Subsidiaries from and after the Closing on the Closing Date; and

                       (iv)  any untrue statement or alleged untrue
              statement of a material fact contained in the S-4 Regis-tration Statement or the Proxy Statement Prospectus, or the omission or alleged omission to state therein a mate-rial fact required to be stated therein or necessary to make the statements therein not misleading (except for any statement or omission based upon and in conformity with information furnished to New Sub concerning Motorola, the Motorola SMR Subsidiaries or the Applicable SMR Business).

                   (c) Except with respect to Taxes, which shall be governed by the Tax Allocation Agreement, Motorola and the Com-pany agree that, notwithstanding Sections 4.1(a)(iv), 4.1(b)(x), 4.2(a)(iv), 4.2(b)(i), 10.1(a)(iii) and 10.1(b)(iii)
         hereof, (i) all current assets and current liabilities arising out of the Applicable SMR Business prior to the Closing and attributable to the pre-Closing period shall be for the benefit of, or the responsibility of (as the case may be), Motorola and
         (ii) all current assets and current liabilities arising out of the Applicable SMR Business after the Closing and attributable to the post-Closing period shall be for the benefit of, or the responsibility of (as the case may be), New Sub. Within 30 days after the Closing Date, Motorola shall prepare a statement which summarizes (A) the amount of current assets and current liabilities associated with the Applicable SMR Business which existed as of the Closing Date, and (B) the portions of such current assets and current liabilities attributable to the pe-riods prior to, and following the Closing, respectively, after giving effect to the fact that various income statement items are received or paid in advance or in arrears. To the extent that Motorola receives cash in respect of a current asset at-tributable to the post-Closing period, Motorola shall remit such cash to New Sub. To the extent that New Sub receives cash in respect of a current asset attributable to the pre-Closing period, New Sub shall remit such cash to Motorola. To the ex-tent Motorola or New Sub expends cash with respect to a current liability relating to the post-Closing or pre-Closing period, respectively, then the other party shall reimburse the amount so remitted. New Sub and Motorola agree to cooperate from and after the Closing in settling the cash obligations hereunder in accordance with the principle set forth in the first sentence hereof.

                   10.2.  Indemnification Procedures.

                   (a)  Procedures for Indemnification of Third Party
         Claims.

                        (i) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, with-out limitation, any Governmental Authority) who is not a party to this Agreement, or to the Ancillary Agreements, of any claim or of the commencement by any such Person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to
         Section 10.1 of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becom-ing aware of such Third Party Claim and in no event later than the second anniversary of the Closing Date; provided that the failure of any Indemnitee to give notice as provided in this
         Section 10.2(a) (so long as such notice is prior to the second anniversary of the Closing Date) shall not relieve the related Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail and, if ascertainable, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by such Indemnitee.

                       (ii) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own coun-sel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 10.2(a)(i) (or sooner, if the nature of such Third Party Claim so re-quires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume respon-sibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article X for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; pro-vided that if, in any Indemnitee's reasonable judgment, a con-flict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees at their own expense who shall be entitled to participate in such defense. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 10.2(a)(ii), such Indemnitee may defend or (subject to the remainder of this Section 10.2(a)(ii) and Section 10.2(a)(iv)) seek to compromise or settle such Third Party Claim at the expense of the Indemnifying Party. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indem-nifying Party, or the Indemnifying Party, in the case of a con-sent or settlement by the Indemnitee, of a written release from all liability in respect of such Third Party Claim.

                      (iii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party (in a manner that will not unreasonably interfere with the conduct of the Indemnitee's business) any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are neces-sary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claim.

                       (iv) Notwithstanding anything in this Section 10.2(a) to the contrary, (A) neither an Indemnifying Party nor an Indemnitee shall, without the written consent of the other party, settle or compromise or consent to the entry of any judgment with respect to any Action or Third Party Claim if the effect thereof is to admit any criminal liability by, or to permit any injunctive relief or other order providing non-monetary relief to be entered against, the other party and (B) other than as provided in clause (A), neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim without the consent of the other which shall not be unreason-ably withheld. Subject to clause (A) of this paragraph (iv), if an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or com-promise a Third Party Claim on the basis set forth in such no-tice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all li-ability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any par-ticipation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnify-ing Party to such Indemnitee with respect to such Third Party Claim shall be equal to (1) the costs and expenses of such In-demnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (2) the lesser of (x) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (y) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third Party Claim.

                        (v) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or cir-cumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any sub-rogated right or claim.

                   (b)  Other Procedures for Indemnification.

                        (i) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by writ-ten notice given by the Indemnitee to the related Indemnifying

         Party, in no event later than the second anniversary of the Closing Date. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to re-spond thereto. If such Indemnifying Party does not respond within such 30 day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make pay-ment. If such Indemnifying Party does not respond within such 30 day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under appli-cable law.

                       (ii) If the amount of any Liability shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection there-with, shall promptly be repaid by the Indemnitee to the Indem-nifying Party.

                   10.3. Limitation on Indemnity. (a) None of New Sub or its Affiliates shall have any claim for indemnity against Motorola under Section 10.1(a) hereof with respect to any Owned Channel, Motorola McSMR or other Acquired SMR License which is not ultimately included among the Owned Channels and Acquired SMR Licenses shown as delivered on the Channel Delivery Status Statements, or any facilities or equipment solely relating thereto, it being the intention of the parties that the cumula-tive channel delivery requirements and the penalty provisions contemplated by Sections 4.5 through 4.10 hereof be the sole economic adjustment between Motorola and New Sub relating to defects in, or non-delivery of, SMR Channels or facilities or equipment relating to SMR Channels not deemed delivered to New Sub under Article IV hereof.

                   (b)  (i)  Claims under Sections 10.1(a)(iii),
         10.1(a)(iv), 10.1(b)(iii) and 10.1(b)(iv) hereof shall not be subject to (A) the requirement that they be noticed prior to the second anniversary hereof, or (B) the provisions of clause
         (ii) hereof.

                       (ii) Except as set forth in clause (i) hereof, no Indemnified Party be entitled to recover under Section 10.1 until the total amount which such Indemnified Party (together with its Affiliates) would recover (but for the operation of this Section 10.3) exceeds $5,000,000 and no Indemnified Party (together with its Affiliates) shall be entitled to recover an aggregate amount greater than $150 million.

                   10.4. Remedies Cumulative. Subject to the limita-tions set forth in Section 10.3 hereof, the remedies provided in this Article X shall be cumulative and shall not preclude assertion by an Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.


                                   ARTICLE XI

                            MISCELLANEOUS AND GENERAL

                   11.1. Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of two years. The covenants of the par-ties contained in this Agreement and the Ancillary Agreements that contemplate or may involve actions to be taken (a) prior to the Closing (including, without limitation, those set forth in Sections 7.1 through 7.6 and 7.8), shall not survive the Closing and (b) after the Closing (including, without limita-tion, those set forth in Sections 7.7, and 7.9 through 7.17), shall survive until such actions shall have been taken or per-formed in all material respects and in accordance with their terms.

                   11.2. Expenses. Except as specifically set forth in this Agreement or in any Ancillary Agreement, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contem-plated hereby.

                   11.3. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt re-quested in each case to the applicable addresses set forth be-low:

                   If to the Company, New Nextel or ESMR Sub:

                   Nextel Communications, Inc.
                   201 Route 17 North
                   Rutherford, New Jersey  07070
                   Attention:  Brian D. McAuley, President
                   with a copy to:

                   Thomas J. Sidman, Esq.
                   Jones Day Reavis & Pogue
                   North Point
                   901 Lakeside Avenue
                   Cleveland, Ohio  44114

                   If to Motorola or any Subsidiary of Motorola:

                   Motorola, Inc.
                   1303 East Algonquin Road
                   Schaumburg, Illinois  60196
                   Attention:  Keith Bane
                               Executive Vice President

                   with a copy to:

                   Patricia A. Vlahakis, Esq.
                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019

         or to such other address as such party shall have designated by notice so given to each other party.

                   11.4. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise mod-ified except by an instrument in writing signed by the party against whom enforcement is sought.

                   11.5. No Assignment. This Agreement shall be bind-ing upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party, except the rights and obligations of the Company shall be assigned to the Surviving Corporation, and to any other corporation into which New Sub may subsequently be merged, whether formally or by operation of law.

                   11.6. Entire Agreement. Except as otherwise pro-vided herein, this Agreement and the agreements referenced herein and contemplated hereby embody the entire agreement and understanding between the parties relating to the subject mat-ter hereof and supersedes all prior agreements and understand-ings relating to such subject matter. There are no representa-tions, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement (including the Company Disclosure Statement and the Motorola Disclosure Statement), the Ancillary Agreements and any writings expressly required hereby.

                   11.7. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific perfor-mance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

                   11.8.  Remedies Cumulative.  Except as provided in
         Section 10.3 hereof, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                   11.9. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agree-ment or otherwise available in respect hereof at law or in eq-uity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not con-stitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compli-ance.

                   11.10. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be en-forceable by any Person or entity who or which is not a party hereto (other than, in the case of the indemnification provi-sions set forth in Article X, each Person entitled to be an Indemnified Party) or a permitted assign or successor to such party.

                   11.11. Public Announcements. Motorola and the Com-pany will agree upon the timing and content of the initial press release to be issued describing the execution of this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulation. To the extent reasonably re-quested by either party, each party will thereafter consult with and provide reasonable cooperation to the other in connec-tion with the issuance of further press releases or other pub-lic documents describing the transactions contemplated by this Agreement.

                   11.12. Governing Law. This Agreement and all dis-putes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

                   11.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

                   11.14. Knowledge. The term "knowledge" and any de-rivatives thereof when applied to any party to this Agreement shall refer only to the actual knowledge of that party (or in the case of a corporation, partnership or other entity, the actual knowledge of its executive officers), but no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party except that, with respect to Motorola's knowledge with respect to the Applicable SMR Business, the Applicable SMR As-sets, the Contributed Assets and the Assumed Liabilities such terms also shall refer to the knowledge of those persons who hold positions or discharge functions that would be held or discharged by persons acting as executive officers of the Applicable SMR Business if it were a separately incorporated entity.

                   11.15. Transactions Contemplated by this Agreement. The terms "transactions contemplated by this Agreement and the Ancillary Agreements" or "transactions contemplated by this Agreement" are not intended, and do not, include any trans-action that is or forms a part of the Currently Announced Transactions.

                   11.16. Dispute Resolution. In the event of any dis-pute arising with respect to this Agreement, prior to commenc-ing any litigation, the parties will attempt to resolve the matter through good faith consultations and negotiations. If those attempts fail, any party may demand mediation (the "De-mand Party") of such dispute by written notice (the "Mediation Notice") to the other party (the "Selecting Party"). (For pur-poses of this Section 11.16, Motorola and its Controlled Af-filiates shall be deemed one party and shall act together and the Company and its Controlled Affiliates shall be deemed one party and shall act together.) Within 15 days of receipt of the Mediation Notice the Selecting Party shall, by written no-tice to the Demand Party, propose a mediator. The Demand Party may not unreasonably withhold consent to such selection of a mediator, and both parties will share the cost of mediation equally. The parties may also agree to replace mediation with some other form of alternative dispute resolution ("ADR"), such as neutral fact finding or mini trial. If any dispute cannot be resolved by the parties through negotiation, mediation or other form of ADR within three months of the Mediation Notice, the dispute may be submitted to a Delaware court for resolu-tion. The use of any ADR procedures will not be construed un-der the doctrine of laches, waiver or estoppel to adversely affect the rights of any party. Nothing in this Section 11.16 will prevent either party from commencing formal litigation proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful, or (b) any delay resulting from efforts to mediate such dispute could result in serious and irreparable injury to such party.

                   IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

                                       NEXTEL COMMUNICATIONS, INC.



                                       By: /s/ Jack A. Markell



                                       MOTOROLA, INC.



                                       By: /s/ Theodore W. Schaffner



                                       ESMR, INC.



                                       By: /s/ Richard D. Severns



                                       ESMR SUB, INC.



                                       By: /s/ Richard D. Severns



                                       METRACOM TRUNKED RADIO COMMUNI-
                                       CATIONS SYSTEMS, INC.



                                       By: /s/ Phillip Cieslik

                                       MIJAC ENTERPRISES, INC.



                                       By: /s/ Phillip Cieslik



                                       MOTOROLA SF, INC.



                                       By: /s/ Phillip Cieslik



                                       MOTOROLA SMR, INC.



                                       By: /s/ Phillip Cieslik



                                       NATIONAL TOWER TRUNKING
                                       SYSTEMS, INC.



                                       By: /s/ Phillip Cieslik



                                       AIRWAVE COMMUNICATIONS CORP.



                                       By: /s/ Phillip Cieslik



                                       MOTOROLA CANADA LIMITED



                                       By: /s/ Carl R. Koenemann

                                       By: /s/ Joyce A. Borden Reed